AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1996


                                                      REGISTRATION NO. 333-01695
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 4

                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              OWENS & MINOR, INC.

             (Exact name of registrant as specified in its charter)

             Virginia                                                                54-1701843
   (State or other jurisdiction                                                   (I.R.S. Employer
of incorporation or organization)                                                Identification No.)


    EXACT NAME OF CO-REGISTRANT                         STATE OR OTHER JURISDICTION        I.R.S. EMPLOYER
    AS SPECIFIED IN ITS CHARTER                      OF INCORPORATION OR ORGANIZATION     IDENTIFICATION NO.
    Owens & Minor Medical, Inc.                                  Virginia                     54-0327460
National Medical Supply Corporation                              Delaware                     52-1539031
      Owens & Minor West, Inc.                                  California                    95-2032159
    Koley's Medical Supply, Inc.                                 Nebraska                     47-0274520
   Lyons Physician Supply Company                                  Ohio                       34-0369760
          A. Kuhlman & Co.                                       Michigan                     38-1967374
        Stuart Medical, Inc.                                   Pennsylvania                   25-1088734


                                 4800 COX ROAD
                           GLEN ALLEN, VIRGINIA 23060
                                 (804) 747-9794
         (Address, including zip code, and telephone number, including area code, of registrant's and co-registrants' principal executive offices)

                              DREW ST. J. CARNEAL
                                 4800 COX ROAD
                           GLEN ALLEN, VIRGINIA 23060
                                 (804) 747-9794
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

    C. PORTER VAUGHAN, III           GERALD S. TANENBAUM
      HUNTON & WILLIAMS            CAHILL GORDON & REINDEL
RIVERFRONT PLAZA -- EAST TOWER         80 PINE STREET
     951 EAST BYRD STREET         NEW YORK, NEW YORK 10005
RICHMOND, VIRGINIA 23219-4074          (212) 701-3000
        (804) 788-8200

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT AND CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT AND CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS                   Subject to Completion

                               Dated May 22, 1996


[OWENS & MINOR, INC. LOGO]

$150,000,000
     % SENIOR SUBORDINATED NOTES DUE 2006
INTEREST PAYABLE              AND
ISSUE PRICE:    %


The   % Senior Subordinated Notes due 2006 (the "Notes") are being offered (the
"Offering") by Owens & Minor, Inc., a Virginia corporation ("O&M" or the
"Company"). The Notes mature on          , 2006, unless previously redeemed.
Interest on the Notes is payable semiannually on          and          ,
commencing          , 1996. The Notes are not redeemable prior to          ,
2001, except as set forth below. The Notes will be redeemable at the option of
the Company, in whole or in part, at any time on or after          , 2001, at
the redemption prices set forth herein, together with accrued and unpaid
interest to the redemption date. In addition, prior to          , 1999, the
Company may redeem up to 33 1/3% of the principal amount of the Notes with the cash proceeds received by the Company from one or more sales of capital stock of the Company (other than Disqualified Stock (as defined)) at a redemption price
of   % of the principal amount thereof, plus accrued and unpaid interest to the redemption date; provided, however, that at least $100.0 million in aggregate principal amount of the Notes remains outstanding immediately after any such redemption.


Upon a Change of Control (as defined), the Company will be required to make an offer to purchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date.


The Notes will be general unsecured obligations of the Company and will rank subordinate in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Notes will be fully and unconditionally guaranteed on a joint and several basis (the "Guarantees") by all direct and indirect subsidiaries of the Company, other than O&M Funding Corp. The guarantors will consist of Owens & Minor Medical, Inc., National Medical Supply Corporation, Owens & Minor West, Inc., Koley's Medical Supply, Inc., Lyons Physician Supply Company, A. Kuhlman & Co. and Stuart Medical, Inc. (the "Guarantors"). The Notes will not be guaranteed by the Company's indirect subsidiary, O&M Funding Corp., the assets, equity and earnings of which are inconsequential to the Company. The Guarantees will be general unsecured obligations of the Guarantors and will rank subordinate in right of payment to all existing and future Guarantor Senior Indebtedness (as defined). The Notes and the Guarantees will rank PARI PASSU in right of payment with any other senior subordinated indebtedness of the Company and the Guarantors, respectively. At March 31, 1996, as adjusted to give effect to the transactions described herein under "Use of Proceeds and Refinancing," the Company would have had approximately $77.3 million of Senior Indebtedness outstanding, all of which would have been guaranteed by the Guarantors on a senior basis.


The Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.


SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                        PRICE TO                  UNDERWRITING              PROCEEDS TO
                                                        PUBLIC (1)                COMPENSATION (2)          COMPANY (1)(3)
Per Note                                                %                         %                         %
Total                                                   $                         $                         $

(1) Plus accrued interest, if any, from the date of issuance.
(2) The Company and the Guarantors jointly and severally have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $400,000.


The Notes are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by Cahill Gordon & Reindel, counsel for the Underwriters, and certain other conditions. The Underwriters withhold the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made against payment therefor, in
immediately available funds, on or about May   , 1996 at the offices of J.P.
Morgan Securities Inc., 60 Wall Street, New York, New York.


J.P. MORGAN & CO.

                DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                                       NATIONSBANC CAPITAL MARKETS, INC.

                                                WHEAT FIRST BUTCHER SINGER


May    , 1996

                                   [MAP HERE]
                           [OWENS & MINOR, INC. LOGO]


IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

No person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Guarantor or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that information contained herein is correct as of any time subsequent to its date.

                               TABLE OF CONTENTS


                                                         PAGE
Available Information.................................     4
Incorporation of Certain Documents by Reference.......     4
Prospectus Summary....................................     5
Risk Factors..........................................    12
Use of Proceeds and Refinancing.......................    16
Capitalization........................................    17
Selected Consolidated Financial Data..................    18
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.................    20



                                                         PAGE
Business..............................................    27
Management............................................    35
Description of the Notes..............................    38
Underwriting..........................................    58
Legal Matters.........................................    59
Experts...............................................    59
Index to Consolidated Financial Statements............   F-1

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such information can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part, or any amendments thereto, certain portions of which have been omitted pursuant to the Commission's rules and regulations. The information so omitted may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

The Company's principal executive offices are located at 4800 Cox Road, Glen Allen, Virginia 23060, telephone (804) 747-9794.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


The following documents filed by the Company with the Commission (File No. 1-9810) are incorporated herein by reference:



    (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995, including the Company's Form 10-K/A Amendment No. 1 to Form 10-K for the year ended December 31, 1995; and



    (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996.


All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Notes offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


The Company will furnish without charge upon request to each person to whom a copy of this Prospectus is delivered a copy of any or all of the documents specifically incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests should be addressed to: Drew St. J. Carneal, Owens & Minor, Inc., P.O. Box 27626, Richmond, Virginia 23261-7626 (telephone 804-747-9794).

                               PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO "O&M" OR THE "COMPANY" ARE TO OWENS & MINOR, INC., A VIRGINIA CORPORATION, AND ITS CONSOLIDATED SUBSIDIARIES. CAPITALIZED TERMS USED IN THIS SUMMARY UNDER THE CAPTION " -- THE OFFERING" AND NOT OTHERWISE DEFINED ARE DEFINED BELOW UNDER THE CAPTION "DESCRIPTION OF THE NOTES -- CERTAIN DEFINITIONS." REFERENCES HEREIN TO A PARTICULAR FISCAL YEAR OF THE COMPANY SHALL MEAN THE YEAR ENDED DECEMBER 31 OF THE STATED YEAR.

                                  THE COMPANY

O&M is one of the two largest distributors of medical/surgical supplies in the United States. The Company distributes approximately 300,000 finished medical/surgical products produced by approximately 3,000 manufacturers to over 4,000 customers from 48 distribution centers nationwide. The Company's customers are primarily hospitals, which account for approximately 90% of O&M's net sales, and also include alternate care facilities such as physicians' offices, clinics, nursing homes and surgery centers. The majority of the Company's sales consists of dressings, endoscopic products, intravenous products, needles and syringes, sterile procedure trays, surgical products and gowns, sutures and urological products.

The Company has significantly expanded its national presence over the last five years. This expansion resulted from both internal growth and acquisitions, including the acquisition of Stuart Medical, Inc. ("Stuart") in May 1994. Since 1991, the Company has grown from 27 distribution centers serving 37 states to 48 distribution centers serving 50 states. Over the same period, the Company's net sales increased at a 30.7% compound annual rate, from $1.0 billion in 1991 to $3.0 billion in 1995. For the first quarter of 1996, the Company generated net sales of $771.3 million, a 3.3% increase from the fourth quarter of 1995.

The Company's income from continuing operations increased at a 38.4% compound annual rate from $9.7 million in 1991 to $18.5 million in 1993 before decreasing to $7.9 million in 1994 and a loss of $11.3 million in 1995. For the first quarter of 1996, income from continuing operations increased to $1.5 million from a loss of $9.0 million (which loss included a $3.4 million nonrecurring restructuring charge, net of taxes) in the fourth quarter of 1995. Similarly, Adjusted EBITDA (as defined) increased at a 39.7% compound annual rate from $24.5 million in 1991 to $66.8 million in 1994, before decreasing to $41.9 million in 1995. For the first quarter of 1996, Adjusted EBITDA increased to $13.1 million from $4.0 million in the fourth quarter of 1995.

O&M believes that in 1995 sales of medical/surgical supplies in the United States approximated $30.0 billion and that approximately half of these sales were made through distributors, with the balance having been sold directly by manufacturers. In recent years, the medical/surgical supply distribution industry has grown due to the rising consumption of medical supplies and the increasing reliance by manufacturers and customers on distributors. This increasing reliance is driven by customers seeking to take advantage of cost savings achievable through the use of distributors. In addition, the healthcare industry has been characterized by the consolidation of healthcare providers into larger and more sophisticated entities that are increasingly seeking lower delivered product costs and incremental services through a broad distribution network capable of supplying their inventory management needs. These pressures have in turn driven significant and continuing consolidation within the medical/surgical supply distribution industry.

The Company is committed to providing its customers and suppliers with the most responsive, efficient and cost effective distribution system for the delivery of medical/surgical supplies and services. In order to meet this commitment, the Company has implemented the following strategy: (i) maintain market leadership and leverage the benefits of its national distribution capabilities; (ii) continue to be a low-cost provider of distribution services; (iii) increase sales to existing customers and obtain new customers by providing responsive customer service and offering a broad range of inventory management services; and (iv) enhance relationships with major medical/surgical supply manufacturers. The Company's strategy is based upon the following competitive strengths:

MARKET LEADER WITH NATIONWIDE DISTRIBUTION CAPABILITIES. The Company believes that its net sales in 1995 of $3.0 billion represented approximately 20% of the medical/surgical supply distribution industry. O&M is one of only three companies capable of distributing a broad line of medical/surgical supplies on a nationwide basis. The Company's size and market position enable it to serve large regional and national healthcare providers that wish to negotiate single contracts with their suppliers, establish close business relationships with and obtain incentives from its suppliers and benefit from economies of scale. The

Company intends to achieve ongoing sales growth by increasing penetration of existing customer accounts and obtaining additional customers both in existing and new geographic markets. The Company intends to expand selectively into new markets and to strengthen its operations in established markets by acquiring or opening distribution centers and increasing capacity and sales efforts at existing distribution centers.


EFFICIENT, LOW-COST DISTRIBUTOR. The Company believes that the efficient manner in which it distributes products, including the use of advanced warehousing, delivery and purchasing techniques, enables its customers to obtain products at a lower overall inventory carrying cost relative to purchases made directly from manufacturers or through many of the Company's competitors. A key aspect of this low-cost strategy is the Company's significant investment in advanced information technology ("IT") which includes automated warehousing technology and electronic data interchange ("EDI"). The Company's warehousing techniques, including the use of radio-frequency hand-held computers and bar-coded labels that identify location, routing and inventory picking and replacement, allow the Company to monitor inventory throughout its distribution system. The Company's focus on the timely exchange of information with its customers and suppliers has driven the introduction of new services, such as EDI, which expedite communications between the Company, its customers and its manufacturers thereby reducing the costs of such transactions as purchasing, invoicing, funds transfer and contract pricing.


The Company continually strives to lower its operating costs in order to maintain its position as a low-cost distributor. In 1994 and 1995, the Company realigned its distribution operations through the closure or consolidation of 12 distribution centers and the opening or expansion of 22 distribution centers. In addition, current initiatives include reconfiguring warehouse layouts and implementing an improved inventory forecasting system as well as converting from a centralized mainframe computer system to client/server technology. The Company believes that this realignment and these initiatives will lower inventory levels, reduce operating costs and provide increased levels of customer service.

STRONG CUSTOMER RELATIONSHIPS AND BROAD RANGE OF SERVICES. In 1995, the Company distributed medical/surgical products to over 4,000 customers. The Company focuses primarily on the high volume hospital supply market and, in 1995, sales to hospital customers accounted for approximately 90% of O&M's net sales. O&M believes that as a result of the large number of purchases relating to surgical procedures performed in hospitals, hospitals will continue to be the highest volume users of medical/surgical products. However, the Company recognizes that alternate care providers, such as physicians' offices, clinics, nursing homes and surgery centers, represent an important and growing market for medical/surgical supplies, and the Company will continue to serve this segment.

The Company believes its decentralized approach to customer relationships and its broad range of services are significant factors in attracting and retaining customers. The Company's decentralized approach is designed to provide individualized services to customers by giving the local management at each distribution center the discretion to set local operating procedures and to respond to customers' needs quickly and efficiently. Distribution center management has fiscal responsibility for its unit and the financial results of a distribution center directly affect its management's compensation.

The Company offers a broad array of services ranging from traditional distribution, such as twice a week delivery of bulk goods, to enhanced inventory management services. Such enhanced inventory management services include asset management consulting services and stockless and just-in-time programs designed to fill order requirements with a high degree of accuracy while optimizing inventory levels. The Company's services enable healthcare providers to reduce inventory carrying costs by efficiently and accurately delivering to them a complete line of medical/surgical products.


O&M's customer relationships include those with AmeriNet, Inc. ("AmeriNet"), Brigham & Women's Hospital, Columbia Healthcare Corporation ("Columbia"), The Hospital of the University of Pennsylvania, Johns Hopkins Health System, Massachusetts General Hospital, Ohio State University Hospital, Shands Hospital at The University of Florida, Stanford Health Services, University Hospital Consortium Services ("UHC"), University of California, Los Angeles Medical Center ("UCLA"), University of Nebraska Medical Center, University of
Texas -- M.D. Anderson Cancer Center, VHA Inc. ("VHA") and Yale-New Haven Hospital.


STRONG, LONG-STANDING MANUFACTURER RELATIONSHIPS. The Company is the only national distributor that does not manufacture or sell products under its own label and believes that this independence has enabled it to develop strong and mutually beneficial relationships with its suppliers. The Company believes that its size, strong, long-standing relationships and independence enable it to obtain attractive terms from manufacturers, including discounts for prompt payment, volume incentives and fees for customer sales information.

The Company continues to enhance its relationships with major medical/surgical supply manufacturers by developing closer, more efficient and interactive operational connections, such as EDI for purchasing. In addition, over the past two years, the Company has implemented its continuous inventory replenishment process ("CRP") with most of its major manufacturers. This process, which utilizes computer-to-computer interfaces, allows manufacturers to monitor daily sales and inventory levels so that they can automatically and accurately replenish the Company's inventory. In recent years, a significant increase in the number of stock keeping units ("SKUs") has greatly increased the inventory requirements of both distributors and healthcare providers. In response, the Company has recently implemented a joint marketing program with certain manufacturers, known as FOCUSSM. FOCUSSM will assist the Company's manufacturers and customers in limiting the number of SKUs carried by standardizing products within their systems, thereby reducing the number of comparable inventory items carried and the related cost. See "Business -- Asset Management."

The Company has relationships with virtually all major manufacturers of medical/surgical supplies and has long-standing relationships with manufacturers such as C.R. Bard, Inc. ("C.R. Bard"), Becton Dickinson and Company ("Becton Dickinson"), Johnson & Johnson Hospital Services, Inc. ("Johnson & Johnson"), Kendall Healthcare Products ("Kendall"), Kimberly Clark Professional Health Care ("Kimberly Clark") and 3M Health Care ("3M"). O&M is the largest distributor of each of these manufacturers' medical/surgical products.

                               RECENT PERFORMANCE

In May 1994, the Company acquired Stuart (the "Stuart Acquisition"), then the third largest distributor of medical/surgical supplies in the United States, with 1993 net sales of $890.5 million. In addition to expanding its customer base, the Stuart Acquisition significantly enhanced the Company's distribution capabilities in the Northeastern and Midwestern regions of the United States, thus strengthening the Company's national distribution capabilities.

In conjunction with the Stuart Acquisition, the Company implemented a restructuring plan designed to eliminate duplicate costs and increase efficiencies within the combined company. During 1994 and 1995, the Company incurred $42.8 million of nonrecurring restructuring expenses in connection with this restructuring plan. These expenses were comprised primarily of costs associated with eliminating, consolidating, relocating or expanding 12 distribution centers (which were specifically associated with the Stuart Acquisition), eliminating Stuart's headquarters operations, redesigning and implementing processes to adopt the best practices and systems of O&M and Stuart within the combined company and outsourcing the operation of the Company's mainframe computer system. The implementation of this restructuring plan was completed during the fourth quarter of 1995.

During 1995, the Company experienced a decline in profitability due to a decrease in the gross margin percentage and an increase in selling, general and administrative ("SG&A") expenses as a percentage of net sales. Gross margin as a percentage of net sales declined to 9.0% in 1995 from 9.7% in 1994. This decline in the gross margin percentage was primarily attributable to increased sales to larger accounts that were offered reduced pricing in return for the expectation of increased volume. To mitigate the decline in the gross margin percentage, the Company implemented price increases in December 1995 and the first quarter of 1996 that included both direct price increases as well as the introduction of charges for certain enhanced delivery and management services that were previously provided to certain customers at no additional cost. These increases were implemented with the goal of achieving an overall increase in the gross margin percentage equal to at least one percent of net sales. As a result of these measures, gross margin as a percentage of net sales increased to 9.6% in the first quarter of 1996 from 8.7% in the fourth quarter of 1995. Substantially all of the national healthcare network organizations ("Networks"), group purchasing organizations ("GPOs") and integrated healthcare systems ("IHSs") representing the majority of the Company's customers have agreed to the new price levels. The Company believes that sales growth from new accounts and penetration of existing accounts will more than offset any business lost as a result of the price increases, but such growth cannot be assured.

SG&A expenses as a percentage of net sales increased to 7.6% in 1995 from 6.9% in 1994. This increase in SG&A expenses as a percentage of net sales was primarily a result of increased personnel costs incurred in connection with new contracts providing for enhanced service levels and services not previously provided by the Company, a significant increase in the number of SKUs distributed by the Company, system conversions, opening or expanding 11 distribution centers and reconfiguring warehouse systems. In an effort to reduce SG&A expenses, O&M is reducing overtime and temporary employee costs, further reducing distribution center costs (including through the closure of two and the downsizing of five distribution centers, which resulted in $3.5 million of the Company's nonrecurring restructuring charges in the fourth quarter of 1995) and improving inventory management systems. As a result of these measures, the Company's SG&A expenses as a percentage of net sales decreased to 7.9% in the first quarter of 1996 from 8.2% in the fourth quarter of 1995.

                                THE REFINANCING


Concurrently with the completion of the Offering, the Company will enter into a $225.0 million revolving credit facility (the "New Senior Credit Facility") with a group of commercial banks and will use borrowings under the New Senior Credit Facility, together with the net proceeds from the Offering, to repay in full outstanding indebtedness under its existing $425.0 million revolving credit facility (the "Senior Credit Facility"). Pursuant to securitization agreements entered into on December 28, 1995 (the "Receivables Financing Facility"), a special-purpose subsidiary of the Company, is entitled to transfer, without recourse, certain of the Company's trade receivables and receive up to $75.0 million from such transfer for consideration that reflects a cost of funds at commercial paper rates plus a charge for administrative and credit support services. As of March 31, 1996, the Company had received $69.1 million under the Receivables Financing Facility, the proceeds of which were used to reduce amounts outstanding under the Senior Credit Facility. Following the completion of the Offering, the Receivables Financing Facility will be increased to a maximum of $150.0 million. Proceeds of the Receivables Financing Facility, as so increased, will be applied to reduce amounts outstanding under the New Senior Credit Facility. The Offering, the New Senior Credit Facility and the Receivables Financing Facility are collectively referred to as the "Refinancing."


                                  THE OFFERING


SECURITIES OFFERED..........................................  $150.0 million aggregate principal amount of    % Senior
                                                              Subordinated Notes due 2006.

MATURITY DATE...............................................            , 2006.

INTEREST PAYMENT DATES......................................  and              , commencing              , 1996.

OPTIONAL REDEMPTION BY THE COMPANY..........................  The Notes are not redeemable prior to              , 2001,
                                                              except as set forth below. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or
                                                              after              , 2001, at the redemption prices set forth
                                                              herein, together with accrued and unpaid interest to the
                                                              redemption date. In addition, prior to              , 1999, the
                                                              Company may redeem up to 33 1/3% of the principal amount of the
                                                              Notes with the cash proceeds received by the Company from one or more sales of capital stock of the Company (other than
                                                              Disqualified Stock) at a redemption price of    % of the
                                                              principal amount thereof, plus accrued and unpaid interest to the redemption date; provided, however, that at least $100.0 million in aggregate principal amount of the Notes remains outstanding immediately after any such redemption.

MANDATORY REDEMPTION BY THE COMPANY.........................  None.

RANKING.....................................................  The Notes will be general unsecured obligations of the Company and will rank subordinate in right of payment to all existing and future Senior Indebtedness of the Company, including
                                                              indebtedness under the New Senior Credit Facility. The Notes will rank PARI PASSU in right of payment with any other senior subordinated indebtedness of the Company.

GUARANTEES..................................................  The Notes will be fully and unconditionally guaranteed on a joint and several basis by all direct and indirect subsidiaries of the Company, other than O&M Funding Corp. ("OMF"). The
                                                              Guarantors will consist of Owens & Minor Medical, Inc. ("O&M
                                                              Medical"), National Medical Supply Corporation ("National
                                                              Medical"), Owens & Minor West, Inc. ("O&M West"), Koley's
                                                              Medical Supply, Inc. ("Koley's"), Lyons Physician Supply
                                                              Company ("Lyons"), A. Kuhlman & Co. ("Kuhlman") and Stuart. The
                                                              Notes will not be guaranteed by the Company's indirect
                                                              subsidiary OMF, the assets, equity and earnings of which are inconsequential to the Company. The Guarantees will be general unsecured obligations of the Guarantors and will rank
                                                              subordinate in right of payment to all existing and future
                                                              Guarantor Senior Indebtedness, including the Guarantors'
                                                              guarantees of the Company's indebtedness under the New Senior
                                                              Credit Facility. The Guarantees will rank PARI PASSU in right of payment with any other senior subordinated indebtedness of the Guarantors.

CHANGE OF CONTROL OFFER.....................................  Upon a Change of Control, the Company will be required to make an offer to purchase all outstanding Notes at 101% of the
                                                              principal amount thereof plus accrued and unpaid interest to the purchase date. The New Senior Credit Facility will prohibit the purchase of outstanding Notes prior to payment of the
                                                              borrowings under the New Senior Credit Facility. There can be no assurance that upon a Change of Control the Company will have sufficient funds to repurchase any of the Notes.

CERTAIN COVENANTS...........................................  The Indenture will contain certain covenants that, among other things, limit the ability of the Company or any of its
                                                              Subsidiaries to incur additional Indebtedness, make certain
                                                              Restricted Payments and Investments, create Liens, permit
                                                              dividend or other payment restrictions to apply to
                                                              Subsidiaries, enter into certain transactions with Affiliates or Related Persons, incur certain senior subordinated
                                                              indebtedness or consummate certain merger, consolidation or similar transactions. In addition, in certain circumstances, the Company will be required to offer to purchase Notes at 100%
                                                              of the principal amount thereof with the net proceeds of
                                                              certain asset sales. These covenants are subject to a number of significant exceptions and qualifications. See "Description of the Notes."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents summary consolidated financial data as of and for the three months ended March 31, 1996 and 1995 and as of and for each of the five years in the period ended December 31, 1995. The financial data of the Company as of and for each of the five years in the period ended December 31, 1995 were derived from the Company's audited consolidated financial statements. The financial data as of and for the three months ended March 31, 1996 and 1995 were derived from unaudited consolidated financial statements of the Company for such periods, which, in the opinion of management of the Company, reflect all adjustments (which are comprised only of normal recurring accruals and the use of estimates) necessary to present fairly the financial position and the results of operations for the unaudited periods. To conform to the 1995 presentation, certain amounts in prior years' financial data have been reclassified. The data should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto appearing elsewhere and incorporated by reference herein.


                                           THREE MONTHS ENDED
                                                MARCH 31,                             YEAR ENDED DECEMBER 31, (1)
                                               1996       1995             1995         1994         1993         1992         1991

IN THOUSANDS, EXCEPT RATIOS
STATEMENTS OF OPERATIONS DATA:
Net sales                                  $771,312   $747,095       $2,976,486   $2,395,803   $1,396,971   $1,177,298   $1,021,014
Cost of goods sold                          697,133    674,187        2,708,668    2,163,459    1,249,660    1,052,998      918,304
Gross margin                                 74,179     72,908          267,818      232,344      147,311      124,300      102,710
Selling, general and administrative
  expenses                                   61,040     53,561          225,897      165,564      107,771       91,371       78,191
Depreciation and amortization                 3,930      3,516           15,416       13,034        7,593        5,861        4,977
Interest expense, net(2)                      5,800      5,391           25,538       10,155        1,530        1,128        3,192
Discount on accounts receivable
  securitization                                744         --              641           --           --           --           --
Nonrecurring restructuring expenses(3)           --      2,661           16,734       29,594           --           --           --
Income (loss) from continuing operations
  before income taxes                         2,665      7,779          (16,408)      13,997       30,417       25,940       16,350
Income tax provision (benefit)                1,146      3,166           (5,100)       6,078       11,900       10,505        6,681
Income (loss) from continuing operations   $  1,519   $  4,613       $  (11,308)  $    7,919   $   18,517   $   15,435   $    9,669
Net income (loss)                          $  1,519   $  4,613       $  (11,308)  $    7,919   $   20,134   $   20,392   $   12,027

BALANCE SHEET DATA (END OF PERIOD):
Working capital                            $325,712   $355,216       $  331,663   $  281,788   $  139,091   $   99,826   $  122,675
Total assets                                848,401    918,343          857,803      868,560      334,322      274,540      311,786
Long-term debt                              313,206    323,304          323,308      248,427       50,768       24,986       67,675
Shareholders' equity                        237,695    258,621          235,271      256,176      136,943      116,659       97,091

SUPPLEMENTAL NON-GAAP DATA:
Adjusted EBITDA(4)                         $ 13,139   $ 19,347       $   41,921   $   66,780   $   39,540   $   32,929   $   24,519
Capital expenditures                          3,732      4,397           21,272        8,220        9,741        7,549        6,254

HISTORICAL RATIOS:
Adjusted EBITDA to interest expense,
  net(4)                                       2.01       3.59             1.60         6.58        25.84        29.19         7.68
Adjusted EBITDA minus capital
  expenditures to interest expense, net
  (deficiency)(4)                              1.44       2.77       $   (5,530)        5.77        19.48        22.50         5.72
Earnings to fixed charges
  (deficiency)(5)                              1.31       2.03       $  (16,408)        1.81         6.23         6.29         3.45

PRO FORMA RATIOS:
Adjusted EBITDA to interest expense,
  net(4)                                       1.68                        1.35
Adjusted EBITDA minus capital
  expenditures to interest expense, net
  (deficiency)(4)                              1.20                  $  (10,490)
Earnings to fixed charges
  (deficiency)(5)                              1.11                  $  (22,690)



FOOTNOTES ON FOLLOWING PAGE

(1) See Note 2 of Notes to Consolidated Financial Statements for a discussion of acquisitions and divestitures that may affect comparability of data.


(2) Interest expense, net, consists of interest expense net of finance charges received from customers of $1.2 million and $0.5 million for the first quarters of 1996 and 1995, respectively, and $3.8 million, $2.0 million, $1.4 million, $1.3 million and $1.1 million for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, respectively.

(3) In the first quarter of 1995 and the years ended December 31, 1995 and 1994, the Company incurred $2.7 million, $16.7 million and $29.6 million, respectively, of nonrecurring restructuring expenses related to its restructuring plan developed in conjunction with the Stuart Acquisition and the decision to close or downsize certain facilities in 1996. See Note 3 of Notes to Consolidated Financial Statements.


(4) Adjusted EBITDA represents income from continuing operations before income taxes, nonrecurring restructuring expenses, discount on accounts receivable securitization, interest expense, net, and depreciation and amortization. The Company has included Adjusted EBITDA to provide additional information related to the Company's ability to service debt. Adjusted EBITDA should not be considered as an alternative measure of the Company's net income, cash flow (both of which are determined in accordance with generally accepted accounting principles), operating performance or liquidity. For purposes of these ratios, interest expense, net, consists of interest expense net of finance charges received from customers and discount on accounts receivable securitization. The pro forma ratios give effect to the Refinancing (excluding $113,125 and $452,500 for the first quarter of 1996 and the year ended December 31, 1995, respectively, of amortization of deferred debt issuance costs).


(5) For purposes of computing this ratio, earnings consist of income (loss) from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, discount on accounts receivable securitization, amortization of debt issuance costs and one-third of rental expense (the portion considered representative of the interest factor). The pro forma ratio gives effect to the Offering and the application of the net proceeds therefrom to reduce outstanding indebtedness under the Senior Credit Facility (but not the other aspects of the Refinancing).

                                  RISK FACTORS


Prospective investors should consider carefully all the information contained and incorporated by reference in this Prospectus, including the following risk factors. This Prospectus contains forward-looking statements which are inherently uncertain. Actual results and events may differ significantly from those discussed in such forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, the following risk factors.


ABSENCE OF PROFITABLE OPERATIONS IN RECENT PERIODS

While the Company historically has been profitable, in the six months ended December 31, 1995, the Company sustained a pretax loss of $27.1 million and a net loss of $17.6 million (prior to payment of the dividend on the Company's outstanding preferred stock). The Company attributes these losses to declining gross margins and increasing SG&A expenses. While the Company has implemented certain measures to improve its operating performance, there can be no assurance that these measures will be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL LEVERAGE

The Company has had and after the consummation of the Refinancing will continue to have substantial indebtedness. As of March 31, 1996, after giving effect to the Refinancing, the Company's total indebtedness would have been $238.3 million. As of such date, the Company's shareholders' equity was $237.7 million, resulting in a pro forma total debt-to-total capitalization ratio of 50.1%. The Notes will be general unsecured obligations of the Company and will rank subordinate in right of payment to all existing and future Senior Indebtedness, including indebtedness under the New Senior Credit Facility. As of March 31, 1996, after giving effect to the Refinancing, the aggregate amount of Senior Indebtedness would have been approximately $77.3 million, all of which would have been borrowings under the New Senior Credit Facility. As of such date, the Company would have had, subject to certain restrictions, the ability to draw up to an additional $147.7 million of indebtedness under the New Senior Credit Facility. The Notes will rank senior in right of payment to the Company's $10.2 million 0% Subordinated Note. The Notes will not be secured by any assets of the Company or the Guarantors. See " -- Subordination of the Notes; Asset Encumbrances." The Indenture will limit but not restrict the ability of the Company and its subsidiaries to incur additional indebtedness, including Senior Indebtedness. See "Description of the Notes."

The level of the Company's indebtedness could have important consequences to holders of the Notes, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, debt service requirements, general corporate purposes or other purposes may be restricted or limited; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the Company's interest expense; (iii) the Company is more highly leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (iv) the Company's borrowings under the New Senior Credit Facility will accrue interest at a variable rate and charges under the Receivables Financing Facility reflect a variable rate, which, to the extent the Company has not entered into interest rate swap and cap agreements, could result in increased expense in the event of higher prevailing interest rates.

The Company's ability to make interest payments on the Notes will be dependent on the Company's future operating performance, which itself is dependent on a number of factors, many of which are beyond the Company's control. The Company's ability to repay the Notes at maturity will depend upon these same factors and the ability of the Company to raise additional funds. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Financial Condition, Liquidity and Capital Resources."

DEPENDENCE ON SALES TO CERTAIN CUSTOMERS

For 1995, sales to member hospitals of VHA, a Network, represented approximately 39.6% of the Company's net sales. During such year, Columbia, the largest investor-owned healthcare organization in the United States, and member hospitals of AmeriNet, a GPO, accounted for approximately 8.4% and 5.6%, respectively, of the Company's net sales. No other Network, GPO, IHS or individual customer accounted for as much as 5% of the Company's net sales during such year. Although the termination of the Company's relationship with VHA or AmeriNet would not necessarily result in the loss of all of the member hospitals of such Network or GPO as customers, such termination or the loss of Columbia as a customer could adversely affect the Company's results of operations. See "Business -- Customers."

COMPETITION


The medical/surgical supply distribution industry in the United States is highly competitive and consists of (i) three major, nationwide distributors, including the Company, Baxter International Inc. ("Baxter") and General Medical Corporation ("General Medical"), (ii) a few smaller, nationwide distributors and
(iii) a number of regional and local distributors. The Company is one of the two largest distributors of medical/surgical supplies in the United States. Competition within the medical/surgical supply distribution industry exists with respect to total delivered product cost, product availability and the ability to fill orders accurately, delivery time, efficient computer communication capabilities, services provided, breadth of product line and the ability to meet special requirements of customers. Further consolidation of medical/surgical supply distributors is expected to continue through the purchase of smaller distributors by larger companies as a result of competitive pressures in the marketplace. Increased competition from these and future competitors, including those having greater financial and other resources than the Company, could reduce sales and prices, adversely affecting the Company's results of operations. See "Business -- Industry Overview" and "Business -- Competition."


HEALTHCARE REFORM

In recent years, there have been a number of government initiatives to reduce healthcare costs. Congress and various state legislatures have proposed changes in law and regulation that could effect major restructuring of the healthcare industry. Changes in governmental support of healthcare services, the methods by which such services are delivered, the prices for such services or other legislation or regulations governing such services or mandated benefits may have a material adverse effect on the Company's results of operations. See
"Business -- Regulation."

HOLDING COMPANY STRUCTURE


The Company conducts business through its direct subsidiaries, O&M Medical and Stuart, and its indirect subsidiaries and has no operations of its own. The Company will be dependent on the cash flow from its subsidiaries in order to meet its debt service obligations, including its obligations under the Notes. The Company's direct and indirect Guarantor subsidiaries consist of O&M Medical, Stuart, National Medical, O&M West, Koley's, Lyons and Kuhlman. The Company's only non-Guarantor subsidiary is OMF. For a discussion of the enforceability of such Guarantees, see " -- Fraudulent Conveyance Considerations."


As a result of the holding company structure of the Company, the holders of the Notes will effectively rank junior to all creditors of each subsidiary of the Company that is not a Guarantor or as to which its Guarantee is not enforceable with respect to the assets of such subsidiaries. In the event of the dissolution, bankruptcy, liquidation or reorganization of any such subsidiary, the holders of the Notes will not receive any amounts in respect of the Notes until after the payment in full of the claims of the creditors of such subsidiary, including trade creditors.

RESTRICTIVE COVENANTS IN THE NEW SENIOR CREDIT FACILITY


The New Senior Credit Facility will contain material restrictions on the operation of the Company's business, including covenants restricting or limiting, among other things, the ability of the Company and certain subsidiaries to incur indebtedness; create liens on their property; guarantee obligations; alter the character of their business; consolidate, merge or purchase or sell assets; make investments or advance funds; prepay indebtedness; and transact business with affiliates. The New Senior Credit Facility also will contain certain financial covenants, including covenants relating to tangible net worth, cash flow coverage, current ratio, leverage ratio and fixed charge coverage ratio, as well as customary events of default. A breach of one or more covenants under such facility could result in the inability of the Company to borrow additional amounts under the New Senior Credit Facility and possibly an acceleration of the Company's obligations thereunder. In addition, a default under the Notes will constitute a default under the New Senior Credit Facility. During 1995 and early 1996, the Company sought and obtained waivers of non-compliance with, and amendments to, certain financial covenants, including covenants regarding consolidated net worth, fixed charge coverage ratio, leverage ratio and consolidated operating EBITDA (as defined in the Senior Credit Facility), contained in the instruments relating to the Senior Credit Facility. Prior to the Company's obtaining waivers, such non-compliance also could have prevented further use by the Company of the Receivables Financing Facility and certain interest rate swap and cap agreements entered into by the Company with respect to borrowings under the Senior Credit Facility. There can be no assurance that in the future the Company will not be required to seek waivers of non-compliance or amendments to the New Senior Credit Facility or other credit agreements in effect from time to time, or, if it is required to do so, that it will be able to obtain such waivers. See "Use of Proceeds and Refinancing."

SUBORDINATION OF THE NOTES; ASSET ENCUMBRANCES

The payment of principal of, premium, if any, and interest on the Notes will be subordinated, to the extent set forth in the Indenture, to the prior payment in full of all existing and future Senior Indebtedness of the Company, which includes the indebtedness under the New Senior Credit Facility, and all payments under the Guarantees will be subordinated, to the extent set forth in the Indenture, to the prior payment in full of all existing and future Guarantor Senior Indebtedness, which will include the Guarantors' guarantee of the indebtedness under the New Senior Credit Facility. Therefore, in the event of the liquidation, dissolution, reorganization or any similar proceeding regarding the Company, the assets of the Company will be available to pay obligations on the Notes only after Senior Indebtedness of the Company has been paid in full, and there may not be sufficient assets to pay amounts due on all or any of the Notes. In addition, the Company may not pay principal of, premium, if any, or interest on or any other amounts owing in respect of the Notes, make any deposit pursuant to defeasance provisions or purchase, redeem or otherwise retire the Notes if any Senior Indebtedness is not paid when due or any other default on Senior Indebtedness occurs and the maturity of such indebtedness is accelerated in accordance with its terms, unless such default has been cured or waived, any such acceleration has been rescinded or such indebtedness has been repaid in full. Moreover, under certain circumstances, if any non-payment default exists with respect to certain Senior Indebtedness, the Company may not make any payments on the Notes for a specified period of time, unless such default is cured or waived or such indebtedness has been repaid in full. Similar provisions apply in the case of the Guarantees. See "Description of the Notes -- Subordination." As of March 31, 1996, after giving effect to the Refinancing, the aggregate amount of Senior Indebtedness of the Company would have been approximately $77.3 million, and the Company would have had, subject to certain restrictions, the ability to draw up to an additional $147.7 million of Senior Indebtedness under the New Senior Credit Facility.


The Notes will not be secured by any of the Company's assets. Under the Indenture, subject to certain limitations, the Company is permitted to incur additional Senior Indebtedness that may be secured by assets of the Company. If the Company becomes insolvent or is liquidated, or if payment under any secured indebtedness is accelerated, the lenders under any secured Senior Indebtedness would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such indebtedness. Accordingly, such lenders would have a prior claim on such of the Company's assets. In any event, because the Notes will not be secured by any of the Company's assets, it is possible that there would be no assets remaining from which claims of the holders of the Notes could be satisfied or, if any such assets remained, such assets might be insufficient to satisfy such claims fully. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition, Liquidity and Capital Resources," "Description of the Notes -- Subordination" and Notes to Consolidated Financial Statements.


FRAUDULENT CONVEYANCE CONSIDERATIONS

Each Guarantor's Guarantee of the obligations of the Company under the Notes may be subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of such Guarantor. If a court were to find under relevant fraudulent conveyance statutes that, at the time the Notes were issued, (a) a Guarantor guaranteed the Notes with the intent of hindering, delaying or defrauding current or future creditors or (b)
(i) a Guarantor received less than reasonably equivalent value or fair consideration for guaranteeing the Notes and (ii)(A) was insolvent or was rendered insolvent by reason of such Guarantee, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital or (C) intended to incur, or believed that it would incur, obligations beyond its ability to pay as such obligations matured (as all of the foregoing terms are defined in or interpreted under such fraudulent conveyance statutes), such court could avoid or subordinate such Guarantee to presently existing and future indebtedness of such Guarantor and take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating such Guarantee. See "Description of the Notes -- The Guarantees."


To the extent any Guarantee was avoided as a fraudulent conveyance, limited as described above or held unenforceable for any other reason, holders of the Notes would, to such extent, cease to have a claim in respect of such Guarantee and, to such extent, would be creditors solely of the Company and any Guarantor whose Guarantee was not avoided, limited or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an avoided, limited or unenforceable Guarantee would be subject to the prior payment of all liabilities of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes.

NO MARKET FOR THE NOTES


Although the Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, the Notes are a new issue of securities, have no established trading market and may not be widely distributed. Although the Underwriters have informed the Company that they currently intend to make a market in the Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. See "Underwriting."

                        USE OF PROCEEDS AND REFINANCING

The net proceeds to the Company from the sale of the Notes offered hereby (after deducting underwriting discounts and commissions and other expenses of the Offering) are expected to be approximately $145.5 million. Such net proceeds will be used to repay a portion of the Company's outstanding indebtedness under the Senior Credit Facility. As of March 31, 1996, borrowings under the Senior Credit Facility totaled approximately $303.0 million and are expected to be approximately $310.0 million at the time of completion of the Offering. The Senior Credit Facility expires in April 1999. Borrowings under the Senior Credit Facility bear a floating rate of interest based on the prime rate of NationsBank, N.A. or the London Interbank Offered Rate ("LIBOR"). As of March 31, 1996, giving effect to the interest rate swap and cap agreements entered into by the Company, the effective interest rate for the Senior Credit Facility was 7.6%.

Concurrently with the completion of the Offering, the Company will enter into the New Senior Credit Facility with a group of commercial banks and will use borrowings of approximately $164.5 million under the New Senior Credit Facility, together with the net proceeds of the Offering of approximately $145.5 million, to repay in full outstanding indebtedness under the Senior Credit Facility. Borrowings under the New Senior Credit Facility will be general unsecured obligations of the Company, will rank senior in right of payment to the Notes and will be guaranteed by the Guarantors, which guarantees will be general unsecured obligations of the Guarantors and will rank senior in right of payment to the Guarantees. The New Senior Credit Facility will be a five-year facility. Borrowings under the New Senior Credit Facility will bear a floating rate of interest based on the prime rate of NationsBank, N.A. or LIBOR, which rate would have been 8.4% as of March 31, 1996, giving effect to the interest rate swap and cap agreements referred to above and the Refinancing. As of March 31, 1996, after giving effect to the Refinancing, the aggregate amount outstanding under the New Senior Credit Facility would have been approximately $77.3 million.


The New Senior Credit Facility will contain customary events of default, including default upon a change of control of the Company. It also will contain covenants limiting, among other things, the ability of the Company and certain subsidiaries to incur indebtedness, create liens on their property, guarantee obligations, alter the character of their business, consolidate, merge or purchase or sell assets, make investments or advance funds, prepay indebtedness and transact business with affiliates. The New Senior Credit Facility also will contain certain financial covenants, including covenants relating to tangible net worth, cash flow coverage, current ratio, leverage ratio and fixed charge coverage ratio.



Under the Receivables Financing Facility, OMF, a special-purpose subsidiary of the Company, is entitled, through December 1996, to transfer certain of the Company's trade receivables and receive up to $75.0 million from such transfer for consideration that reflects a cost of funds at commercial paper rates plus a charge for administrative and credit support services. As of March 31, 1996, the Company had received $69.1 million under the Receivables Financing Facility, the proceeds of which were used to reduce amounts outstanding under the Senior Credit Facility. Draws under the Receivables Financing Facility result in the absolute transfer, without recourse, of the trade receivables to an unaffiliated entity. Following the completion of the Offering, the Receivables Financing Facility will be increased to a maximum of $150.0 million and the facility will be available for use by the Company through May 1999. Proceeds of the Receivables Financing Facility of approximately $80.9 million, as so increased, will be applied to reduce amounts outstanding under the New Senior Credit Facility. The Company expects to receive the additional funds under the Receivables Financing Facility promptly following consummation of the increase in the Receivables Financing Facility to $150.0 million. The Company intends to seek extensions of the Receivables Financing Facility subsequent to May 1999. In the event funds are not available under the Receivables Financing Facility, it would be necessary for the Company to secure alternative financing from other sources and there can be no assurances as to availability of alternative financing at such time.

                                 CAPITALIZATION

The following table sets forth the consolidated capitalization of the Company at March 31, 1996, and as adjusted to give effect to the application of the net proceeds from the Offering together with borrowings under the New Senior Credit Facility to repay outstanding indebtedness under the Senior Credit Facility and to the application of additional proceeds from the Receivables Financing Facility to reduce amounts outstanding under the New Senior Credit Facility. See "Use of Proceeds and Refinancing."

                                                                                                      AS OF MARCH 31, 1996
IN THOUSANDS, EXCEPT PER SHARE AMOUNTS                                                             ACTUAL        AS ADJUSTED (1)

SHORT-TERM INDEBTEDNESS:
  Current maturities of long-term indebtedness                                                   $    722           $     722
LONG-TERM INDEBTEDNESS, LESS CURRENT MATURITIES:
  Notes payable to banks (Senior Credit Facility and New Senior Credit Facility)                  303,000              77,325
      % Senior Subordinated Notes due 2006                                                             --             150,000
  0% Subordinated Note                                                                             10,206              10,206
    Total long-term indebtedness                                                                  313,206             237,531
    Total indebtedness                                                                            313,928             238,253
SHAREHOLDERS' EQUITY:
  Preferred Stock, par value $100 per share; authorized -- 10,000 shares
    Series A; Participating Cumulative Preferred Stock; none issued                                    --                  --
    Series B; Cumulative Preferred Stock; 4.5%, convertible; issued and outstanding 1,150
     shares                                                                                       115,000             115,000
  Common Stock, par value $2 per share; authorized -- 200,000 shares; issued and
    outstanding -- 31,739 shares                                                                   63,478              63,478
  Paid-in capital                                                                                   3,978               3,978
  Retained earnings                                                                                55,239              55,239
    Total shareholders' equity                                                                    237,695             237,695
    Total capitalization                                                                         $551,623           $ 475,948

(1) The Receivables Financing Facility is not reflected on the balance sheet as indebtedness because the Company transfers, without recourse, the trade receivables. As of March 31, 1996, the Company had received $69.1 million under the Receivables Financing Facility, the proceeds of which were used to reduce amounts outstanding under the Senior Credit Facility.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents summary consolidated financial data as of and for the three months ended March 31, 1996 and 1995 and as of and for each of the five years in the period ended December 31, 1995. The financial data of the Company as of and for each of the five years in the period ended December 31, 1995 were derived from the Company's audited consolidated financial statements. The financial data as of and for the three months ended March 31, 1996 and 1995 were derived from unaudited consolidated financial statements of the Company for such periods, which, in the opinion of management of the Company, reflect all adjustments (which are comprised only of normal recurring accruals and the use of estimates) necessary to present fairly the financial position and the results of operations for the unaudited periods. To conform to the 1995 presentation, certain amounts in prior years' financial data have been reclassified. The data should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto appearing elsewhere and incorporated by reference herein.


                                          THREE MONTHS ENDED
                                               MARCH 31,                             YEAR ENDED DECEMBER 31, (1)
                                              1996       1995             1995         1994         1993         1992         1991

IN THOUSANDS, EXCEPT RATIOS

STATEMENTS OF OPERATIONS DATA:
Net sales                                 $771,312   $747,095       $2,976,486   $2,395,803   $1,396,971   $1,177,298   $1,021,014
Cost of goods sold                         697,133    674,187        2,708,668    2,163,459    1,249,660    1,052,998      918,304
Gross margin                                74,179     72,908          267,818      232,344      147,311      124,300      102,710
Selling, general and administrative
  expenses                                  61,040     53,561          225,897      165,564      107,771       91,371       78,191
Depreciation and amortization                3,930      3,516           15,416       13,034        7,593        5,861        4,977
Interest expense, net(2)                     5,800      5,391           25,538       10,155        1,530        1,128        3,192
Discount on accounts receivable
  securitization                               744         --              641           --           --           --           --
Nonrecurring restructuring expenses(3)          --      2,661           16,734       29,594           --           --           --
Total expenses                              71,514     65,129          284,226      218,347      116,894       98,360       86,360
Income (loss) before income taxes            2,665      7,779          (16,408)      13,997       30,417       25,940       16,350
Income tax provision (benefit)               1,146      3,166           (5,100)       6,078       11,900       10,505        6,681
Income (loss) from continuing
  operations                                 1,519      4,613          (11,308)       7,919       18,517       15,435        9,669
Discontinued operations                         --         --               --           --          911        5,687        2,358
Cumulative effect of change in
  accounting principles                         --         --               --           --          706         (730)          --
Net income (loss)                            1,519      4,613          (11,308)       7,919       20,134       20,392       12,027
Dividends on preferred stock                 1,294      1,294            5,175        3,309           --           --           --
Net income (loss) attributable to
  common stock                            $    225   $  3,319       $  (16,483)  $    4,610   $   20,134   $   20,392   $   12,027

BALANCE SHEET DATA (END OF PERIOD):
Working capital                           $325,712   $355,216       $  331,663   $  281,788   $  139,091   $   99,826   $  122,675
Total assets                               848,401    918,343          857,803      868,560      334,322      274,540      311,786
Long-term debt                             313,206    323,304          323,308      248,427       50,768       24,986       67,675
Shareholders' equity                       237,695    258,621          235,271      256,176      136,943      116,659       97,091
SUPPLEMENTAL NON-GAAP DATA:
Adjusted EBITDA(4)                        $ 13,139   $ 19,347       $   41,921   $   66,780   $   39,540   $   32,929   $   24,519
Capital expenditures                         3,732      4,397           21,272        8,220        9,741        7,549        6,254
HISTORICAL RATIOS:
Adjusted EBITDA to interest expense,
  net(4)                                      2.01       3.59             1.60         6.58        25.84        29.19         7.68
Adjusted EBITDA minus capital
  expenditures to interest expense, net
  (deficiency)(4)                             1.44       2.77       $   (5,530)        5.77        19.48        22.50         5.72
Earnings to fixed charges
  (deficiency)(5)                             1.31       2.03       $  (16,408)        1.81         6.23         6.29         3.45
PRO FORMA RATIOS:
Adjusted EBITDA to interest expense,
  net(4)                                      1.68                        1.35
Adjusted EBITDA minus capital
  expenditures to interest expense, net
  (deficiency)(4)                             1.20                  $  (10,490)
Earnings to fixed charges
  (deficiency)(5)                             1.11                  $  (22,690)


FOOTNOTES ON FOLLOWING PAGE

(1) See Note 2 of Notes to Consolidated Financial Statements for a discussion of acquisitions and divestitures that may affect comparability of data.


(2) Interest expense, net, consists of interest expense net of finance charges received from customers of $1.2 million and $0.5 million for the first quarters of 1996 and 1995, respectively, and $3.8 million, $2.0 million, $1.4 million, $1.3 million and $1.1 million for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, respectively.

(3) In the first quarter of 1995 and the years ended December 31, 1995 and 1994, respectively, the Company incurred $2.7 million, $16.7 million and $29.6 million, respectively, of nonrecurring restructuring expenses related to its restructuring plan developed in conjunction with the Stuart Acquisition and the decision to close or downsize certain facilities in 1996. See Note 3 of Notes to Consolidated Financial Statements.


(4) Adjusted EBITDA represents income from continuing operations before income taxes, nonrecurring restructuring expenses, discount on accounts receivable securitization, interest expense, net, and depreciation and amortization. The Company has included Adjusted EBITDA to provide additional information related to the Company's ability to service debt. Adjusted EBITDA should not be considered as an alternative measure of the Company's net income, cash flow (both of which are determined in accordance with generally accepted accounting principles), operating performance or liquidity. For purposes of these ratios, interest expense, net, consists of interest expense net of finance charges received from customers and discount on accounts receivables securitization. The pro forma ratios give effect to the Refinancing (excluding $113,125 and $452,500 for the first quarter of 1996 and the year ended December 31, 1995, respectively, of amortization of deferred debt issuance costs).


(5) For purposes of computing this ratio, earnings consist of income (loss) from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, discount on accounts receivable securitization, amortization of debt issuance costs and one-third of rental expense (the portion considered representative of the interest factor). The pro forma ratio gives effect to the Offering and the application of the net proceeds therefrom to reduce outstanding indebtedness under the Senior Credit Facility (but not the other aspects of the Refinancing).

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

O&M is one of the two largest distributors of medical/surgical supplies in the United States. The Company distributes approximately 300,000 finished medical/surgical products produced by approximately 3,000 manufacturers to over 4,000 customers from 48 distribution centers nationwide. The Company's customers are primarily hospitals, which account for approximately 90% of O&M's net sales, and also include alternate care facilities such as physicians' offices, clinics, nursing homes and surgery centers. The majority of the Company's sales consists of dressings, endoscopic products, intravenous products, needles and syringes, sterile procedure trays, surgical products and gowns, sutures and urological products.

In May 1994, the Company acquired Stuart, then the third largest distributor of medical/surgical supplies in the United States, with 1993 net sales of $890.5 million. In addition to expanding its customer base, the Stuart Acquisition significantly enhanced the Company's distribution capabilities in the Northeastern and Midwestern regions of the United States, thus strengthening the Company's national distribution capabilities.

In conjunction with the Stuart Acquisition, the Company implemented a restructuring plan designed to eliminate duplicate costs and increase efficiencies within the combined company. During 1994 and 1995, the Company incurred approximately $42.8 million of nonrecurring restructuring expenses in connection with this restructuring plan. These expenses were comprised primarily of costs associated with eliminating, consolidating, relocating or expanding 12 distribution centers (which were specifically associated with the Stuart Acquisition), eliminating Stuart's headquarters operations, redesigning and implementing processes to adopt the best practices and systems of O&M and Stuart within the combined company and outsourcing the operation of the Company's mainframe computer system. The implementation of the restructuring plan was completed during the fourth quarter of 1995.

During 1995, the Company experienced a decline in profitability due to a decrease in the gross margin percentage and an increase in SG&A expenses as a percentage of net sales. The decline in the gross margin percentage was primarily attributable to increased sales to larger accounts that were offered reduced pricing in return for the expectation of increased volume. To mitigate the decline in the gross margin percentage, the Company implemented price increases in December 1995 and the first quarter of 1996 that included both direct price increases as well as the introduction of charges for certain enhanced delivery and management services that were previously provided to certain customers at no additional cost. These increases were implemented with the goal of achieving an overall increase in the gross margin percentage equal to at least one percent of net sales. As a result of these measures, gross margin as a percentage of net sales increased to 9.6% in the first quarter of 1996 from 8.7% in the fourth quarter of 1995. Substantially all of the Networks, GPOs and IHSs representing the majority of the Company's customers have agreed to the new price levels. The Company believes that sales growth from new accounts and penetration of existing accounts will more than offset any business lost as a result of the price increases, but such growth cannot be assured.

The increase in SG&A expenses as a percentage of net sales was primarily a result of increased personnel costs incurred in connection with new contracts providing for enhanced service levels and services not previously provided by the Company, a significant increase in the number of SKUs distributed by the Company, system conversions, opening or expanding 11 distribution centers and reconfiguring warehouse systems. In an effort to reduce SG&A expenses, O&M is reducing overtime and temporary employee costs, further reducing distribution center costs (including through the closure of two and the downsizing of five distribution centers, which resulted in $3.5 million of the Company's nonrecurring restructuring charges in the fourth quarter of 1995) and improving inventory management systems. As a result of these measures, the Company's SG&A expenses as a percentage of net sales decreased to 7.9% in the first quarter of 1996 from 8.2% in the fourth quarter of 1995.

RESULTS OF OPERATIONS

The following table presents the Company's consolidated statements of operations on a percentage of net sales basis.


                                                                                  THREE MONTHS
                                                                                     ENDED
                                                                                   MARCH 31,              YEAR ENDED DECEMBER 31,
                                                                                  1996      1995         1995      1994      1993
Net sales                                                                        100.0%    100.0%       100.0%    100.0%    100.0%
Cost of goods sold                                                                90.4      90.2         91.0      90.3      89.5
Gross margin                                                                       9.6       9.8          9.0       9.7      10.5
Selling, general and administrative expenses                                       7.9       7.2          7.6       6.9       7.7
Depreciation and amortization                                                      0.5       0.5          0.5       0.6       0.5
Interest expense, net                                                              0.8       0.7          0.9       0.4       0.1
Discount on accounts receivable securitization                                     0.1        --           --        --        --
Nonrecurring restructuring expenses                                                 --       0.4          0.6       1.2        --
Total expenses                                                                     9.3       8.8          9.6       9.1       8.3
Income (loss) before income taxes                                                  0.3       1.0         (0.6)      0.6       2.2
Income tax provision (benefit)                                                     0.1       0.4         (0.2)      0.3       0.9
Income (loss) from continuing operations                                           0.2       0.6         (0.4)      0.3       1.3
Discontinued operations and cumulative effect of change in accounting
  principle                                                                         --        --           --        --       0.1
Net income (loss)                                                                  0.2%      0.6%        (0.4)%     0.3%      1.4%
Supplemental Non-GAAP Data:
Adjusted EBITDA                                                                    1.7%      2.6%         1.4%      2.8%      2.8%


FIRST QUARTER OF 1996 COMPARED WITH FIRST QUARTER OF 1995


NET SALES. Net sales increased 3.2% to $771.3 million in the first quarter of 1996 from $747.1 million in the first quarter of 1995 and $746.7 million in the fourth quarter of 1995. Approximately 50% of each of these increases was due to new accounts and increased penetration of existing accounts. The remainder was due to price increases from manufacturers passed on to customers and the price increases implemented by the Company during December 1995 and the first quarter of 1996. The Company believes that sales growth from new accounts and further penetration of existing accounts have more than offset, and will continue to offset, any business lost as a result of the price increases, but such growth and penetration cannot be assured.



GROSS MARGIN. Gross margin as a percentage of net sales declined to 9.6% in the first quarter of 1996 from 9.8% in the first quarter of 1995, but increased from 8.7% in the fourth quarter of 1995. The decrease from the first quarter of 1995 to the first quarter of 1996 was the result of an increase in sales to larger accounts that were offered reduced pricing in return for the expectation of increased volume, partially offset by the implementation of price increases during the fourth quarter of 1995 and the first quarter of 1996. The Company expects that its gross margin will increase as a percentage of net sales as the full impact of the price increases are realized in subsequent quarters. During the first quarter of 1996, the Company's LIFO (last-in, first-out) reserve increased by $2.7 million as compared to a $1.0 million increase in the first quarter of 1995. The increase is due primarily to higher inventory levels and price increases from manufacturers. The increases in the LIFO reserve did not have a significant impact on gross margin because the Company passes through price increases from manufacturers to its customers. The Company also anticipates growth in gross margin and net sales through increased utilization of an activity-based cost system that charges incremental fees for additional distribution and enhanced inventory management services such as more frequent deliveries and distribution of products in small units of measure. The Company believes the activity-based cost system will allow the Company's customers to make more informed decisions about the services they choose to purchase. There can be no assurance that the Company's pricing methods will produce increases in net sales or gross margin as a percentage of net sales in future periods.



SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses as a percentage of net sales increased to 7.9% in the first quarter of 1996 from 7.2% in the first quarter of 1995, but declined from 8.2% in the fourth quarter of 1995. The increase in SG&A expenses as a percentage of net sales as compared to the first quarter of 1995 was primarily a result of increased personnel costs incurred in connection with new contracts providing for enhanced service levels and services not previously provided by the Company, a significant increase in the number of SKUs distributed by the Company, system conversions, opening or expanding 11 distribution centers and reconfiguring warehouse systems.

The decline in SG&A expenses as a percentage of net sales in the first quarter of 1996 as compared to the fourth quarter of 1995 was a result of the completion of 22 warehouse reconfigurations during 1995 and the continued implementation of the following SG&A expense reduction initiatives. O&M has reduced overtime and temporary employee costs by improving productivity through performance tracking systems and functional best practices training programs. The Company expects to further reduce distribution center costs through the closure of two and the downsizing of five distribution centers which will be completed during the second quarter of 1996 (which resulted in $3.5 million of the Company's nonrecurring restructuring charges in the fourth quarter of 1995). The distribution center closures and downsizings should better align distribution center size and location with customer needs, establish operational efficiencies and reduce administrative costs. Finally, the Company continues to improve inventory management by completing the implementation of a new inventory forecasting system, reconfiguring warehouse systems and limiting the number of SKUs from multiple manufacturers distributed by the Company through the standardization of products. The Company intends to focus on the standardization of SKUs during 1996 and in future periods. Although the Company expects that limiting the number of equivalent SKUs distributed by the Company will enable it to reduce the handling costs of inventory, the impact of the Company's standardization initiatives cannot be assured.



DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by 11.8% in the first quarter of 1996 compared to the first quarter of 1995. This increase was due primarily to the Company's continued investment in improved IT. The Company anticipates similar increases in depreciation and amortization in 1996 associated with additional capital investment in IT.


INTEREST EXPENSE, NET. Interest expense, net of finance charge income of $1.2 million and $0.5 million in the first quarter of 1996 and the first quarter of 1995, respectively, increased from $5.4 million in the first quarter of 1995 to $5.8 million in the first quarter of 1996 primarily due to higher borrowing levels to fund increased working capital requirements and higher interest rates. Finance charge income represents payments from customers for past due balances on their accounts.

Management has taken, and will continue to take, action to reduce interest expense, including (i) completing the implementation of the Company's new inventory forecasting system in all distribution centers by mid-1996, (ii) limiting the number of SKUs from multiple manufacturers distributed by the Company and (iii) reducing the Company's effective interest rate through the off-balance sheet receivables securitization discussed below in the liquidity section. Total financing costs including the discount on the receivables securitization has declined from the fourth quarter of 1995 by $1.4 million.

INCOME TAXES. The Company had an income tax provision of $1.1 million in the first quarter of 1996 (representing an effective tax rate of 43.0%) compared with an income tax provision of $3.2 million in the first quarter of 1995 (representing an effective tax rate of 40.7%). The increase in effective tax rate was due to the Company's lower earnings level increasing the impact of certain nondeductible expenses such as goodwill amortization.

NET INCOME (LOSS). The Company earned net income of $1.5 million in the first quarter of 1996 compared to net income of $4.6 million in the first quarter of 1995. As previously discussed, the decline was due to the combination of a decline in gross margin as a percentage of net sales, an increase in SG&A expenses and an increase in interest expense. Although the Company has shown improvement from its fourth quarter 1995 net loss of $9.0 million (which loss included a $3.4 million nonrecurring restructuring charge, net of taxes) and the Company continues to pursue the initiatives previously discussed in an effort to improve the earnings of the Company, the impact of these initiatives on net income cannot be assured.


ADJUSTED EBITDA. Adjusted EBITDA as a percentage of net sales declined to 1.7% in the first quarter of 1996 from 2.6% in the first quarter of 1995, but increased from 0.5% in the fourth quarter of 1995.


YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994


NET SALES. Net sales increased 24.2% to $3.0 billion in 1995 from $2.4 billion in 1994. Assuming the Stuart Acquisition had occurred January 1, 1994, the increase would have been approximately 8.2% due to the additional sales volume from contracts entered into in 1993 and 1994 with large healthcare providers, such as Columbia, the United States Department of Defense and AmHS/Premier/Sun Health ("Premier"), and price increases from manufacturers which are normally passed on to customers.



GROSS MARGIN. Gross margin as a percentage of net sales declined to 9.0% in 1995 from 9.7% in 1994. The decrease was a result of the increase in sales to larger accounts that were offered reduced pricing in return for the expectation of increased volume. Gross margin was also negatively impacted in 1995 due to the increase in inventory levels requiring a LIFO (last-in, first-out) reserve. The reserve increased by $3.7 million in 1995 compared to $0.7 million in 1994. The Company has initiated several plans to offset the decline in the gross margin percentage, including recent price increases and the increasing utilization of an activity-based cost system designed to identify costs associated with certain delivery and management services to ensure that the Company charges its customers appropriately for incremental services such as more frequent deliveries and distribution of products in small units of measure. Substantially all of the Networks, GPOs and IHSs representing the majority of the Company's customers have agreed to the new price levels.



SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses as a percentage of net sales increased to 7.6% in 1995 from 6.9% in 1994. The increase in SG&A expenses as a percentage of net sales was primarily a result of increased personnel costs incurred in connection with new contracts providing for enhanced service levels and services not previously provided by the Company, a significant increase in the number of SKUs distributed by the Company, system conversions, opening or expanding 11 distribution centers and reconfiguring warehouse systems. SG&A expenses as a percentage of net sales also increased as a result of the Company's sales, marketing and operational efforts designed to maintain the VHA customer base and the concentration of management's effort to integrate the operations of Stuart. In an effort to reduce SG&A expenses, O&M is implementing the following measures (i) reduction of overtime and temporary employee costs by improving productivity through performance tracking systems and functional best practices training programs, (ii) further reduction of distribution center costs through the closure of two and the downsizing of five distribution centers (which resulted in $3.5 million of the Company's nonrecurring restructuring charges in the fourth quarter of 1995), and (iii) improvement of inventory management by completing the implementation of a new inventory forecasting system, reconfiguring warehouse systems and limiting the number of SKUs from multiple manufacturers distributed by the Company through the standardization of products.



DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by 18.3% in 1995 compared to 1994. This increase was due primarily to the Company's continued investment in improved IT and the amortization of goodwill and depreciation associated with the Stuart Acquisition. The Company anticipates similar increases in depreciation and amortization in 1996 associated with additional capital investment in IT.


INTEREST EXPENSE, NET. Interest expense, net of finance charge income of $3.8 million and $2.0 million in 1995 and 1994, respectively, increased from $10.2 million in 1994 to $25.5 million in 1995 primarily due to an increase in debt to finance the Stuart Acquisition, high inventory levels, the Company's restructuring plan and technology initiatives, as well as due to higher interest rates. Finance charge income represents payments from customers for past due balances on their accounts.

Management has taken action to reduce interest expense, including (i) completing the implementation of the Company's new inventory forecasting system in all distribution centers by mid-1996, (ii) limiting the number of SKUs from multiple manufacturers distributed by the Company and (iii) reducing its effective interest rate through alternative financing such as the off-balance sheet receivables securitization discussed below in the liquidity section.

NONRECURRING RESTRUCTURING EXPENSES. During 1995, the Company incurred $13.2 million of nonrecurring restructuring expenses related to the Company's restructuring plan developed in connection with the Stuart Acquisition and its related decision to outsource the management and operation of its mainframe computer system. The restructuring plan was completed during the fourth quarter of 1995. During the fourth quarter of 1995, the Company incurred additional nonrecurring restructuring charges of $3.5 million associated with its decision to close or downsize seven distribution centers in 1995 and 1996. These expenses were comprised primarily of costs associated with a reduction of employees (approximately $1.7 million), the write-down of non-cash assets (approximately $0.9 million) and other related exit costs (approximately $0.9 million). At December 31, 1995, the associated accrued liability balance was approximately $2.6 million.

INCOME TAXES. The Company had an income tax provision of $6.1 million in 1994 (representing an effective tax rate of 43.4%) compared with an income tax benefit of $5.1 million in 1995. A complete reconciliation of the statutory income tax rate to the Company's effective income tax rate is provided in Note 11 of Notes to Consolidated Financial Statements.

NET INCOME (LOSS). The Company incurred a net loss of $11.3 million in 1995 compared to net income of $7.9 million in 1994. Excluding the nonrecurring restructuring expenses and the related tax benefit, the Company incurred a net loss of $1.0 million in 1995. As previously discussed, the loss incurred during 1995 was due to the combination of a decline in gross margin percentage, an increase in SG&A expenses and an increase in interest expense. Although the initiatives previously discussed have been undertaken in an effort to improve the earnings of the Company, their impact cannot be assured.


ADJUSTED EBITDA. Adjusted EBITDA as a percentage of net sales declined to 1.4% in 1995 from 2.8% in 1994. Management is undertaking the actions discussed above under gross margin and SG&A expenses to improve Adjusted EBITDA as a percentage of net sales.

YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993

NET SALES. Net sales increased 71.5% to $2.4 billion in 1994 from $1.4 billion in 1993. Assuming the Stuart Acquisition occurred January 1, 1993, the increase would have been approximately 16.6%. The 16.6% increase was due primarily to new contracts with large healthcare providers, such as Columbia, the United States Department of Defense and Premier; a new distribution agreement with VHA, the Company's largest contract, which provided incentives to member hospitals to increase purchases from the Company; and the continued product line expansion by the Company. Sales under the VHA agreement grew to approximately $960.0 million, or 40.0% of net sales, in 1994 from approximately $459.6 million, or 32.9% of net sales, in 1993.

GROSS MARGIN. Gross margin as a percentage of net sales decreased to 9.7% in 1994 from 10.5% in 1993. The decrease was a result of the sales increases from large lower margin contracts.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses decreased to 6.9% of net sales in 1994 from 7.7% in 1993. This decrease was primarily the result of the initial synergies obtained from the Stuart Acquisition and the sales volume increases from large customers, such as VHA, Columbia and Premier.


DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by 71.7% in 1994 as compared to 1993, due primarily to the additional goodwill amortization and depreciation expenses related to the Stuart Acquisition and the depreciation of the Company's continued investment in new and improved IT.


INTEREST EXPENSE, NET. Interest expense, net of finance charge income of $2.0 million, increased $8.6 million to $10.2 million in 1994. The increase was due primarily to the debt increase related to the Stuart Acquisition and the increase in the Company's average interest rate on the Senior Credit Facility from 3.8% in 1993 to 5.6% in 1994. The rate increase was due to the overall rate increases in the lending markets. During 1994, the Company entered into interest rate swap and cap agreements to fix the interest rate on a portion of the Senior Credit Facility.


NONRECURRING RESTRUCTURING EXPENSES. As a result of the Stuart Acquisition and the Company's related decision to outsource the operation of its mainframe computer system, the Company implemented a restructuring plan. The plan was designed to eliminate duplicate costs within the Company by closing overlapping facilities and redesigning ineffective processes. During 1994, the Company incurred approximately $29.6 million of nonrecurring expenses related to the plan. These expenses were comprised primarily of (i) duplicate facility costs (approximately $15.2 million), including the cost of maintaining duplicate personnel and duplicate locations and the cost of converting Stuart divisions to O&M systems and processes, (ii) costs associated with redesigning and implementing processes and systems that optimize warehouse resources and revising existing processes and systems to utilize the most efficient practices of both companies to increase efficiencies within the combined company (approximately $7.1 million), including the development of both a client/server strategy and the requirements for forecasting and warehouse management systems, both necessary to accommodate the needs of the combined company, and (iii) costs associated with the conversion to an outsourced mainframe computer (approximately $7.3 million), including the cost of termination of leases and the incremental cost of transferring software licenses.


INCOME TAXES. The effective tax rate increased by 4.3 percentage points to 43.4% in 1994, due primarily to the nondeductible goodwill arising out of the Stuart Acquisition. A complete reconciliation of the statutory income tax rate to the Company's effective income tax rate is provided in Note 11 of Notes to Consolidated Financial Statements.

INCOME FROM CONTINUING OPERATIONS. Income from continuing operations decreased by $10.6 million due to the nonrecurring restructuring expenses previously discussed. Excluding these expenses, the Company's income from continuing operations increased by $7.3 million or 39.3%.


ADJUSTED EBITDA. Adjusted EBITDA as a percentage of net sales for each of 1994 and 1993 was 2.8%.


FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES


LIQUIDITY. The Company's liquidity position improved significantly during the first quarter of 1996. The increase was the result of improved earnings, reduced working capital requirements and the availability of additional financing sources. During 1995, several factors unfavorably impacted the Company's liquidity, including (i) increased working capital requirements, (ii) decreased earnings, (iii) restructuring expenses, and (iv) increased capital expenditures. The Company's use of cash for operating activities in prior years reflects the significant growth of the Company during those years. Cash was invested in additional inventory necessary for increased sales levels and higher receivables levels resulting therefrom. Due to the decline in growth of the Company in the first quarter of 1996, operating activities became a source of cash flow. Changes in trends of the

Company's cash used for operating activities are expected to be consistent with future growth and acquisition activities. The Company funded a majority of these cash requirements through bank borrowings under the Senior Credit Facility. At March 31, 1996, the Company had approximately $122.0 million of unused credit under the Senior Credit Facility.


On December 28, 1995, the Company entered into the Receivables Financing Facility to diversify its financing sources and to reduce its cost of funds. Pursuant to the Receivables Financing Facility, OMF, a special-purpose, wholly owned, non-operating subsidiary of the Company, is entitled to receive up to $75.0 million from an unrelated third party purchaser for consideration that reflects a cost of funds at commercial paper rates plus a charge for administrative and credit support services. As of March 31, 1996, the Company had received approximately $69.1 million under the Receivables Financing Facility, the proceeds of which were used to reduce amounts outstanding under the Senior Credit Facility.


Concurrently with the completion of the Offering, the Company will enter into the $225.0 million New Senior Credit Facility and will use borrowings under the New Senior Credit Facility, together with the net proceeds from the Offering, to repay in full outstanding indebtedness under the Senior Credit Facility. Following the completion of the Offering, the Receivables Financing Facility will be increased to a maximum of $150.0 million, the proceeds of which will be used to reduce amounts outstanding under the New Senior Credit Facility. See "Use of Proceeds and Refinancing." The Company expects that borrowings under the New Senior Credit Facility and proceeds from the Receivables Financing Facility will be sufficient to fund its working capital needs and long-term strategic growth plan, however this cannot be assured.



The Notes will be general unsecured obligations of the Company and will be guaranteed on a joint and several basis by all of the subsidiaries of the Company except for OMF. Separate financial statements of the Guarantors are not presented herein because the Guarantors will jointly and severally guarantee the Notes and the aggregate net assets, earnings and equity of the Guarantors are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis except for the de minimis assets, equity and earnings of OMF. The Company has no operations separate from its investment in its subsidiaries and all Guarantors are wholly owned subsidiaries. Separate financial statements for the Company and each of its subsidiaries are not presented as management believes that such financial statements are not material to investors.



To reduce the potential impact of increases in interest rates in the period before the issuance of the Notes, in March, April and May 1996, the Company entered into interest rate cap agreements with an aggregate notional value of $150.0 million. Under the interest rate cap agreements, the Company will receive from the bank counterparties on the determination dates the amounts by which the interest rate of the United States Government 10-Year Treasury Note exceeds various rates ranging from 6.8% to 7.0%. The determination dates of the transactions are May 30, 1996 and May 31, 1996.


During 1995 and early 1996, the Company sought and obtained waivers of non-compliance with, and amendments to, certain financial covenants included in the Senior Credit Facility. Prior to the Company's obtaining waivers, such non-compliance also could have prevented further use by the Company of the Receivables Financing Facility and certain interest rate swap and cap agreements entered into by the Company with respect to borrowings under the Senior Credit Facility. As of March 31, 1996, the Company was in compliance with all of the financial covenants included in the Senior Credit Facility. There can be no assurance that in the future the Company will not be required to seek waivers of non-compliance or amendments to the New Senior Credit Facility or other credit agreements in effect from time to time or, if it is required to do so, that it will be able to obtain such waivers. See "Use of Proceeds and Refinancing."


WORKING CAPITAL MANAGEMENT. For the first quarter of 1996, the Company's three-month average working capital turnover improved to 9.4 times from 8.3 times in the fourth quarter of 1995. This improvement was due to increased inventory turnover. On a three-month average, inventory turnover increased to
8.7 times from 8.2 times. This improvement was due to the continued implementation of the Company's client/server-based forecasting system scheduled for completion by the middle of 1996 and the limitation of the number of SKUs from multiple manufacturers distributed by the Company. In an effort to reduce accounts receivable levels, the Company has strengthened its methods of monitoring and enforcing contract payment terms and has tied a portion of its new sales force incentive program to reducing days sales outstanding. In 1995, the Company experienced a significant decline in working capital turnover with average working capital turnover of 8.3 times in the fourth quarter of 1995. This decline was the result of (i) increased service levels, (ii) increases in the number of SKUs carried by the Company, (iii) new customers, (iv) activities associated with rationalization of distribution centers, (v) the development and implementation of new computer systems, (vi) negotiation of favorable discount terms with vendors, which provide enhanced gross margin, but shorten payment terms, and (vii) the timing of purchasing patterns.



CAPITAL EXPENDITURES. Capital expenditures were approximately $3.7 million in the first quarter of 1996, of which approximately $3.1 million was for computer systems, including the continued conversion of certain applications from a mainframe computer system to client/server technology. Approximately 75% of the Company's $25.0 million of capital expenditures planned for 1996 will be for IT. The Company expects to continue to make this level of investment for the forseeable future. These capital expenditures are expected to be funded through cash flows from operations.


INFLATION. Inflation has not had a significant effect on the Company's results of operations or financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS. The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), ACCOUNTING FOR STOCK-BASED COMPENSATION, in October 1995. SFAS 123 prescribes accounting and reporting standards for all stock-based compensation plans. The new standard allows companies to continue to follow present accounting rules, which often result in no compensation expense being recorded, or to adopt the SFAS 123 fair-value-based method. The fair-value-based method will generally result in higher compensation expense based on the estimated fair value of stock-based awards on the grant date. Companies electing to continue following present accounting rules will be required to provide pro forma disclosures of net income and earnings per share as if the fair-value-based method had been adopted. The Company intends to continue following present accounting rules and to implement the new disclosure requirements in 1996 as required. The adoption of SFAS 123, therefore, will not impact the financial condition or results of operations of the Company.


In March 1995, FASB issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which is effective for fiscal years beginning after December 31, 1995. SFAS 121 prescribes accounting standards for
(i) the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and (ii) long-lived assets and certain identifiable intangibles to be disposed of. This standard requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS 121 in 1996 has not had a material impact on the financial condition or results of operations of the Company.

                                    BUSINESS

THE COMPANY

O&M is one of the two largest distributors of medical/surgical supplies in the United States. The Company distributes approximately 300,000 finished medical/surgical products produced by approximately 3,000 manufacturers to over 4,000 customers from 48 distribution centers nationwide. The Company's customers are primarily hospitals, which account for approximately 90% of O&M's net sales, and also include alternate care facilities such as physicians' offices, clinics, nursing homes and surgery centers. The majority of the Company's sales consists of dressings, endoscopic products, intravenous products, needles and syringes, sterile procedure trays, surgical products and gowns, sutures and urological products.

The Company has significantly expanded its national presence over the last five years. This expansion resulted from both internal growth and acquisitions, including the acquisition of Stuart in May 1994. For a discussion of other recent acquisitions, see Note 2 to Notes to Consolidated Financial Statements. Since 1991, the Company has grown from 27 distribution centers serving 37 states to 48 distribution centers serving 50 states. Over the same period, the Company's net sales increased at a 30.7% compound annual rate, from $1.0 billion in 1991 to $3.0 billion in 1995. For the first quarter of 1996, the Company generated net sales of $771.3 million, a 3.3% increase from the fourth quarter of 1995.

The Company's income from continuing operations increased at a 38.4% compound annual rate from $9.7 million in 1991 to $18.5 million in 1993 before decreasing to $7.9 million in 1994 and a loss of $11.3 million in 1995. For the first quarter of 1996, income from continuing operations increased to $1.5 million from a loss of $9.0 million (which loss included a $3.4 million nonrecurring restructuring charge, net of taxes) in the fourth quarter of 1995. Similarly, Adjusted EBITDA increased at a 39.7% compound annual rate from $24.5 million in 1991 to $66.8 million in 1994, before decreasing to $41.9 million in 1995. For the first quarter of 1996, Adjusted EBITDA increased to $13.1 million from $4.0 million in the fourth quarter of 1995.

The Company is committed to providing its customers and suppliers with the most responsive, efficient and cost effective distribution system for the delivery of medical/surgical supplies and services. In order to meet this commitment, the Company has implemented the following strategy: (i) maintain market leadership and leverage the benefits of its national distribution capabilities; (ii) continue to be a low-cost provider of distribution services; (iii) increase sales to existing customers and obtain new customers by providing responsive customer service and offering a broad range of inventory management services; and (iv) enhance relationships with major medical/surgical supply manufacturers. The Company's strategy is based upon the following competitive strengths:

MARKET LEADER WITH NATIONWIDE DISTRIBUTION CAPABILITIES. The Company believes that its net sales in 1995 of $3.0 billion represented approximately 20% of the medical/surgical supply distribution industry. O&M is one of only three companies capable of distributing a broad line of medical/surgical supplies on a nationwide basis. The Company's size and market position enable it to serve large regional and national healthcare providers that wish to negotiate single contracts with their suppliers, establish close business relationships with and obtain incentives from its suppliers and benefit from economies of scale. The Company intends to achieve ongoing sales growth by increasing penetration of existing customer accounts and obtaining additional customers both in existing and new geographic markets. The Company intends to expand selectively into new markets and to strengthen its operations in established markets by acquiring or opening distribution centers and increasing capacity and sales efforts at existing distribution centers.

EFFICIENT, LOW-COST DISTRIBUTOR. The Company believes that the efficient manner in which it distributes products, including the use of advanced warehousing, delivery and purchasing techniques, enables its customers to obtain products at a lower overall inventory carrying cost relative to purchases made directly from manufacturers or through many of the Company's competitors. A key aspect of this low-cost strategy is the Company's significant investment in advanced IT which includes automated warehousing technology and EDI. The Company's warehousing techniques, including the use of radio-frequency hand-held computers and bar-coded labels that identify location, routing and inventory picking and replacement, allow the Company to monitor inventory throughout its distribution system. The Company's focus on the timely exchange of information with its customers and suppliers has driven the introduction of new services, such as EDI, which expedite communications between the Company, its customers and its manufacturers thereby reducing the costs of such transactions as purchasing, invoicing, funds transfer and contract pricing.

The Company continually strives to lower its operating costs in order to maintain its position as a low-cost distributor. In 1994 and 1995, the Company realigned its distribution operations through the closure or consolidation of 12 distribution centers and the opening or expansion of 22 distribution centers. In addition, current initiatives include reconfiguring warehouse layouts and implementing an improved inventory forecasting system as well as converting from a centralized mainframe computer system to client/server technology. The Company believes that this realignment and these initiatives will allow lower inventory levels, reduce operating costs and provide increased levels of customer service.

STRONG CUSTOMER RELATIONSHIPS AND BROAD RANGE OF SERVICES. In 1995, the Company distributed medical/surgical products to over 4,000 customers. The Company focuses primarily on the high volume hospital supply market and, in 1995, sales to hospital customers accounted for approximately 90% of O&M's net sales. O&M believes that as a result of the large number of purchases relating to surgical procedures performed in hospitals, hospitals will continue to be the highest volume users of medical/surgical products. However, the Company recognizes that alternate care providers, such as physicians' offices, clinics, nursing homes and surgery centers, represent an important and growing market for medical/surgical supplies, and the Company will continue to serve this segment.

The Company believes its decentralized approach to customer relationships and its broad range of services are significant factors in attracting and retaining customers. The Company's decentralized approach is designed to provide individualized services to customers by giving the local management at each distribution center the discretion to set local operating procedures and to respond to customers' needs quickly and efficiently. Distribution center management has fiscal responsibility for its unit and the financial results of a distribution center directly affect its management's compensation.

The Company offers a broad array of services ranging from traditional distribution, such as twice a week delivery of bulk goods, to enhanced inventory management services. Such enhanced inventory management services include asset management consulting services and stockless and just-in-time programs designed to fill order requirements with a high degree of accuracy while optimizing inventory levels. The Company's services enable healthcare providers to reduce inventory carrying costs by efficiently and accurately delivering to them a complete line of medical/surgical products.


O&M's customer relationships include those with AmeriNet, Brigham & Women's Hospital, Columbia, The Hospital of the University of Pennsylvania, Johns Hopkins Health System, Massachusetts General Hospital, Ohio State University Hospital, Shands Hospital at The University of Florida, Stanford Health Services, UHC, UCLA, University of Nebraska Medical Center, University of Texas -- M.D. Anderson Cancer Center, VHA and Yale-New Haven Hospital.


STRONG, LONG-STANDING MANUFACTURER RELATIONSHIPS. The Company is the only national distributor that does not manufacture or sell products under its own label and believes that this independence has enabled it to develop strong and mutually beneficial relationships with its suppliers. The Company believes that its size, strong, long-standing relationships and independence enable it to obtain attractive terms from manufacturers, including discounts for prompt payment, volume incentives and fees for customer sales information.

The Company continues to enhance its relationships with major medical/surgical supply manufacturers by developing closer, more efficient and interactive operational connections, such as EDI for purchasing. In addition, over the past two years, the Company has implemented CRP with most of its major manufacturers. This process, which utilizes computer-to-computer interfaces, allows manufacturers to monitor daily sales and inventory levels so that they can automatically and accurately replenish the Company's inventory. In recent years, a significant increase in the number of SKUs has greatly increased the inventory requirements of both distributors and healthcare providers. In response, the Company has recently implemented a joint marketing program with certain manufacturers, known as FOCUSSM. FOCUSSM will assist the Company's manufacturers and customers in reducing the number of SKUs carried by standardizing products within their systems, thereby reducing the number of comparable inventory items carried and the related cost. See " -- Asset Management."

The Company has relationships with virtually all major manufacturers of medical/surgical supplies and has long-standing relationships with manufacturers such as C.R. Bard, Becton Dickinson, Johnson & Johnson, Kendall, Kimberly Clark and 3M. O&M is the largest distributor of each of these manufacturers' medical/surgical products.

INDUSTRY OVERVIEW

Distributors of medical/surgical supplies provide a wide variety of disposable medical and surgical products to healthcare providers, including hospitals, IHSs and alternate care providers. For a discussion of Networks, GPOs and IHSs and relevant pricing arrangements with these entities, see " -- Customers" and " -- Contracts and Pricing." Medical/surgical supplies do not include pharmaceuticals. The Company believes that in 1995 sales of medical/surgical supplies in the United States approximated $30.0 billion and that approximately half of these sales were made through distributors, with the balance having been sold directly by manufacturers. In 1995, hospitals and alternate care facilities purchased approximately $23.0 billion and $7.0 billion, respectively, of medical/surgical supplies. Sales of medical/surgical supplies are estimated to have grown at a compound annual growth rate of approximately 7% over the last three years. Factors contributing to this growth include an aging population, the availability of new healthcare procedures and new product introductions.

The healthcare industry has been characterized by the consolidation of healthcare providers into larger and more sophisticated entities that are increasingly seeking lower delivered product costs and incremental services through a broad distribution network capable of supplying their inventory management needs. The economies of scale that a distributor can generate by servicing a number of facilities should allow it to perform this service at a lower cost than an individual healthcare provider or manufacturer. Customers also benefit from a complete range of enhanced inventory management services developed by medical/surgical supply distributors that include CRP, asset management consulting and stockless and just-in-time inventory programs.

The above trends have driven significant and continuing consolidation in the medical/surgical supply distribution industry since the mid-1980s. The Company believes that large distributors with national geographic capabilities and broad product offerings are capturing market share from regional and local distributors. As the industry continues to consolidate, large distributors are selectively acquiring regional and local distributors whose facilities can provide access to new metropolitan areas or expand geographic coverage to serve existing national accounts more effectively.

The traditional role of a distributor involves warehousing and delivering medical/surgical supplies to a customer's loading dock. Increasingly, distributors have assumed the additional roles of asset managers and information managers. Larger distributors are offering a wide array of customized asset management services that many smaller distributors are unable to provide. In addition, as the ability of medical/surgical supply distributors to manage information becomes an increasingly important factor, the larger, national distributors will have a distinct advantage. The quality of information generated by a national distributor, in terms of its ability to discern utilization patterns across a broad spectrum of products, customers and locations, will be more useful to both manufacturers and customers than that of a local or regional distributor.

CUSTOMERS

The Company currently markets its distribution services to several types of healthcare providers, including hospitals, IHSs and alternate care providers. O&M contracts with these providers directly and through Networks and GPOs. In 1995, sales to hospital customers accounted for approximately 90% of O&M's net sales, and sales to alternate care providers accounted for approximately 10% of O&M's net sales. Sales to the Company's top ten Network or GPO customers represented approximately 60% of its net sales in 1995.

NATIONAL HEALTHCARE NETWORKS AND GROUP PURCHASING ORGANIZATIONS. Networks and GPOs are entities that act on behalf of a group of healthcare providers to obtain pricing and other benefits that the individual members may not be able to obtain. Hospitals, physicians and other types of healthcare providers have joined Networks and GPOs to obtain services from medical/surgical supply distributors ranging from discounted product pricing to logistical and clinical support in exchange for a fee. Networks and GPOs negotiate directly with both medical/surgical supply manufacturers and distributors on behalf of their members, establishing exclusive or multi-vendor relationships.

Because the combined purchasing volumes of their member institutions are very large, Networks and GPOs have the buying power to negotiate price discounts for the most commonly used medical/surgical products and logistical services. Accordingly, O&M believes that successful relationships with Networks and GPOs are central to the Company's ability to maintain market share.

Networks and GPOs do not issue purchase orders or collect funds on behalf of their members, and they cannot ensure that members will purchase their supplies from a given vendor. However, the buying power of Networks and GPOs is such that they are able to negotiate price discounts without having to guarantee minimum purchasing volumes. Members may belong to more than one Network or GPO, and they are also free to negotiate directly with distributors and manufacturers. As a result, healthcare providers often select the best pricing and other benefits from among those offered through several Networks and GPOs. Despite the inability of most Networks and GPOs to compel members to use O&M when it is the Network's or the GPO's primary distributor, O&M believes that, in such circumstances, the incentives for Network or GPO members to buy supplies through the Network's or GPO's contract with the Company are strong, and that these contracts yield significant sales volumes. The Company plans to continue to maintain and strengthen its relationships with selected Networks and GPOs as a means of securing its leading market position. The Company's Network or GPO customers include VHA, AmeriNet and UHC.


Since 1985, the Company has been a distributor for VHA, the nation's second largest Network for not-for-profit hospitals, representing over 1,200 healthcare organizations. In November 1994, VHA added Baxter as its fourth authorized VHA distributor and initiated a policy permitting the other three authorized VHA distributors, including the Company, to distribute certain Baxter-manufactured products. During 1995, members of VHA were given the opportunity to select one of four medical/surgical supply distributors as their authorized VHA distributor. The Company retained over 85% of its previous sales volume to VHA members. The loss of volume to VHA members has been partially offset by the gain in distributing Baxter's self-manufactured products to VHA members and by increasing market share within VHA facilities. Sales through VHA and AmeriNet represented approximately 39.6% and 5.6%, respectively, of the Company's net sales in 1995.

INTEGRATED HEALTHCARE SYSTEMS. An IHS is an organization which is composed of several healthcare providers that jointly offer a variety of healthcare services in a given market. These providers may be individual not-for-profit or investor-owned entities that are joined by a formal business arrangement, or they may all be part of the same legal entity. An IHS is distinguished by the fact that it is typically a network of different types of healthcare providers that are strategically located within a defined service area, and seek to offer a broad spectrum of healthcare services and comprehensive geographic coverage to a particular local market. Although an IHS may include alternate care facilities, hospitals remain the key component of any IHS.

O&M believes that IHSs will become increasingly important because of their expanding role in healthcare delivery and cost containment and their reliance upon the hospital, O&M's traditional customer, as a key component of their organizations. Individual healthcare providers within a multiple-entity IHS may be able to contract individually for distribution services; however, O&M believes that the providers' shared economic interests create strong incentives for participation in distribution contracts which are established at the system level. Additionally, single-entity IHSs are usually committed to using the primary distributor designated at the corporate level because they are all part of the same legal entity. Because the IHSs frequently rely on cost containment as a competitive advantage, IHSs have become an important source of demand for O&M's enhanced inventory management and other value-added services.

In February 1994, the Company was selected by Columbia, an investor-owned system of hospitals and alternate care facilities, as its primary distributor of medical/surgical supplies. Pursuant to its agreement with Columbia, the Company provides distribution and other inventory management process services to Columbia hospitals and other healthcare facilities. Columbia is the Company's largest customer owning over 300 hospitals and IHSs throughout the United States. Sales to Columbia represented approximately 8.4% of the Company's net sales in 1995. Other than VHA, AmeriNet and Columbia, no Network, GPO, IHS or individual customer accounted for as much as 5% of the Company's net sales during such year.

INDIVIDUAL PROVIDERS. In addition to contracting with healthcare providers at the IHS level and indirectly through Networks and GPOs, O&M contracts directly with healthcare providers, which include individual hospitals and alternate care facilities. Approximately 20% of the Company's net sales in 1995 resulted from sales to individual providers. In 1995, hospitals represented approximately 90% of the Company's net sales. Not-for-profit hospitals represented a majority of these facilities. The Company targets high-volume independent hospitals and those which are part of larger healthcare systems such as IHSs. The Company also markets to alternate care providers that are primarily owned by, or members of, an IHS. Sales to such alternate care customers comprised approximately 10% of the Company's net sales in 1995. The Company's hospital customers include, Brigham & Women's Hospital, The Hospital of the University of Pennsylvania, Johns Hopkins Health System, Massachusetts General Hospital, Ohio State University Hospital, Shands Hospital at The University of Florida, Stanford Health Services, UCLA, University of Nebraska Medical Center, University of Texas -- M.D. Anderson Cancer Center and Yale-New Haven Hospital.

CONTRACTS AND PRICING

Industry practice is for the healthcare providers to negotiate product pricing directly with manufacturers and then negotiate distribution pricing terms with distributors. Contracts in the medical/surgical supply distribution industry set forth the price at which products will be distributed, but generally do not require minimum volume purchases by customers and are terminable by the customer upon short notice. Accordingly, most of the Company's contracts with customers do not guarantee minimum sales volumes.


The majority of the Company's contracts, including the Company's contracts with most Networks, GPOs, IHSs and individual providers, compensate the Company on a fixed cost-plus percentage basis, under which a negotiated percentage distributor fee is added to the product cost agreed to by the customer and the manufacturer. In April 1994, however, the Company began to sell products to VHA-member hospitals and affiliates on a variable cost-plus percentage basis that varies according to the services rendered, the dollar volume of purchases and the percentage of the institution's total purchase volume that is directed to the Company. The Company has since entered into this type of pricing arrangement with other Networks and GPOs. As the Company's sales to a Network or GPO member institution grow, the cost-plus pricing charged to such customers decreases. The Company has recently negotiated contracts that charge incremental fees for additional distribution and enhanced inventory management services such as frequent deliveries and distribution of products in small units of measure. Although the Company's marketing and sales personnel based in the distribution centers negotiate local contracts and pricing levels with customers, management has established minimum pricing levels.


SERVICES

The Company's core competency is the timely and accurate delivery of bulk medical/surgical supplies at low cost. In addition to these core distribution services, the Company offers flexible delivery alternatives supported by inventory management services to meet the varying needs of its customers.

EDI is an integral component of the Company's business strategy. EDI includes computer-to-computer electronic data interchange for business transactions such as purchasing, invoicing, funds transfer and contract pricing. The Company encourages all customers to use EDI for product orders and, in some cases, imposes additional charges on customers who do not use EDI for purchasing. Approximately 75% of items ordered by the Company's customers are made through EDI. By expediting communication between the Company and its customers and manufacturers and reducing the use of paper for purchasing and invoicing, EDI enhances efficiencies and generates cost savings.

EDI and the Company's IT systems enable the Company to offer its customers the following services to minimize their inventory holding requirements. The Company offers these services at an additional charge to its customers.


    (Bullet) PANDAC(R). Since 1968, the Company has offered the PANDAC(R) wound closure management system that provides customers with an accurate evaluation of their current wound closure inventories and usage levels in order to reduce costs for wound closure products. The Company guarantees that PANDAC(R) will generate a minimum of 5% savings in total wound closure inventory expenditures during its first year of use.


    (Bullet) INTERACTIVE VALUE MODEL(TM). The Interactive Value Model(TM) is a software program that uses an interactive question and answer format to calculate potential cost savings achievable through the use of O&M's distribution services.

    (Bullet) STOCKPOINT(TM). Stockpoint is a just-in-time inventory management program designed to provide customers with delivery of products in a cost-efficient combination of bulk and lowest unit of measure.

    (Bullet) PALLET ARCHITECTURE LOCATION SYSTEM. The Pallet Architecture
             Location System provides a customized approach to the delivery of products by expediting the "put-away" functions at customer's stockrooms.

    (Bullet) TRACEPAK(TM). The Company, in partnership with DeRoyal Industries,
             Inc., packages medical/surgical supplies under the TracePak name for use by healthcare providers for specific medical/surgical procedures. TracePak(TM) reduces the time spent by healthcare personnel assembling medical/surgical supplies for such procedures.

    (Bullet) NET/GAIN(SM). The Company and Henry Schein, Inc. are developing a program called Net/GAIN(SM) to permit physician practices associated with an IHS to order medical and other supplies from the customized Net/GAIN(SM) product selection or from Henry Schein, Inc.'s extensive catalogue of products.

    (Bullet) COST TRAK(SM). Cost Trak(SM) is an activity-based costing program utilized to price value-added services accurately. By identifying costs associated with activities, Cost Trak(SM) enables customers to select the most cost-effective services.

SALES AND MARKETING

The Company's sales and marketing force is organized on a decentralized basis in order to provide individualized services to customers by giving the local sales force at each distribution center the discretion to respond to customers' needs quickly and efficiently. The sales and marketing force, which is divided into three tiers, consists of approximately 300 locally based sales personnel. In order to ensure that all of the Company's customers receive high levels of customer service, each tier of the sales force is dedicated to specific functions, including: developing relationships with large hospitals and IHS customers; targeting increased penetration of existing accounts; and providing daily support services. Corporate personnel and IT employees work closely with the local sales force to support the marketing of O&M's inventory management capabilities and the strengthening of customer relationships.

All sales and marketing personnel receive performance based compensation aligned with customer satisfaction and O&M's expectations. In addition, the Company, with the support of its suppliers, emphasizes quality and IT in comprehensive training programs for its sales and marketing force to sharpen customer service skills. In order to respond rapidly to its customers needs, all marketing and sales personnel are equipped with laptop computers that provide access to (i) order, inventory and payment status, (ii) customized reporting and data analysis and (iii) computer programs, such as the Interactive Value Model(TM) and PANDAC(R).

SUPPLIERS

The Company is the only national distributor that does not manufacture or sell products under its own label, and believes that this independence has enabled it to develop strong and mutually beneficial relationships with its suppliers. The Company believes that its size, strong, long-standing relationships and independence enable it to obtain attractive terms from manufacturers, including discounts for prompt payment, volume incentives and fees for customer sales information. These terms contribute significantly to the Company's gross margin.

The Company has relationships with virtually all major manufacturers of medical/surgical supplies and has long-standing relationships with manufacturers such as C.R. Bard, Becton Dickinson, Johnson & Johnson, Kendall, Kimberly Clark and 3M. O&M is the largest distributor of each of these manufacturers' medical/surgical products. Approximately 18.3% and 5.3% of the Company's net sales in 1995 were sales of Johnson & Johnson and Becton Dickinson products, respectively. In 1995, no other manufacturer accounted for more than 5% of the Company's net sales.

ASSET MANAGEMENT

INVENTORY

Due to the Company's significant investment in inventory to meet the rapid delivery requirements of its customers, efficient asset management is essential to the Company's profitability. O&M maintains inventories of approximately 300,000 finished medical/surgical products (up from less than 100,000 in 1992) produced by approximately 3,000 manufacturers. The significant increase in the number of SKUs has challenged distributors and healthcare providers to create more efficient inventory management systems.

The Company has responded to the significant increase in the number of SKUs by improving warehousing techniques, including the use of radio-frequency, hand-held computers and bar-coded labels that identify location, routing and inventory picking and replacement, which allow the Company to monitor inventory throughout its distribution systems. The Company is implementing additional programs to manage inventory including a state-of-the-art inventory forecasting system, warehouse slotting and reconfiguration techniques, CRP, FOCUS(SM) and vendor certification programs. The forecasting system uses historical information for the three prior years to predict the future demand for particular items thereby reducing the cost of carrying unnecessary inventory and increasing inventory turnover. As of March 31, 1996, 27 of the Company's distribution centers utilized the inventory forecasting system and the remaining distribution centers are expected to be utilizing it by mid-1996. The Company recently implemented FOCUS(SM), a joint marketing program with certain manufacturers. FOCUS(SM) will assist the Company's manufacturers and customers in limiting the number of SKUs carried by standardizing products within their systems, thereby reducing the number of comparable inventory items carried and the related cost. In its initial stage, FOCUS(SM) will target the most commonly used inventory items. The Company has initiated a vendor certification program that will require "preferred manufacturers" to satisfy minimum requirements such as purchasing by EDI, exceeding minimum fill rates and offering a flexible returned goods policy. O&M believes the increased efficiency resulting from vendor certification will reduce SG&A expenses.

ACCOUNTS RECEIVABLE

The Company's average days sales outstanding have been significantly less than the industry average as determined by the National Health Care Credit Group. The Company actively manages its accounts receivable to minimize credit risk and does not believe that credit risk associated with accounts receivable poses a risk to its results of operations. As part of the Refinancing, the Company entered into the Receivables Financing Facility. See "Use of Proceeds and Refinancing."

COMPETITION


The medical/surgical supply distribution industry in the United States is highly competitive and consists of (i) three major, nationwide distributors, including the Company, Baxter and General Medical, (ii) a few smaller, nationwide distributors and (iii) a number of regional and local distributors. Competition within the medical/surgical supply distribution industry exists with respect to total delivered product cost, product availability and the ability to fill orders accurately, delivery time, efficient computer communication capabilities, services provided, breadth of product line and the ability to meet special requirements of customers.


Regional and local distributors often provide high levels of customer service but are constrained by relatively high operating costs that are passed on to customers. The Company believes that the higher costs associated with purchasing through regional and local distributors will result in opportunities for the Company to augment its market share as customers continue to seek to lower costs.

Baxter manufactures medical/surgical supplies and distributes its own products as well as the products of other manufacturers primarily to the hospital and IHS market. General Medical distributes medical/surgical products under its own label as well as the products of other manufacturers. General Medical services alternate care facilities, such as physicians' offices, clinics, nursing homes and surgery centers, in addition to serving hospital customers and the wholesale hospital market.

In November 1995, Baxter announced its intention to distribute to its shareholders the stock of its subsidiary that conducts cost management, United States distribution and surgical products operations. The Company does not believe the Baxter restructuring will have a significant effect on the Company's competitive position in the industry.

DISTRIBUTION

The Company employs a decentralized approach to sales and customer service, operating 48 distribution centers throughout the United States. The Company's distribution centers currently provide products and services to customers in 50 states and the District of Columbia. The range of products and customer and administrative services provided by a particular distribution facility are determined by the characteristics of the market it serves. Most distribution centers are managed as separate profit centers. Most functions, including purchasing, customer service, warehousing, sales, delivery and basic financial tasks, are conducted at the distribution center and are monitored by corporate personnel. The Company believes that the decentralized nature of its distribution system provides customers with flexible and individualized service and contributes to overall cost reductions.

The Company delivers most medical/surgical supplies with a leased fleet of trucks. Parcel services are used to transport all other medical/surgical supplies. Distribution centers generally service hospitals and other customers within a 100 to 150 mile radius. The frequency of deliveries from distribution centers to principal accounts varies by customer account.

O&M continuously reevaluates the efficiency of its distribution system. During 1994 and 1995, the Company realigned its distribution operations through the closure or consolidation of 12 distribution centers and the opening or expansion of 22 distribution centers. The Company anticipates further reduction of costs through the closure of two and the downsizing of five distribution centers in 1995 and 1996.

O&M believes that its facilities are adequate to carry on its business as currently conducted. Except for the Greensburg, Pennsylvania and Youngstown, Ohio facilities, which are owned by the Company and held for sale and leaseback, all of the Company's distribution centers are leased from unaffiliated third parties.

INFORMATION TECHNOLOGY

O&M continuously invests in advanced IT, which includes automated warehousing technology and EDI, to increase efficiencies and facilitate the exchange of information with its customers and suppliers and thereby reduce costs to the Company, its suppliers and customers. Following the Stuart Acquisition, the Company expended significant resources to integrate Stuart's systems with those of the Company, including incorporating certain aspects of Stuart's IT, and to outsource the operation of the Company's mainframe computer system to Integrated Systems Solutions Corporation, an affiliate of International Business Machines Corporation. In 1994, the Company began a major initiative to convert its mainframe computer system to client/server technology.


The conversion to client/server technology will be completed over the next several years. The client/server technology will have several applications, including inventory forecasting, procurement, warehousing, order processing, accounts receivable, accounts payable and contract management. The Company began to implement the first of these applications, the inventory forecasting application, in the fourth quarter of 1995 and 27 distribution centers utilized this application as of March 31, 1996. The remaining distribution centers are expected to be utilizing this inventory forecasting application by mid-1996. Through client/server technology, the Company expects to improve significantly the efficiency of each distribution center. The Company's commitment to IT will enable it to serve profitably larger volumes of business and more complex contracts.

REGULATION

The medical/surgical supply distribution industry is subject to regulation by federal, state and local governmental agencies. Each of the Company's distribution centers is licensed to distribute medical/surgical supply products as well as certain pharmaceutical and related products. The Company must comply with regulations, including operating and security standards for each of its distribution centers, of the Food and Drug Administration, the Drug Enforcement Agency, the Occupational Safety and Health Administration, state boards of pharmacy and, in certain areas, state boards of health. The Company believes that it is in material compliance with all statutes and regulations applicable to distributors of medical/surgical supply products and pharmaceutical and related products, as well as other general employee health and safety laws and regulations.

The current government focus on healthcare reform and the escalating cost of medical care has increased pressures on all participants in the healthcare industry to reduce the costs of products and services. The Company does not believe that the continuation of these trends will have a significant effect on the Company's results of operations or financial condition.

EMPLOYEES

As of March 31, 1996, the Company employed approximately 3,150 full and 100 part-time employees. Approximately 40 employees are currently covered by a collective bargaining agreement at one of the Company's distribution centers. The Company believes that its relations with its employees are good.

O&M believes that on-going employee training is critical to employee performance. The Company emphasizes quality and technology in training programs designed to increase employee efficiency by sharpening overall customer service skills and by focusing on functional best practices.

LEGAL AND ADMINISTRATIVE


In May 1994, the Company acquired all the outstanding capital stock of Stuart through a statutory share exchange. Accordingly, Stuart, as a wholly owned subsidiary of the Company, retains all of its pre-acquisition liabilities. Beginning in 1994 and continuing to the present, Stuart has been named as a defendant along with manufacturers, healthcare providers and others in approximately 215 lawsuits, filed in various federal and state courts by multiple plaintiffs, based on alleged injuries attributable to the implantation of internal spinal fixation devices distributed by a specialty products division of Stuart from the early 1980s to December 1992 and prior to O&M's acquisition of Stuart in 1994. Most of the cases seek monetary damages in varying amounts. The great majority of these cases allege compensatory and punitive damages in an unspecified amount stated to be in excess of the jurisdictional minimum for the courts in which such cases are filed. A smaller group of cases seek specified damages ranging from $50,000 to $15,000,000. Many of these cases also seek the creation of a fund for medical research, prejudgment and post-judgment interest and costs of suit. Substantially, all of these cases have been transferred to, and consolidated for pretrial proceedings in, the Eastern District of Pennsylvania in Philadelphia under the style MDL DOCKET NO. 1014; IN RE ORTHOPEDIC BONE SCREW PRODUCTS LIABILITY LITIGATION. All such cases are in the preliminary stages. In addition, a motion has been filed to add Stuart and a number of other parties as additional defendants in approximately 10 additional lawsuits involving multiple plaintiffs. The Company believes that Stuart may be named as a defendant in additional similar lawsuits in the future.

Stuart did not manufacture internal spinal fixation devices. Based upon management's analysis of indemnification agreements between Stuart and the manufacturers involved, the Company believes that Stuart is entitled to indemnification by the manufacturers of the devices with respect to claims alleging defects in the products. The cases described above are being defended by the manufacturers' insurance carriers. The Company and Stuart are also contractually entitled to indemnification by the former shareholders of Stuart for any liabilities and related expenses incurred by the Company or Stuart in connection with the foregoing litigation. Because of the preliminary status of the lawsuits, the Company is unable at this time to determine with certainty whether Stuart may be held liable. In the event Stuart were to be held liable, the Company believes that Stuart's available insurance coverage together with the indemnification rights discussed above are adequate to cover any losses should they occur, and accordingly has created no reserve therefor. The Company is not aware of any uncertainty as to the availability and adequacy of such insurance or indemnification, although there can be no assurance that the manufacturers and former shareholders will have sufficient financial resources in the future to meet such obligations. The Company believes that, with or without regard to such indemnification or insurance, the likelihood is remote that any liability resulting from such litigation would have a material adverse effect on the Company's financial condition or results of operations.

The Company is party to various other legal actions that are ordinary and incidental to its business. While the outcome of legal actions cannot be predicted with certainty, based on its analysis of the indemnification agreements and insurance coverage available to the manufacturers as described above, management believes the outcome of these proceedings will not have a material adverse effect on the Company's financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below are the names, ages and positions and a brief description of the business experience of the Company's executive officers and directors.

NAME                                           AGE    POSITION IN THE COMPANY
G. Gilmer Minor, III                              55  Chairman of the Board, President, Chief Executive Officer
Craig R. Smith                                    44  Executive Vice President and Chief Operating Officer
Robert E. Anderson, III                           61  Executive Vice President, Planning and Business Development
Henry A. Berling                                  53  Executive Vice President, Partnership Development
Drew St. J. Carneal                               57  Senior Vice President, General Counsel and Secretary
Glenn J. Dozier                                   46  Senior Vice President, Finance, Chief Financial Officer
Josiah Bunting, III                               55  Director
R. E. Cabell, Jr.                                 72  Director
James B. Farinholt, Jr.                           61  Director
William F. Fife                                   74  Director
C. G. Grefenstette                                68  Director
Vernard W. Henley                                 66  Director
E. Morgan Massey                                  69  Director
James E. Rogers                                   50  Director
James E. Ukrop                                    58  Director
Anne Marie Whittemore                             50  Director

G. GILMER MINOR, III has been employed by the Company for 33 years since 1963 and has served as President since 1981 and Chief Executive Officer since 1984. In May 1994, he was elected Chairman of the Board. Mr. Minor also serves as a member of the Boards of Directors of Crestar Financial Corporation and Richfood Holdings, Inc.

CRAIG R. SMITH has been employed by the Company and National Healthcare and Hospital Supply Corporation, which was acquired by the Company in 1989, for 13 years. From 1990 to 1992, Mr. Smith served as Group Vice President for the western region. In January 1993, Mr. Smith assumed responsibilities of Senior Vice President, Distribution. Later in 1993, Mr. Smith assumed the new role of Senior Vice President, Distribution and Information Systems, and, in 1994, he was elected Executive Vice President, Distribution and Information Systems. In February 1995, Mr. Smith was promoted to Chief Operating Officer.

ROBERT E. ANDERSON, III has been employed by the Company for 29 years since 1967. Mr. Anderson was employed by the Company in the Medical/Surgical Division in sales and marketing and was elected Vice President in 1981. In October 1987, he was elected Senior Vice President, Corporate Development. In April 1991, Mr. Anderson was elected Senior Vice President, Marketing and Planning. In 1992, Mr. Anderson assumed a new role as Senior Vice President, Planning and Development and in 1994, he was elected Executive Vice President, Planning and Development. In May 1995, Mr. Anderson was elected Executive Vice President, Planning and Business Development.

HENRY A. BERLING has been employed by the Company for 30 years since 1966. Mr. Berling was employed by the Company in the Medical/Surgical Division and was elected Vice President in 1981 and Senior Vice President, Sales and Marketing, in 1987. In 1989, he was elected Senior Vice President and Chief Operating Officer. In 1991, Mr. Berling assumed a new role as Senior Vice President, Sales and Distribution. In 1992, Mr. Berling assumed the role of Senior Vice President, Sales and Marketing and in 1994, he was elected Executive Vice President, Sales and Customer Development. In May 1995, Mr. Berling was elected Executive Vice President, Partnership Development.

DREW ST. J. CARNEAL has been employed by the Company for seven years since 1989, when he joined the Company as Vice President and Corporate Counsel. From 1985 to 1988, he served as the Richmond City Attorney and, prior to that date, he was a partner in the law firm of Cabell, Moncure and Carneal. In 1989, he was elected Secretary, and in March 1990, Senior Vice President, Corporate Counsel and Secretary. In May 1995, the title Corporate Counsel was changed to General Counsel.

GLENN J. DOZIER has been employed by the Company for six years since 1990 in the position of Senior Vice President, Finance, Chief Financial Officer. In April 1991, he assumed the additional responsibility of Senior Vice President, Operations and Systems. In 1992, Mr. Dozier assumed a new role of Senior Vice President, Finance and Information Systems and Chief Financial Officer. In 1993, Mr. Dozier assumed the role of Senior Vice President, Finance, Chief Financial Officer. Prior to joining the Company, Mr. Dozier had been Chief Financial Officer and Vice President of Administration and Control since 1987 for AMF Bowling, Inc.

JOSIAH BUNTING, III is Superintendent of the Virginia Military Institute, Lexington, Virginia. From 1987 to 1995, he served as Headmaster of The Lawrenceville School. General Bunting has been a director since 1995 and is a member of the Audit and Strategic Planning Committees.

R.E. CABELL, JR. is retired (Of Counsel) from the law firm of Williams, Mullen, Christian & Dobbins. Mr. Cabell has been a director since 1962 and is Chairman of the Audit Committee and a member of the Executive Committee. Mr. Cabell also serves on the Board of Directors of the C.F. Sauer Company and is a Trustee of Hampden-Sydney College.

JAMES B. FARINHOLT, JR. is Special Assistant to the President for Business Development at Virginia Commonwealth University, including advising on commercialization of scientific discoveries. Additionally, he is Executive Vice President and Executive Director of the Virginia Biotechnology Research Park, which is affiliated with the University. From 1978 to 1995, Mr. Farinholt served as President of Galleher & Company, Inc., an investment company. Mr. Farinholt has been a director since 1974 and is Chairman of the Strategic Planning Committee and a member of the Audit and Executive Committees.

WILLIAM F. FIFE served as Executive Vice President of the Company from 1987 until his retirement in 1991. Mr. Fife has been a director of the Company since 1962 and is a member of the Audit and Executive Committees.

C. G. GREFENSTETTE is Chairman and Chief Executive Officer of The Hillman Company, diversified investments and operations. From 1989 to 1993, Mr. Grefenstette served as President and Chief Executive Officer of The Hillman Company. Mr. Grefenstette also serves on the Boards of Directors of The Hillman Company, The Hillman Foundation, The Polk Foundation, Inc., Duquesne University and PNC Bank Corp. Mr. Grefenstette has been a director of the Company since 1994 and is a member of the Audit and Strategic Planning Committees.


VERNARD W. HENLEY is Chairman of the Board and Chief Executive Officer of Consolidated Bank and Trust Company, Richmond, Virginia. Mr. Henley has been a director since 1993 and is a member of the Audit and Compensation & Benefits Committees.



E. MORGAN MASSEY is Chairman of Inter-American Coal, N.V. and Chairman Emeritus of A.T. Massey Coal Company, Inc., both coal companies. Mr. Massey served A.T. Massey Coal Company, Inc. as Chairman and Chief Executive Officer in 1991, and as President and Chief Executive Officer from 1972 to 1990. Mr. Massey has been a director since 1988 and is a member of the Compensation & Benefits and Strategic Planning Committees. Mr. Massey also serves on the Massey Cancer Center Advisory Board, Richmond, Virginia, as Vice Chairman of the U.S. Energy Association, Washington, D.C. and as a member of the Board of the University of Virginia Engineering Foundation. He is also Vice Chairman of the Marine Advisory Council of the Virginia Institute for Marine Science.


JAMES E. ROGERS is a Partner of SCI Investors Inc. and Chairman of Custom Papers Group Inc., a paper manufacturing company. From 1991 to 1992, Mr. Rogers served as President and Chief Executive Officer of Specialty Coatings International Inc. Prior to joining Specialty Coatings International in 1991, Mr. Rogers served as Senior Vice President and Group Executive of James River Corporation. Mr. Rogers has been a director since 1991 and is Chairman of the Compensation & Benefits Committee and a member of the Executive and Strategic Planning Committees. Mr. Rogers also serves on the Boards of Directors of Wellman, Inc. and Caraustar Industries, Inc.

JAMES E. UKROP is Vice Chairman and Chief Executive Officer of Ukrop's Super Markets, Inc., a retail grocery chain. Mr. Ukrop has been a director since 1987 and is a member of the Compensation & Benefits and Strategic Planning Committees. Mr. Ukrop also serves as a member of the Boards of Directors of Richfood Holdings, Inc. and Legg Mason, Inc.

ANNE MARIE WHITTEMORE is a partner in the law firm of McGuire, Woods, Battle & Boothe, L.L.P. Mrs. Whittemore has been a director since 1991 and is a member of the Executive and Compensation & Benefits Committees. Mrs. Whittemore also serves on the Boards of Directors of USF&G Corporation, James River Corporation,
T. Rowe Price Associates, Inc. and Albemarle Corporation.

As of March 31, 1996, the Company had outstanding 31,739,212 shares of Common Stock, par value $2.00 per share ("Common Stock"), 1,150,000 shares of Series B Preferred Stock, par value $100 per share ("Series B Preferred Stock"), and no shares of Series A Preferred Stock. As of April 19, 1996, all directors, executive officers and officers as a group beneficially owned approximately 23.6% of the outstanding shares of Common Stock. In January 1996, the 1,150,000 shares of Series B Preferred Stock, which originally were issued to the former shareholders of Stuart were acquired by Wilmington Securities, Inc. ("WS"). WS is a private investment company and an indirect, wholly owned subsidiary of The Hillman Company, a firm engaged in diversified investments and operations which is controlled by a trust for the benefit of Henry L. Hillman (the "HLH Trust"). The trustees of the HLH Trust are Henry L. Hillman, Elsie Hilliard Hillman and Mr. Grefenstette (the "HLH Trustees"). The HLH Trustees share voting and investment power with respect to the shares held of record by WS and may be deemed to be the beneficial owners of such shares. Mr. Grefenstette is the director elected by the holders of the Series B Preferred Stock.

                            DESCRIPTION OF THE NOTES


As used below in this "Description of the Notes" section, the "Company" means Owens & Minor, Inc., but not any of its subsidiaries, unless otherwise specified. The Notes are to be issued under an Indenture, to be dated as of May , 1996 (the "Indenture"), among the Company, the Guarantors and Crestar Bank, as Trustee (the "Trustee"). The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The statements under this caption relating to the Notes, the Guarantees and the Indenture are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. A copy of the proposed form of Indenture has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part.


GENERAL


The Notes will be general unsecured senior subordinated obligations of the Company, will be limited to $150 million aggregate principal amount and will rank subordinate in right of payment to all existing and future Senior Indebtedness of the Company and will be effectively subordinated to all existing and future indebtedness and other liabilities of subsidiaries of the Company which are not Guarantors. The Notes will rank PARI PASSU in right of payment with all other senior subordinated indebtedness of the Company. The Notes will be guaranteed on a joint and several basis by each of the Guarantors pursuant to the Guarantees described below. The Guarantees will be general unsecured senior subordinated obligations of the Guarantors and will rank subordinate in right of payment to all existing and future Guarantor Senior Indebtedness. The Guarantees will rank PARI PASSU in right of payment with all other existing and future senior subordinated indebtedness of the Guarantors. At March 31, 1996, as adjusted to give effect to the transactions described herein under "Use of Proceeds and Refinancing," the Company would have had approximately $77.3 million of Senior Indebtedness outstanding, all of which would have been borrowings under the Senior Credit Facility, which would have been guaranteed by the Guarantors on a senior basis. Secured creditors of the Company or any Guarantor will have a claim on the assets which secure such obligations prior to claims of the Holders of the Notes against those assets.



The Notes will mature on             , 2006 and will bear interest at the rate
per annum shown on the front cover of this Prospectus from the date of issuance or from the most recent interest payment date to which interest has been paid or
provided for. Interest will be payable semi-annually on          and          of
each year, commencing             , 1996, to the Person in whose name a Note is
registered at the close of business on the preceding          or          (each,
a "Record Date"), as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Holders must surrender the Notes to the paying agent for the Notes to collect principal payments. The Company will pay principal and interest by check and may mail interest checks to a Holder's registered address.


The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Initially, the Trustee will act as paying agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the registrar for the Notes.

OPTIONAL REDEMPTION

The Notes will be subject to redemption, at the option of the Company, in whole
or in part, at any time on or after             , 2001 and prior to maturity,
upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at his address appearing in the register for the Notes, in amounts of $1,000 or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of principal amount) plus accrued interest to but excluding the date fixed for redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on an interest payment date that is on or prior to the date fixed for redemption), if redeemed
during the 12-month period beginning             of the years indicated:


YEAR                                                      PERCENTAGE
2001                                                              %
2002
2003
2004 and thereafter                                          100.0

In addition, prior to     , 1999, the Company may redeem up to 33 1/3% of the
principal amount of the Notes with the net cash proceeds received by the Company from a public offering of Capital Stock of the Company (other than Disqualified Stock), at a redemption price (expressed as a percentage of the principal
amount) of      % of the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption; provided, however, that at least $100 million in aggregate principal amount of the Notes remains outstanding immediately after any such redemption (excluding any Notes owned by the Company or any of its Affiliates). Notice of redemption pursuant to this paragraph must be mailed to holders of Notes not later than 60 days following the consummation of such public offering.

Selection of Notes for any partial redemption shall be made by the Trustee, in accordance with the rules of any national securities exchange on which the Notes may be listed or, if the Notes are not so listed, PRO RATA or by lot or in such other manner as the Trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed before the date fixed for redemption to each holder of Notes to be redeemed at his or her registered address. On and after the date fixed for redemption, interest will cease to accrue on Notes or portions thereof called for redemption.

The Notes will not have the benefit of any sinking fund.

SUBORDINATION

The payment of the principal of, premium, if any, and interest on the Notes is subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full of all Senior Indebtedness.

Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, upon any dissolution or winding-up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due with respect to Senior Indebtedness (including any interest accruing subsequent to an event of bankruptcy to the extent that such interest is an allowed claim enforceable against the debtor under the Bankruptcy Law) shall first be paid in full, or payment provided for, before the Holders of the Notes or the Trustee on behalf of such Holders shall be entitled to receive any payment by the Company of the principal of, premium, if any, or interest on the Notes, or any payment to acquire any of the Notes for cash, property or securities, or any distribution with respect to the Notes of any cash, property or securities. Before any payment may be made by, or on behalf of, the Company of the principal of, premium, if any, or interest on the Notes upon any such dissolution or winding-up or liquidation or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Notes or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness (PRO RATA to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

No direct or indirect payment by or on behalf of the Company of principal of, premium, if any, or interest on the Notes, whether pursuant to the terms of the Notes, upon acceleration or otherwise, will be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Designated Senior Indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise (and the Trustee has received written notice thereof), and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Designated Senior Indebtedness. In addition, during the continuance of any non-payment default or non-payment event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated, and upon receipt by the Trustee of written notice (a "Payment Blockage Notice") from the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, then, unless and until such default or event of default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness has been discharged or repaid in full, no direct or indirect payment will be made by or on behalf of the Company of principal of, premium, if any, or interest on the Notes, except from those funds held in trust for the benefit of the Holders of any Notes to such Holders, during a period (a "Payment Blockage Period") commencing on the date of receipt of such notice by the Trustee and ending 179 days thereafter. Notwithstanding anything in the subordination provisions of the Indenture or the Notes to the contrary, (x) in no event will a Payment Blockage Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given and (y) in no event will a Payment Blockage Notice be effective for purposes thereof unless and until

360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. Not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. No default or event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default has been cured or waived for a period of not less than 90 consecutive days.

The failure to make any payment or distribution for or on account of the Notes by reason of the provisions of the Indenture described under this "Subordination" heading will not be construed as preventing the occurrence of an Event of Default described in clause (a), (b) or (c) of the first paragraph under " -- Events of Default."

By reason of the subordination provisions described above, in the event of insolvency of the Company, funds which would otherwise be payable to Holders of the Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to fully meet its obligations with respect to the Notes. Subject to the restrictions set forth in the Indenture, in the future the Company may issue additional Senior Indebtedness.

THE GUARANTEES

The Indenture will provide that each of the Guarantors will unconditionally guarantee on a joint and several basis all of the Company's obligations under the Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount PRO RATA, based on the net assets of each Guarantor determined in accordance with GAAP. Except as provided in " -- Covenants" below, the Company is not restricted from selling or otherwise disposing of any of the Guarantors.

The Indenture will provide that each Subsidiary of the Company in existence on the Issue Date (other than any Securitization Subsidiary) and each Material Subsidiary whether organized or acquired after the Issue Date (other than any Securitization Subsidiary) will become a Guarantor; PROVIDED, HOWEVER, that any Material Subsidiary acquired after the Issue Date which is prohibited from entering into a Guarantee pursuant to restrictions contained in any debt instrument or other agreement in existence at the time such Material Subsidiary was so acquired and not entered into in anticipation or contemplation of such acquisition shall not be required to become a Guarantor so long as any such restriction is in existence and to the extent of any such restriction.

The Indenture will provide that if the Notes are defeased in accordance with the terms of the Indenture, or if all or substantially all of the assets of any Guarantor or all of the Capital Stock of any Guarantor is sold (including by issuance or otherwise) by the Company or any of its Subsidiaries in a transaction constituting an Asset Disposition, and if (x) the Net Available Proceeds from such Asset Disposition are used in accordance with the covenant described under " -- Covenants -- Limitation on Certain Asset Dispositions" or
(y) the Company delivers to the Trustee an Officers' Certificate to the effect that the Net Available Proceeds from such Asset Disposition shall be used in accordance with the covenant described under " -- Covenants -- Limitation on Certain Asset Dispositions" and within the time limits specified by such covenant, then such Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged of its Guarantee obligations.

The obligations of each Guarantor under its Guarantee are subordinated to the prior payment in full of all Guarantor Senior Indebtedness of such Guarantor to substantially the same extent as the Notes are subordinated to Senior Indebtedness.

COVENANTS

The Indenture contains, among others, the following covenants:

LIMITATION ON INDEBTEDNESS

The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, Incur, directly or indirectly, any Indebtedness, except:
(i) Indebtedness of the Company or its Subsidiaries, if immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the net proceeds thereof, the Consolidated Cash Flow Ratio of the Company for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the Incurrence of such Indebtedness, calculated on a pro forma basis as if such Indebtedness had been Incurred on the first day of such four full fiscal quarters, would be greater than 2.00 to 1.00 if such Indebtedness is Incurred on or before December 31, 1997 and 2.25 to 1.00 if such Indebtedness is Incurred after December 31, 1997; (ii) Indebtedness of the Company, and guarantees of such Indebtedness by any Guarantor, Incurred under the Senior Credit Facility in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $225 million or (y) the sum of (A) 85% of Eligible Accounts Receivable and (B) 50% of Eligible Inventory; (iii) Indebtedness owed by the Company to any Wholly Owned Subsidiary of the Company or Indebtedness owed by a Subsidiary of the Company to the Company or a Wholly Owned Subsidiary of the Company (other than a Securitization Subsidiary); PROVIDED, HOWEVER, upon either (I) the transfer or other disposition by such Wholly Owned Subsidiary or the Company of any Indebtedness so permitted under this clause (iii) to a Person other than the Company or another Wholly Owned Subsidiary of the Company (other than a Securitization Subsidiary) or (II) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Wholly Owned Subsidiary to a Person other than the Company or another such Wholly Owned Subsidiary of the Company (other than a Securitization Subsidiary), the provisions of this clause (iii) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be; (iv) Indebtedness of the Company or its Subsidiaries under any interest rate or currency swap agreement to the extent entered into to hedge any other Indebtedness permitted under the Indenture and any interest rate swap agreement entered into in connection with any Qualified Securitization Transaction; (v) Indebtedness Incurred to renew, extend, refinance or refund (collectively for purposes of this clause (v) to "refund") any Indebtedness outstanding on the Issue Date and Indebtedness Incurred under the prior clause (i) above or the Notes; provided, however, that (I) such Indebtedness does not exceed the principal amount (or accrual amount, if less) of Indebtedness so refunded plus the amount of any premium required to be paid in connection with such refunding pursuant to the terms of the Indebtedness refunded or the amount of any premium reasonably determined by the Company as necessary to accomplish such refunding by means of a tender offer, exchange offer, or privately negotiated repurchase, plus the expenses of the Company or such Subsidiary incurred in connection therewith and (II)(A) in the case of any refunding of Indebtedness that is PARI PASSU with the Notes, such refunding Indebtedness is made PARI PASSU with or subordinate in right of payment to the Notes, and, in the case of any refunding of Indebtedness that is subordinate in right of payment to the Notes, such refunding Indebtedness is subordinate in right of payment to the Notes on terms no less favorable to the Holders than those contained in the Indebtedness being refunded, (B) in either case, the refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, does not have an Average Life that is less than the remaining Average Life of the Indebtedness being refunded and does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by the Company or a Subsidiary of the Company) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by the Company or a Subsidiary of the Company) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture described under " -- Change of Control" below and (C) any Indebtedness Incurred to refund any other Indebtedness is Incurred by the obligor on the Indebtedness being refunded or by the Company; (vi) Indebtedness of the Company or its Subsidiaries, not otherwise permitted to be Incurred pursuant to clauses (i) through (v) above, which, together with any other outstanding Indebtedness Incurred pursuant to this clause (vi), has an aggregate principal amount not in excess of $15 million at any time outstanding; and (vii) Indebtedness of the Company under the Notes and Indebtedness of the Guarantors under the Guarantees.

Notwithstanding anything in the Indenture to the contrary, the consummation of any Qualified Securitization Transaction shall not be deemed to be the Incurrence of Indebtedness by the Company or by any Subsidiary of the Company.

LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS

The Indenture will provide that (i) the Company will not directly or indirectly Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Notes and expressly rank subordinate in right of payment to any Senior Indebtedness and (ii) the Company will not permit any Guarantor to and no Guarantor will directly or indirectly Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Guarantee of such Guarantor and expressly rank subordinate in right of payment to any Guarantor Senior Indebtedness.

LIMITATION ON RESTRICTED PAYMENTS


The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of its Capital Stock or to the holders thereof, excluding any (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock), or
(y) in the case of any Subsidiary of the Company, dividends or distributions payable to the Company or a Subsidiary of the Company (other than a Securitization Subsidiary), (ii) purchase, redeem, or otherwise acquire or retire for value shares of Capital Stock of the Company or any of its Subsidiaries, any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or any of its Subsidiaries or any securities convertible or exchangeable into shares of Capital Stock of the Company or any of its Subsidiaries, excluding any such shares of Capital Stock, options, warrants, rights or securities which are owned by the Company or a Subsidiary of the Company (other than a Securitization Subsidiary), (iii) make any Investment in (other than a Permitted Investment), or payment on a guarantee of any obligation of, any Person, other than the Company or a Wholly Owned Subsidiary of the Company, or (iv) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Indebtedness which is subordinate in right of payment to the Notes (each of the transactions described in clauses (i) through (iv) (other than any exception to any such clause) being a "Restricted Payment") if at the time thereof: (1) an Event of Default, or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or (2) upon giving effect to such Restricted Payment, the Company could not Incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indenture described in clause (i) of " -- Limitation on Indebtedness" above, or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the Issue Date exceeds the sum of: (a) 50% of cumulative Consolidated Net Income of the Company (or, in the case cumulative Consolidated Net Income of the Company shall be negative, less 100% of such deficit) since the end of the fiscal quarter in which the Issue Date occurs through the last day of the fiscal quarter for which financial statements are available; plus (b) 100% of the aggregate net proceeds received after the Issue Date, including the fair market value of property other than cash (determined in good faith by the Board of Directors of the Company as evidenced by a resolution of such Board of Directors filed with the Trustee), from the issuance of Capital Stock (other than Disqualified Stock) of the Company and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Company (other than in respect of any such issuance to a Subsidiary of the Company) and the principal amount of Indebtedness of the Company or any of its Subsidiaries (other than a Securitization Subsidiary) that has been converted into or exchanged for Capital Stock of the Company which Indebtedness was Incurred after the Issue Date; plus
(c) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment; PROVIDED, HOWEVER, that at the time any such Investment is made the Company delivers to the Trustee a resolution of its Board of Directors to the effect that, for purposes of this " -- Limitation on Restricted Payments" covenant, such Investment constitutes a Restricted Payment made after the Issue Date; plus
(d) $4 million.


The foregoing provision will not be violated by (i) any dividend on any class of Capital Stock of the Company or any Subsidiary of the Company paid within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company or such Subsidiary, as the case may be, could have paid such dividend in accordance with the provisions of the Indenture, (ii) the renewal, extension, refunding or refinancing of any Indebtedness otherwise permitted pursuant to the terms of the Indenture described in clause (v) of " -- Limitation on Indebtedness" above, (iii) the exchange or conversion of any Indebtedness of the Company or any Subsidiary of the Company (other than a Securitization Subsidiary) for or into Capital Stock of the Company (other than Disqualified Stock of the Company), (iv) any payments, loans or other advances made pursuant to any employee benefit plans (including plans for the benefit of directors) or employment agreements or other compensation arrangements, in each case as approved by the Board of Directors of the Company in its good faith judgment, (v) the redemption of the Company's rights issued pursuant to the Amended and Restated Rights Agreement dated as of May 10, 1994, between the Company and Wachovia Bank of North Carolina, N.A., as Rights Agent, in an amount per right issued thereunder not to exceed that in effect on the Issue Date, (vi) so long as no Default or Event of Default has occurred and is continuing, any investment made with the proceeds of a substantially concurrent sale of Capital Stock of the Company (other than Disqualified Stock); PROVIDED, HOWEVER, that the proceeds of such sale of Capital Stock shall not be (and have not been) included in subclause (b) of clause (3) of the preceding paragraph, (vii) so long as no Default or Event of Default has occurred and is continuing, additional Investments constituting Restricted Payments in Persons or entities in the same line of business as the Company as of the Issue Date in an aggregate outstanding amount (valued at the cost thereof) not to exceed at any time $4 million, (viii) the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Capital Stock of the Company (other than Disqualified Stock); PROVIDED, HOWEVER, that the proceeds of such sale of Capital Stock shall not be (and have not been) included in subclause (b) of clause (3) of the preceding paragraph or (ix) so long as no Default or Event of Default has occurred and is continuing, the payment of cash dividends on (A) the Company's 4 1/2% Series B Cumulative Preferred Stock outstanding on the Issue Date in accordance with the terms of the Articles of Incorporation of the Company as in effect on the Issue Date and (B) the Company's Common Stock not to exceed $1.5 million in any fiscal quarter of the Company plus 4.5(cents) per quarter per share of Common Stock of the Company issued on conversion of the outstanding shares of the Company's 4 1/2% Series B Cumulative Preferred Stock (subject to adjustment). Each Restricted Payment described in clauses (i),
(iii), (iv), (v), (vii) and (ix) of the previous sentence shall be taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause (3) of the preceding paragraph.

LIMITATIONS CONCERNING DISTRIBUTIONS AND TRANSFERS BY SUBSIDIARIES

The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (i) pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any Subsidiary of the Company, (ii) make loans or advances to the Company or any Subsidiary of the Company or guarantee any Indebtedness of the Company or any of its Subsidiaries or (iii) transfer any of its property or assets to the Company or any Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (a) any agreement in effect on the Issue Date (including pursuant to the Senior Credit Facility and agreements entered into in connection therewith) as any such agreement is in effect on such date, (b) any agreement relating to any Indebtedness Incurred by such Subsidiary prior to the date on which such Subsidiary was acquired by the Company and outstanding on such date and not Incurred in anticipation or contemplation of becoming a Subsidiary and provided such encumbrance or restriction shall not apply to any assets of the Company or its Subsidiaries other than such Subsidiary, (c) customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; PROVIDED, HOWEVER, that such encumbrance or restriction is applicable only to such Subsidiary or assets, (d) an agreement effecting a renewal, exchange, refunding, amendment or extension of Indebtedness Incurred pursuant to an agreement referred to in clause (a) or (b) above; PROVIDED, HOWEVER, that the provisions contained in such renewal, exchange, refunding, amendment or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement that is the subject thereof in the reasonable judgment of the Board of Directors of the Company as evidenced by a resolution of such Board of Directors filed with the Trustee, (e) the Indenture, (f) applicable law, (g) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Subsidiary of the Company, (h) Indebtedness or any other contractual requirements (including pursuant to any corporate governance documents in the nature of a charter or by-laws) of a Securitization Subsidiary arising in connection with a Qualified Securitization Transaction; PROVIDED, HOWEVER, that any such encumbrance or restriction applies only to such Securitization Subsidiary, (i) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (iii) of this covenant or (j) restrictions of the type referred to in clause (iii) of this covenant contained in security agreements securing Indebtedness of a Subsidiary of the Company to the extent that such Liens were otherwise incurred in accordance with " -- Limitation on Liens" below and restrict the transfer of property subject to such agreements.

LIMITATION ON LIENS

The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, Incur any Lien on or with respect to any property or assets of the Company or any Subsidiary of the Company owned on the Issue Date or thereafter acquired or on the income or profits thereof to secure Indebtedness without making, or causing such Subsidiary to make, effective provision for securing the Notes (and, if the Company shall so determine, any other Indebtedness of the Company or such Subsidiary, including Indebtedness which is subordinate in right of payment to the Notes; PROVIDED, HOWEVER, that Liens securing the Notes and any Indebtedness PARI PASSU with the Notes are senior to such Liens securing such subordinated

Indebtedness) equally and ratably with such Indebtedness or, in the event such Indebtedness is subordinate in right of payment to the Notes or the Guarantees, prior to such Indebtedness, as to such property or assets for so long as such Indebtedness shall be so secured. The foregoing restrictions shall not apply to
(i) Liens securing Senior Indebtedness of the Company or Guarantor Senior Indebtedness; (ii) Liens securing only the Notes; (iii) Liens in favor of the Company; (iv) Liens to secure Indebtedness Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Liens; PROVIDED, HOWEVER, that (a) the aggregate principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item, (c) the Indebtedness secured by such Lien is Incurred by the Company or its Subsidiary within 180 days of the acquisition, construction or improvement of such property and (d) the Incurrence of such Indebtedness is permitted by the provisions of the Indenture described under " -- Limitation on Indebtedness" above; (v) Liens on property existing immediately prior to the time of acquisition thereof (and not created in anticipation or contemplation of the financing of such acquisition); (vi) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company (and not created in anticipation or contemplation thereof); (vii) Liens on property of the Company or any Subsidiary of the Company in favor of the United States of America, any state thereof, or any instrumentality of either to secure payments pursuant to any contract or statute; (viii) Liens granted in connection with any Qualified Securitization Transaction; (ix) Liens existing on the Issue Date securing Indebtedness existing on the Issue Date; (x) Liens to secure Indebtedness Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, any Indebtedness secured by Liens referred to in the foregoing clauses (i)-(ix) so long as such Liens do not extend to any other property and the principal amount of Indebtedness so secured is not increased except for the amount of any premium required to be paid in connection with such renewal, refinancing or refunding pursuant to the terms of the Indebtedness renewed, refinanced or refunded or the amount of any premium reasonably determined by the Company as necessary to accomplish such renewal, refinancing or refunding by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of the Company or such Subsidiary incurred in connection with such renewal, refinancing or refunding; and (xi) Liens in favor of the Trustee as provided for in the Indenture on money or property held or collected by the Trustee in its capacity as Trustee.

LIMITATION ON CERTAIN ASSET DISPOSITIONS


The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make one or more Asset Dispositions for aggregate consideration of, or in respect of assets having an aggregate fair market value of, $5 million or more in any 12-month period, unless: (i) the Company or the Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the fair market value of the assets sold or disposed of as determined by the Board of Directors of the Company in good faith and evidenced by a resolution of such Board of Directors filed with the Trustee;
(ii) not less than 75% of the consideration for the disposition consists of cash or readily marketable cash equivalents or the assumption of Indebtedness (other than non-recourse Indebtedness or any Indebtedness subordinated to the Notes) of the Company or such Subsidiary or other obligations relating to such assets (and release of the Company or such Subsidiary from all liability on the Indebtedness or other obligations assumed); and (iii) all Net Available Proceeds, less any amounts invested within 360 days of such Asset Disposition in assets related to the business of the Company (including the Capital Stock of another Person (other than the Company or any Person that is a Subsidiary of the Company immediately prior to such investment); PROVIDED, HOWEVER, that immediately after giving effect to any such investment (and not prior thereto) such Person shall be a Subsidiary of the Company (other than a Securitization Subsidiary)), are applied, on or prior to the 360th day after such Asset Disposition, unless and to the extent that the Company shall determine to make an Offer to Purchase, either to (A) the permanent reduction and prepayment of any Senior Indebtedness then outstanding (including a permanent reduction of commitments in respect thereof) or (B) the permanent reduction and repayment of any Guarantor Senior Indebtedness then outstanding of any Subsidiary of the Company (including a permanent reduction of commitments in respect thereof). Any Net Available Proceeds from any Asset Disposition which is subject to the immediately preceding sentence that are not applied as provided in the immediately preceding sentence shall be used promptly after the expiration of the 360th day after such Asset Disposition, or promptly after the Company shall have earlier determined to not apply any Net Available Proceeds therefrom as provided in subclauses (A) or (B) of clause (iii) of the immediately preceding sentence, to make an Offer to Purchase outstanding Notes at a purchase price in cash equal to 100% of their principal amount plus accrued interest to the Purchase Date. Notwithstanding the foregoing, the Company may defer making any Offer to Purchase outstanding Notes until there are aggregate unutilized Net Available Proceeds from Asset Dispositions otherwise subject to the two immediately preceding sentences equal to or in excess of $5 million (at which time, the entire unutilized Net Available Proceeds from Asset Dispositions otherwise subject to the two immediately preceding sentences, and not just the amount in excess of $5 million, shall be applied as required pursuant to this paragraph). If any Indebtedness of the Company ranking PARI PASSU with the Notes requires that prepayment of, or an offer to prepay, such Indebtedness be made with any Net Available Proceeds, the Company may apply such Net Available Proceeds pro rata (based on the aggregate principal amount of the Notes then outstanding and the aggregate principal amount (or accreted value, if less) of all such other Indebtedness then outstanding) to the making of an Offer to Purchase the Notes in accordance with the foregoing provisions and the prepayment or the offer to prepay such PARI PASSU Indebtedness. The Company shall make a further Offer to Purchase Notes in an amount equal to any such Net Available Proceeds not utilized to actually prepay such other Indebtedness at a purchase price in cash equal to 100% of the principal amount of the Notes plus accrued interest to the Purchase Date if the amount not so utilized equals or exceeds $5 million. Any remaining Net Available Proceeds following the completion of the required Offer to Purchase may be used by the Company for any other purpose (subject to the other provisions of the Indenture) and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Disposition. These provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described under " -- Mergers, Consolidations and Certain Sales of Assets" below.


In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

LIMITATION ON ISSUANCE AND SALE OF CAPITAL STOCK OF SUBSIDIARIES


The Indenture will provide that the Company (a) will not, and will not permit any Subsidiary of the Company to, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of such Subsidiary or any other Subsidiary (other than to the Company or a Wholly Owned Subsidiary of the Company (other than a Securitization Subsidiary)), except that the Company and any Subsidiary may, in any single transaction, sell all, but not less than all, of the issued and outstanding Capital Stock of any Subsidiary to any Person, subject to complying with the provisions of the Indenture described under " -- Limitation on Certain Asset Dispositions" above and (b) will not permit any Subsidiary of the Company to issue shares of its Capital Stock (other than directors' qualifying shares), or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, its Capital Stock to any Person other than to the Company or a Wholly Owned Subsidiary of the Company (other than a Securitization Subsidiary).


LIMITATION ON TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to enter into directly or indirectly any transaction with an Affiliate or Related Person of the Company (other than the Company or a Subsidiary of the Company), including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any guarantee, loan, advance or Investment, either directly or indirectly, involving aggregate consideration in excess of $500,000 unless (i) a majority of the disinterested directors of the Board of Directors of the Company determines, in its good faith judgment evidenced by a resolution of such Board of Directors filed with the Trustee, that such transaction is in the best interests of the Company or such Subsidiary, as the case may be; and (ii) such transaction is, in the opinion of a majority of the disinterested directors of the Board of Directors of the Company evidenced by a resolution of such Board of Directors filed with the Trustee, on terms no less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or a Related Person. The provisions of this covenant shall not apply to (i) any Qualified Securitization Transaction, (ii) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business,
(iii) transactions permitted by the provisions of the Indenture described above under the caption " -- Limitation on Restricted Payments" above, (iv) the payment of reasonable fees to directors of the Company or its Subsidiaries and
(v) Investments in employees in the ordinary course of business.

CHANGE OF CONTROL

Within 30 days following the date of the consummation of a transaction resulting in a Change of Control, the Company will commence an Offer to Purchase all outstanding Notes at a purchase price in cash equal to 101% of their principal amount plus accrued interest to the Purchase Date. Such Offer to Purchase will be consummated not earlier than 30 days and not later than 60 days after the commencement thereof. Each Holder shall be entitled to tender all or any portion of the Notes owned by such Holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a Note tendered must bear an integral multiple of $1,000 principal amount. A "Change of Control" will be deemed to have occurred in the event that (whether or not otherwise permitted by the Indenture), after the Issue Date (a) any Person or any Persons acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates or Related Persons thereof, shall "beneficially own" (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 35% of the voting power of the outstanding Voting Stock of the Company; (b) any sale, lease or other transfer (in one transaction or a series of related transactions) is made by the Company or any of its Subsidiaries of all or substantially all of the consolidated assets of the Company to any Person other than a Wholly Owned Subsidiary of the Company which is a Guarantor (other than a Securitization Subsidiary); (c) Continuing Directors cease to constitute at least a majority of the Board of Directors of the Company; or (d) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

With respect to the sale of assets referred to in the definition of "Change of Control," the phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred. In addition, no assurances can be given that the Company will be able to acquire Notes tendered upon the occurrence of a Change of Control. The ability of the Company to pay cash to the Holders of Notes upon a Change of Control may be limited by its then existing financial resources. The Senior Credit Facility will contain certain covenants prohibiting, or requiring waiver or consent of the lenders thereunder prior to, the repurchase of the Notes upon a Change of Control and future debt agreements of the Company may provide the same. If the Company does not obtain such waiver or consent or repay such Indebtedness, the Company will remain prohibited from repurchasing the Notes. In such event, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would in turn constitute a default under the Senior Credit Facility and possibly other Senior Indebtedness. In such circumstances, the subordination provisions of the Indenture would likely restrict payments to the Holders of the Notes. None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of Directors of the Company or the Trustee.

The foregoing provisions will not prevent the Company from entering into a transaction of the types described above with management or their affiliates. In addition, such provisions may not necessarily afford the Holders of the Notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the Holders because such transactions may not involve a shift in voting power or beneficial ownership, or even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger the provisions.

PROVISION OF FINANCIAL INFORMATION

Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such
Section 13(a) or 15(d) or any successor provision thereto if the Company were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so required. The Company shall also in any event (a) within 15 days of each Required Filing Date
(i) transmit by mail to all Holders, as their names and addresses appear in the Note Register, without cost to such Holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company is required to file with the Commission pursuant to the preceding sentence, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective Holder.

MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

Neither the Company nor any Subsidiary will consolidate or merge with or into any Person, and the Company will not, and will not permit any of its Subsidiaries to, sell, assign, lease, convey or otherwise dispose of all or substantially all of the Company's consolidated assets (as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution) to, any Person unless, in each such case: (i) the entity formed by or surviving any such consolidation or merger (if other than the Company or such Subsidiary, as the case may be), or to which such sale, assignment, lease, conveyance or other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity assumes by supplemental indenture all of the obligations of the Company or such Subsidiary, as the case may be, on the Notes or such Subsidiary's Guarantee, as the case may be, and under the Indenture;
(iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Consolidated Net Worth of the Company or the Surviving Entity (in the case of any transaction involving the Company), as the case may be, would be at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company or the Surviving Entity (in the case of any transaction involving the Company), as the case may be, could Incur at least $1.00 of Indebtedness pursuant to clause (i) of the provisions of the Indenture described under " -- Limitation on Indebtedness" above; (v) immediately before and after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Company or any of its Subsidiaries as a result of such transaction as having been incurred by the Company or such Subsidiary, as the case may be, at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing; and (vi) if, as a result of any such transaction, property or assets of the Company or a Subsidiary would become subject to a Lien not excepted from the provisions of the Indenture described under " -- Limitation on Liens" above, the Company, any such Subsidiary or the Surviving Entity, as the case may be, shall have secured the Notes as required by said covenant. The provisions of this paragraph shall not apply to any merger of a Subsidiary of the Company with or into the Company or a Wholly Owned Subsidiary of the Company (other than a Securitization Subsidiary) or any transaction pursuant to which a Guarantor's Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under " -- Limitation on Certain Asset Dispositions" above.

EVENTS OF DEFAULT

The following will be Events of Default under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Note when due (whether or not prohibited by the provisions of the Indenture described under " -- Subordination" above); (b) failure to pay any interest on any Note when due, continued for 30 days (whether or not prohibited by the provisions of the Indenture described under " -- Subordination" above); (c) default in the payment of principal of and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under " -- Covenants -- Change of Control" and
" -- Covenants -- Limitation on Certain Asset Dispositions" above when due and payable (whether or not prohibited by the provisions of the Indenture described under " -- Subordination" above); (d) failure to perform or comply with any of the provisions described under " -- Covenants -- Mergers, Consolidations and Certain Sales of Assets" above; (e) failure to perform any other covenant or agreement of the Company under the Indenture or the Notes continued for 30 days after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of outstanding Notes; (f) default under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any Subsidiary of the Company having an outstanding principal amount of $10 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure to pay principal when due at the stated maturity of any such Indebtedness; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Subsidiary of the Company in an amount of $5 million or more (net of any amounts covered by reputable and creditworthy insurance companies) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Material Subsidiary; and (i) the Guarantee of any Guarantor which is a Material Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor which is a Material Subsidiary denies its liability under its Guarantee (other than by reason of a release of such Guarantor from its Guarantee in accordance with the terms of the Indenture and such Guarantee). Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default (as defined) shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

If an Event of Default (other than an Event of Default with respect to the Company described in clause (h) of the preceding paragraph) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may accelerate the maturity of all Notes; PROVIDED, HOWEVER, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (h) of the preceding paragraph with respect to the Company occurs, the outstanding Notes will IPSO FACTO become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For information as to waiver of defaults, see " -- Modification and Waiver."

The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to the Notes, give the Holders thereof notice of all uncured Defaults or Events of Default known to it; PROVIDED, HOWEVER, that, except in the case of an Event of Default or a Default in payment with respect to the Notes or a Default or Event of Default in complying with " -- Covenants-Mergers, Consolidations and Certain Sales of Assets," the Trustee shall be protected in withholding such notice if and so long as the Board of Directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders of the Notes.

No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

The Company will be required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

The Company may terminate its and the Guarantors' substantive obligations in respect of the Notes by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by it on account of principal of, premium, if any, and interest on all Notes or otherwise. In addition to the foregoing, the Company may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of " -- Events of Default" above, any time on or prior to the 95th calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 95th day)) and provided that no default under any Senior Indebtedness would result therefrom, terminate its and the Guarantors' substantive obligations in respect of the Notes (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the Notes and the Guarantors' guarantee thereof) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining indebtedness on the Notes, (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this paragraph will not result in any of the Company, the Trustee or the trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and
(iv) complying with certain other requirements set forth in the Indenture. In addition, the Company may, provided that no Default or Event of Default has occurred, and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of " -- Events of Default" above, any time on or prior to the 95th calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 95th day)) and provided that no default under any Senior Indebtedness would result therefrom, terminate all of its and the Guarantors' substantive obligations in respect of the Notes (including its obligations to pay the principal of (and premium, if any, on) and interest on the Notes and the Guarantors' guarantee thereof) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining indebtedness on the Notes, (ii) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel based upon such a ruling addressed to the Trustee or a change in the applicable Federal tax law since the date of the Indenture, to such effect, (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this paragraph will not result in any of the Company, the Trustee or the trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and (iv) complying with certain other requirements set forth in the Indenture.

The Company may make an irrevocable deposit pursuant to this provision only if at such time it is not prohibited from doing so under the subordination provisions of the Indenture or certain covenants in the Senior Indebtedness and the Company has delivered to the Trustee and any Paying Agent an Officers' Certificate to that effect.

GOVERNING LAW

The Indenture, the Notes and the Guarantees will be governed by the laws of the State of New York without regard to principles of conflicts of laws.

MODIFICATION AND WAIVER

Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Note affected thereby,
(a) change the Stated Maturity of the principal of or any installment of interest on any Note or alter the optional redemption or repurchase provisions of any Note or the Indenture in a manner adverse to the holders of the Notes,
(b) reduce the principal amount of (or the premium) of any Note, (c) reduce the rate of or extend the time for payment of interest on any Note, (d) change the place or currency of payment of principal of (or premium) or interest on any Note, (e) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture subject thereto) or the right of the holders to institute suit for the enforcement of any payment on or with respect to any Note or Guarantee or the modification and amendment of the Indenture and the Notes (other than to add sections of the Indenture or the Notes which may not be amended, supplemented or waived without the consent of each holder affected), (f) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default, (g) waive a default in the payment of principal of, interest on, or redemption payment with respect to, any Note (except a recision of acceleration of the Notes by the Holders as provided in the Indenture and a waiver of the payment default that resulted from such acceleration), (h) modify the ranking or priority of the Notes or the Guarantee of any Guarantor which is a Material Subsidiary or modify the definition of Senior Indebtedness or Guarantor Senior Indebtedness or amend or modify the subordination provisions of the Indenture in any manner adverse to the Holders, (i) release any Guarantor which is a Material Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture, or (j) modify the provisions relating to any Offer to Purchase required under the covenants described under " -- Covenants -- Limitation on Certain Asset Dispositions" or
" -- Covenants -- Change of Control" in a manner materially adverse to the Holders.

The Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all Holders of Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all Holders of Notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

THE TRUSTEE

The Indenture provides that, except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, any Guarantor or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; PROVIDED, HOWEVER, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with any specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"ASSET DISPOSITION" means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or sale-and-leaseback transaction) of (i) shares of Capital Stock of a Subsidiary of the Company (other than directors' qualifying shares) or (ii) property or assets of the Company or any Subsidiary of the Company; PROVIDED, HOWEVER, that an Asset Disposition shall not include (a) any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Subsidiary of the Company to the Company or to any Wholly Owned Subsidiary of the Company (other than a Securitization Subsidiary), (b) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business, (c) any isolated sale, transfer or other disposition that does not involve aggregate consideration in excess of $250,000 individually, (d) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property, (e) any Lien (or foreclosure thereon) securing Indebtedness to the extent that such Lien is granted in compliance with " -- Covenants -- Limitation on Liens" above, (f) any Restricted Payment permitted by " -- Covenants -- Limitation on Restricted Payments" above,
(g) any disposition of assets or property in the ordinary course of business to the extent such property or assets are obsolete, worn-out or no longer useful in the Company's or any of its Subsidiaries' business or (h) any Qualified Securitization Transaction.

"AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments, by (ii) the sum of all such principal or liquidation value payments.

"CAPITAL LEASE OBLIGATIONS" of any Person means the obligations to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such Person in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

"CAPITAL STOCK" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person (including any Preferred Stock outstanding on the Issue Date).

"COMMON STOCK" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

"CONSOLIDATED CASH FLOW AVAILABLE FOR FIXED CHARGES" of any Person means for any period the Consolidated Net Income of such Person for such period increased (to the extent Consolidated Net Income for such period has been reduced thereby) by the sum of (without duplication) (i) Consolidated Interest Expense of such Person for such period, plus (ii) Consolidated Income Tax Expense of such Person for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of such Person for such period, plus
(iv) any other non-cash charges to the extent deducted from or reflected in Consolidated Net Income except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period.

"CONSOLIDATED CASH FLOW RATIO" of any Person means for any period the ratio of
(i) Consolidated Cash Flow Available for Fixed Charges of such Person for such period to (ii) the sum of (A) Consolidated Interest Expense of such Person for such period, plus (B) the annual interest expense with respect to any Indebtedness proposed to be Incurred by such Person or its Subsidiaries, minus
(C) Consolidated Interest Expense of such Person to the extent included in clause (ii)(A) with respect to any Indebtedness that will no longer be outstanding as a result of the Incurrence of the Indebtedness proposed to be Incurred, plus (D) the annual interest expense with respect to any other Indebtedness Incurred by such Person or its Subsidiaries since the end of such period to the extent not included in clause (ii)(A), minus (E) Consolidated Interest Expense of such Person to the extent included in clause (ii)(A) with respect to any Indebtedness that no longer is outstanding as a result of the Incurrence of the Indebtedness referred to in clause (ii)(D); PROVIDED, HOWEVER, that in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation (after giving effect to any hedge in respect of such Indebtedness that will, by its terms, remain in effect until the earlier of the maturity of such Indebtedness or the date one year after the date of such determination) had been the applicable rate for the entire period; PROVIDED, FURTHER, HOWEVER, that, in the event such Person or any of its Subsidiaries has made any Asset Dispositions or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during or after such period and on or prior to the date of measurement, such computation shall be made on a pro forma basis as if the Asset Dispositions or acquisitions had taken place on the first day of such period. Calculations of pro forma amounts in accordance with this definition shall be done in accordance with Rule 11-02 of Regulation S-X under the Securities Act of 1933 or any successor provision.

"CONSOLIDATED INCOME TAX EXPENSE" of any Person means for any period the consolidated provision for income taxes of such Person for such period calculated on a consolidated basis in accordance with GAAP.

"CONSOLIDATED INTEREST EXPENSE" for any Person means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest or finance charge income) of such Person for such period calculated on a consolidated basis in accordance with GAAP, plus discount on receivables sold or other discount related to any receivables securitization transaction (including any Qualified Securitization Transaction).

"CONSOLIDATED NET INCOME" of any Person means for any period the consolidated net income (or loss) of such Person for such period determined on a consolidated basis in accordance with GAAP; PROVIDED, HOWEVER, that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (but not net loss) of any Subsidiary of such Person which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions (regardless of any waiver thereof), (c) the net income of any Person that is not a Subsidiary of such Person, except to the extent of the amount of dividends or other distributions representing such Person's proportionate share of such other Person's net income for such period actually paid in cash to such Person by such other Person during such period,
(d) gains or losses on Asset Dispositions by such Person or its Subsidiaries,
(e) all extraordinary gains and extraordinary losses determined in accordance with GAAP and (f) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets.

"CONSOLIDATED NET WORTH" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Stock of such Person.

"CONTINUING DIRECTOR" means a director who either was a member of the Board of Directors of the Company on the Issue Date or who became a director of the Company subsequent to the Issue Date and whose election, or nomination for election by the Company's stockholders, was duly approved by a majority of the Continuing Directors then on the Board of Directors of the Company, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors of the Company in which such individual is named as nominee for director.

"DEFAULT" means any event that is, or after notice or lapse of time or both would become, an Event of Default.

"DESIGNATED SENIOR INDEBTEDNESS" means (i) so long as the Senior Credit Facility is outstanding, the Senior Indebtedness incurred under the Senior Credit Facility and (ii) thereafter, any other Senior Indebtedness which has at the time of initial issuance an aggregate outstanding principal amount in excess of $15 million which has been designated as Designated Senior Indebtedness by the Board of Directors of the Company at the time of initial issuance in a resolution delivered to the Trustee.

"DISQUALIFIED STOCK" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the Notes.

"ELIGIBLE ACCOUNTS RECEIVABLE" means the face value of all "eligible receivables" of the Company and its Subsidiaries party to any credit agreement constituting the Senior Credit Facility (as such term is defined for purposes of such credit agreement).

"ELIGIBLE INVENTORY" means the face value of all "eligible inventory" of the Company and its Subsidiaries party to any credit agreement constituting the Senior Credit Facility (as such term is defined for purposes of such credit agreement).

"EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated by the Commission thereunder.

"GAAP" means generally accepted accounting principles, consistently applied, as in effect on the Issue Date in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession.


"GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and "guaranteed," "guaranteeing" and "guarantor" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that the guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.


"GUARANTEE" means the guarantee of the Notes by each Guarantor under the Indenture.


"GUARANTOR SENIOR INDEBTEDNESS" means, with respect to any Guarantor, at any date, (i) the maximum amount of all Indebtedness of such Guarantor under the Senior Credit Facility, including principal, premium, if any, and interest on such Indebtedness and all other amounts due on or in connection with such Indebtedness including all charges, fees and expenses (without regard to any limitation set forth in the terms thereof and whether or not such Indebtedness is invalidated or set aside or otherwise legally unenforceable, unless due to willful misconduct or bad faith on the part of the lenders under the Senior Credit Facility or their agent), (ii) all other Indebtedness of such Guarantor for borrowed money, including principal, premium, if any, and interest on such Indebtedness, unless the instrument under which such Indebtedness of such Guarantor for borrowed money is created, incurred, assumed or guaranteed expressly provides that such Indebtedness for borrowed money is not senior or superior in right of payment to the Guarantee of such Guarantor, and all renewals, extensions, modifications, amendments or refinancings thereof and
(iii) all interest on any Indebtedness referred to in clauses (i) and (ii) during the pendency of any bankruptcy or insolvency proceeding, whether or not allowed thereunder. Notwithstanding the foregoing, Guarantor Senior Indebtedness shall not include (a) Indebtedness which is pursuant to its terms or any agreement relating thereto or by operation of law subordinated or junior in right of payment or otherwise to any other Indebtedness of such Guarantor (without regard, with respect to the Senior Credit Facility, to any limitation set forth in the terms thereof and other than, with respect to the Senior Credit Facility, due to the legal invalidity thereof, unless due to the willful misconduct or bad faith on the part of the lenders under the Senior Credit Facility or their agent); PROVIDED, HOWEVER, that no Indebtedness of such Guarantor shall be deemed to be subordinated or junior in right of payment or otherwise to any other Indebtedness of such Guarantor solely by reason of such other Indebtedness being secured and such Indebtedness not being secured, (b) the Guarantees, (c) any Indebtedness of such Guarantor to any of its Subsidiaries, (d) any Indebtedness which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, is without recourse to such Guarantor, and (e) any Indebtedness or other obligation of such Guarantor pursuant to or in connection with any Qualified Securitization Transaction (whether entered into before or after the Issue Date).



"GUARANTORS" means (i) each of Owens & Minor Medical, Inc., a Virginia corporation; National Medical Supply Corporation, a Delaware corporation; Owens & Minor West, Inc., a California corporation; Koley's Medical Supply, Inc., a Nebraska corporation; Lyons Physician Supply Company, an Ohio corporation; A. Kuhlman & Co., a Michigan corporation; and Stuart Medical, Inc., a Pennsylvania corporation; and (ii) each Material Subsidiary (other than a Securitization Subsidiary), whether formed or acquired after the Issue Date; PROVIDED, HOWEVER, that any Material Subsidiary acquired after the Issue Date which is prohibited from entering into a Guarantee pursuant to restrictions contained in any debt instrument in existence at the time such Material Subsidiary was so acquired and not entered into in anticipation or contemplation of such acquisition shall not be required to become a Guarantor so long as any such restriction is in existence and to the extent of any such restriction.


"INCUR" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company (or is merged into or consolidates with the Company or any of its Subsidiaries), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company (or being merged into or consolidated with the Company or any of its Subsidiaries), shall be deemed Incurred at the time any such Person becomes a Subsidiary of the Company or merges into or consolidates with the Company or any of its Subsidiaries.

"INDEBTEDNESS" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise. Indebtedness shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Stock of the Company, and any Preferred Stock of a Subsidiary of the Company. Indebtedness shall never be calculated taking into account any cash and cash equivalents held by such Person. Indebtedness shall not include (A) obligations of the Company or its Subsidiaries in respect of loans against life insurance policies of which any of them is the owner not in excess of the aggregate cash values thereof, (B) guarantees entered into prior to the Issue Date by the Company or its Subsidiaries in respect of Indebtedness of their customers in an aggregate amount of not more than $1 million or (C) the obligations of the Company or its Subsidiaries in respect of any Qualified Securitization Transaction.


"INITIAL SECURITIZATION" means the transactions entered into in connection with
the Amended and Restated Receivables Purchase Agreement dated as of May   ,
1996, among O&M Funding Corp., the Company, Receivables Capital Corporation and Bank of America National Trust and Savings Association, as further amended, restated, supplemented or otherwise modified from time to time.


"INVESTMENT" by any Person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by any other Person.

"ISSUE DATE" means the original issue date of the Notes.

"LIEN" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

"MATERIAL SUBSIDIARY" means any Subsidiary of the Company which would constitute a "significant subsidiary" of the Company as defined in Rule 1.02 of Regulation S-X promulgated by the Commission.

"NET AVAILABLE PROCEEDS" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities, (iv) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (iii) of the covenant of the Indenture described under " -- Covenants -- Limitation on Certain Asset Dispositions") and (v) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.


"O&M FUNDING CORP." means O&M Funding Corp., a Virginia corporation, and its successors.


"OFFER TO PURCHASE" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the register for the Notes on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

 (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

 (2) the Expiration Date and the Purchase Date;

 (3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

 (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

 (5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

 (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

 (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

 (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

 (9) that each Holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a PRO RATA basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

(12) that in the case of any Holder whose Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.


"PERMITTED INVESTMENTS" means (i) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or any governmental entity or agency or political subdivision thereof (PROVIDED, that the good faith and credit of the United States of America is pledged in support thereof), maturing within one year of the date of purchase; (ii) Investments in commercial paper issued by corporations or financial institutions maturing within 180 days from the date of the original issue thereof, and rated "P-1" or better by Moody's Investors Service or "A-1" or better by Standard & Poor's Corporation or an equivalent rating or better by any other nationally recognized securities rating agency; (iii) Investments in certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totalling more than $500,000,000, maturing within one year of the date of purchase; (iv) Investments representing Capital Stock or obligations issued to the Company or any of its Subsidiaries in the course of the good faith settlement of claims against any other Person or by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or any of its Subsidiaries; (v) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks; (vi) any acquisition of the Capital Stock of any Person; PROVIDED, HOWEVER, that after giving effect to any such acquisition such Person shall become a Subsidiary of the Company; (vii) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; PROVIDED, HOWEVER, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP; (viii) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables; (ix) any interest swap or hedging obligation with an unaffiliated Person otherwise permitted by the Indenture; (x) Investments received as consideration for an Asset Disposition in compliance with the provisions of the Indenture described under " -- Covenants -- Limitation on Certain Asset Dispositions" above; (xi) Investments for which the sole consideration provided is Capital Stock of the Company (other than Disqualified Stock); (xii) loans and advances to employees made in the ordinary course of business; (xiii) Investments outstanding on the Issue Date; and (xiv) Investments made in any Securitization Subsidiary or Special Purpose Vehicle in connection with and required pursuant to the terms of any Qualified Securitization Transaction.


"PERSON" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"PREFERRED STOCK", as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

"PURCHASE DATE" has the meaning set forth in the definition of "Offer to Purchase" above.


"QUALIFIED SECURITIZATION TRANSACTION" means the Initial Securitization and any other transaction or series of transactions that has been or may be entered into by the Company or any of its Subsidiaries in connection with or reasonably related to a transaction or series of transactions in which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (i) a Securitization Subsidiary or (ii) any other Person, or may grant a security interest in, any Receivables and Receivables Related Assets or interests therein secured by the merchandise or services financed thereby (whether such Receivables and Receivables Related Assets are then existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all security interests in merchandise or services financed thereby, all collections received (including recoveries) and proceeds of such Receivables and Receivables Related Assets, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.



"RECEIVABLES" means any right of payment, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising in connection with the sale, lease or financing by the Company or any Subsidiary of the Company of merchandise or rendering of services, and monies due thereunder.



"RECEIVABLES RELATED ASSETS" means (i) any rights arising under the documentation governing or relating to Receivables (including rights in respect of Liens securing such Receivables and other credit support in respect of such Receivables), (ii) any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited, (iii) spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Securitization Transaction, (iv) any warranty, indemnity, dilution and other intercompany claim arising out of the documentation evidencing such Qualified Securitization Transaction and (v) other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.


"RELATED PERSON" of any Person means any other Person directly or indirectly owning (a) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person) or (b) 5% or more of the combined voting power of the Voting Stock of such Person.


"SECURITIZATION SUBSIDIARY" means O&M Funding Corp. and any other Wholly Owned Subsidiary of the Company which engages in no activities other than those reasonably related to or in connection with the entering into of securitization transactions and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Subsidiary provided that with respect to O&M Funding Corp. or any such other Wholly Owned Subsidiary (a) no portion of the indebtedness or any other obligations (contingent or otherwise) of any such Subsidiary (i) is guaranteed by the Company or any other Subsidiary of the Company other than pursuant to Standard Securitization Obligations, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Obligations or (iii) subjects the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to any Lien or to the satisfaction thereof, other than pursuant to Standard Securitization Obligations, (b) neither the Company nor any other Subsidiary of the Company (i) provides any credit support to or (ii) has any material contract, agreement, arrangement or understanding no less favorable to the Company or such Subsidiary than could be obtained from an unrelated person (other than, in the case of subclauses (i) and (ii) of this clause (b), entered into in the ordinary course of business in connection with a Qualified Securitization Transaction and intercompany notes relating to the sale of Receivables to such Securitization Subsidiary) with any such Subsidiary and (c) neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve the financial condition of any such Subsidiary or to cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company (other than with respect to O&M Funding Corp.) shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolutions of the Board of Directors of the Company giving effect to such designation.



"SENIOR CREDIT FACILITY" means the Credit Agreement, dated as of May   , 1996,
among the Company as borrower thereunder, any Subsidiaries of the Company as guarantors thereunder and NationsBank, N.A., as agent on behalf of itself and the other lenders named therein, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing therefor whether by or with the same or any other lender, creditors, group of lenders or group of creditors and including related notes, guarantee agreements and other instruments and agreements executed in connection therewith.


"SENIOR INDEBTEDNESS" means, at any date, (i) all Indebtedness of the Company under the Senior Credit Facility, including principal, premium, if any, and interest on such Indebtedness and all other amounts due on or in connection with such Indebtedness including all charges, fees and expenses, (ii) all other Indebtedness of the Company for borrowed money, including principal, premium, if any, and interest on such Indebtedness, unless the instrument under which such Indebtedness of the Company for money borrowed is created, incurred, assumed or guaranteed expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Notes, and all renewals, extensions, modifications, amendments or refinancings thereof and (iii) all interest on any Indebtedness referred to in clauses (i) and (ii) accruing during the pendency of any bankruptcy or insolvency proceeding, whether or not allowed thereunder. Notwithstanding the foregoing, Senior Indebtedness shall not include
(a) Indebtedness which is pursuant to its terms or any agreement relating thereto or by operation of law subordinated or junior in right of payment or otherwise to any other Indebtedness of the Company; PROVIDED, HOWEVER, that no Indebtedness of the Company shall be deemed to be subordinate or junior in right of payment or otherwise to any other Indebtedness of the Company solely by reason of such other Indebtedness being secured and such Indebtedness not being secured, (b) the Notes, (c) any Indebtedness of the Company to any Subsidiary of the Company, (d) any Indebtedness which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, is without recourse to the Company, and (e) any Indebtedness or other obligation of the Company pursuant to or in connection with any Qualified Securitization Transaction (whether entered into before or after the Issue Date).


"SPECIAL PURPOSE VEHICLE" means a trust, partnership or other entity established by the Company or its Subsidiaries to implement a Qualified Securitization Transaction.



"STANDARD SECURITIZATION OBLIGATIONS" means representations, warranties, covenants and indemnities (including those related to servicing) entered into by the Company or any Subsidiary which are reasonably customary in Qualified Securitization Transactions.

"SUBSIDIARY" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs thereof; PROVIDED, HOWEVER, that any Special Purpose Vehicle shall not be a Subsidiary of the Company for purposes of the Indenture.


"TRUST INDENTURE ACT" means the Trust Indenture Act of 1939, as amended.

"VOTING STOCK" of any Person means the Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

"WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                                  UNDERWRITING


Under the terms and subject to the conditions contained in the Underwriting
Agreement dated May   , 1996 (the "Underwriting Agreement"), J.P. Morgan
Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation, NationsBanc Capital Markets, Inc. and Wheat, First Securities, Inc. (collectively, the "Underwriters") have severally agreed to purchase from the Company, and the Company has agreed to sell to them, severally, the principal amount of Notes set forth opposite their names below. Under the terms and conditions of the Underwriting Agreement, the Underwriters are obligated to take and pay for the entire principal amount of the Notes, if any Notes are purchased.


                                                                                                                    PRINCIPAL
                                                                                                                       AMOUNT
J.P. Morgan Securities Inc.                                                                                      $
Donaldson, Lufkin & Jenrette Securities Corporation
NationsBanc Capital Markets, Inc.
Wheat, First Securities, Inc.
Total                                                                                                            $150,000,000


The Underwriters propose initially to offer the Notes directly to the public at the price set forth on the cover page of this Prospectus and to certain dealers
at such price less a concession not in excess of    % of the principal amount of
the Notes. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of    % of the principal amount of the Notes to certain
other dealers. After the initial public offering of the Notes, the initial public offering price and such concessions may be changed.


The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.


Although the Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, there is currently no trading market for the Notes. The Company has been advised by the Underwriters that the Underwriters currently intend to make a market in the Notes; however, the Underwriters are not obligated to do so and may discontinue any such market making at any time without notice. No assurance can be given as to the development or liquidity of any trading market for the Notes.


Certain of the Underwriters or their affiliates have provided investment banking and other financial services for the Company in the past and may do so in the future.

NationsBank, N.A., an affiliate of NationsBanc Capital Markets, Inc., is a lender, the Agent and the Administrative Agent under the Senior Credit Facility and has received customary fees for acting in such capacities.

Upon application of the net proceeds of the Offering as described under "Use of Proceeds and Refinancing," NationsBank, N.A. will receive in excess of 10% of the net proceeds of the Offering. Pursuant to paragraph (c)(8) of Article III,
Section 44 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD"), such receipt by NationsBank, N.A. requires that the Offering be made in compliance with certain requirements of Schedule E ("Schedule E") to the Bylaws of the NASD. In this regard, the Offering is being made pursuant to such paragraph (c)(8) and will comply with such requirements of Schedule E, and Wheat, First Securities, Inc. will act as "qualified independent underwriter" within the meaning of Schedule E and is assuming the responsibilities of acting as a qualified independent underwriter in pricing the Offering and conducting due diligence.

                                 LEGAL MATTERS

The validity of the Notes will be passed upon for the Company by Hunton & Williams, Richmond, Virginia. Certain legal matters in connection with the Notes offered hereby will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York. Cahill Gordon & Reindel will rely as to all matters of Virginia law on the opinion of Hunton & Williams.

                                    EXPERTS

The consolidated financial statements and schedule of Owens & Minor, Inc. and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been included and incorporated by reference herein and elsewhere in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                   Index to Consolidated Financial Statements

                                                                                                                          Page

Audited Financial Statements
  Independent Auditors' Report.........................................................................................    F-2
  Consolidated Balance Sheets as of December 31, 1995 and 1994.........................................................    F-3
  Consolidated Statements of Operations for the Years Ended December 31, 1995, 1994
    and 1993...........................................................................................................    F-4
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1994
    and 1993...........................................................................................................    F-5
  Notes to Consolidated Financial Statements...........................................................................    F-6

Unaudited First Quarter 1996 Financial Statements
  Consolidated Balance Sheets as of March 31, 1996 and December 31, 1995...............................................   F-18
  Consolidated Statements of Operations for the Three Months Ended March 31, 1996 and 1995.............................   F-19
  Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1996 and 1995.............................   F-20
  Notes to Consolidated Financial Statements...........................................................................   F-21

                          Independent Auditors' Report

The Board of Directors and Shareholders
Owens & Minor, Inc.:

We have audited the accompanying consolidated balance sheets of Owens & Minor, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Owens & Minor, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.
                                                /s/ KPMG PEAT MARWICK LLP
Richmond, Virginia
February 2, 1996 except as to Note 7,
  which is as of March 1, 1996

                      Owens & Minor, Inc. and Subsidiaries

                          Consolidated Balance Sheets

                                                                                                             December 31,
                                                                                                             1995        1994
(In thousands, except per share data)
Assets
Current assets:
  Cash and cash equivalents                                                                              $    215    $    513
  Accounts and notes receivable, net of allowance of
    $6,010 in 1995 and $5,340 in 1994                                                                     265,238     290,240
  Merchandise inventories                                                                                 326,380     323,851
  Other current assets                                                                                     32,069      26,222
      Total current assets                                                                                623,902     640,826
Property and equipment, net                                                                                39,049      38,620
Excess of purchase price over net assets acquired, net                                                    171,911     175,956
Other assets, net                                                                                          22,941      13,158
  Total assets                                                                                           $857,803    $868,560
Liabilities and shareholders' equity
Current liabilities:
  Current maturities of long-term debt                                                                   $  4,055    $    236
  Accounts payable                                                                                        241,048     296,878
  Accrued payroll and related liabilities                                                                   5,534      11,294
  Other accrued liabilities                                                                                41,602      50,630
      Total current liabilities                                                                           292,239     359,038
Long-term debt                                                                                            323,308     248,427
Accrued pension and retirement plans                                                                        6,985       4,919
  Total liabilities                                                                                       622,532     612,384
Shareholders' equity:
  Preferred stock, par value $100 per share; authorized -- 10,000 shares
    Series A; Participating Cumulative Preferred Stock; none issued                                            --          --
    Series B; Cumulative Preferred Stock; 4.5%, convertible; issued  -- 1,150 shares                      115,000     115,000
  Common stock, par value $2 per share; authorized -- 200,000 shares; issued -- 30,862 shares
    in 1995 and 30,764 shares in 1994                                                                      61,724      61,528
  Paid-in capital                                                                                           2,144       1,207
  Retained earnings                                                                                        56,403      78,441
  Total shareholders' equity                                                                              235,271     256,176
  Total liabilities and shareholders' equity                                                             $857,803    $868,560

          See accompanying notes to consolidated financial statements.

                      Owens & Minor, Inc. and Subsidiaries

                     Consolidated Statements of Operations

                                                                                              Year Ended December 31,
                                                                                             1995          1994          1993
(In thousands, except per share data)
Net sales                                                                              $2,976,486    $2,395,803    $1,396,971
Cost of goods sold                                                                      2,708,668     2,163,459     1,249,660
Gross margin                                                                              267,818       232,344       147,311
Selling, general and administrative expenses                                              225,897       165,564       107,771
Depreciation and amortization                                                              15,416        13,034         7,593
Interest expense, net                                                                      25,538        10,155         1,530
Discount on accounts receivable securitization                                                641            --            --
Nonrecurring restructuring expenses                                                        16,734        29,594            --
  Total expenses                                                                          284,226       218,347       116,894
Income (loss) before income taxes                                                         (16,408)       13,997        30,417
Income tax provision (benefit)                                                             (5,100)        6,078        11,900
Income (loss) from continuing operations                                                  (11,308)        7,919        18,517
Discontinued operations                                                                        --            --           911
Cumulative effect of change in accounting principle                                            --            --           706
Net income (loss)                                                                         (11,308)        7,919        20,134
Dividends on preferred stock                                                                5,175         3,309            --
Net income (loss) attributable to common stock                                         $  (16,483)   $    4,610    $   20,134
Net income (loss) per common share:
Continuing operations                                                                  $     (.53)   $      .15    $      .60
Discontinued operations                                                                        --            --           .03
Cumulative effect of change in accounting principle                                            --            --           .02
Net income (loss) per common share                                                     $     (.53)   $      .15    $      .65
Cash dividends per common share                                                        $      .18    $      .17    $      .14
Weighted average common shares and common share equivalents                                30,820        31,108        31,013

          See accompanying notes to consolidated financial statements.

                      Owens & Minor, Inc. and Subsidiaries

                     Consolidated Statements of Cash Flows


                                                                                                 Year Ended December 31,
                                                                                                 1995        1994        1993
(In thousands)
Operating Activities
Net income (loss)                                                                           $ (11,308)   $  7,919    $ 20,134
Adjustments to reconcile net income to cash used for operating activities
  Depreciation and amortization                                                                15,416      13,034       7,593
  Provision for losses on accounts and notes receivable                                           827       1,149         497
  Provision for LIFO reserve                                                                    3,700         671         661
  Gain on disposals of business segments, net                                                      --          --        (911)
  Cumulative effect of change in accounting principle                                              --          --        (706)
  Other, net                                                                                    2,581       1,093         897
  Change in operating assets and liabilities, net of effects from acquisitions
    Accounts and notes receivable                                                              24,175    (144,917)    (23,424)
    Merchandise inventories                                                                    (6,229)    (81,318)    (28,232)
    Accounts payable                                                                          (17,107)     22,375      13,307
    Net change in other current assets and current liabilities                                (18,753)     25,323        (258)
    Other, net                                                                                 (4,732)        790         431
Cash used for operating activities                                                            (11,430)   (153,881)    (10,011)
Investing Activities
Business acquisitions, net of cash acquired                                                        --     (40,608)     (2,416)
Additions to property and equipment                                                           (13,876)     (6,634)     (6,288)
Additions to computer software                                                                 (7,396)     (1,586)     (3,453)
Proceeds from sale of property and equipment                                                    3,597          73          76
Cash used for investing activities                                                            (17,675)    (48,755)    (12,081)
Financing Activities
Additions to long-term debt                                                                    77,970     197,088      37,000
Reductions of long-term debt                                                                     (242)    (55,032)    (17,471)
Other short-term financing, net                                                               (38,723)     65,426         765
Cash dividends paid                                                                           (10,730)     (7,664)     (4,222)
Exercise of stock options                                                                         532       1,283       1,000
Cash provided by financing activities                                                          28,807     201,101      17,072
Net decrease in cash and cash equivalents                                                        (298)     (1,535)     (5,020)
Cash and cash equivalents at beginning of year                                                    513       2,048       7,068

Cash and cash equivalents at end of year                                                    $     215    $    513    $  2,048


          See accompanying notes to consolidated financial statements.

                      Owens & Minor, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements


(In thousands, except per share data)


(1) Summary of Significant Accounting Policies

Basis of Presentation

Owens & Minor, Inc. is one of the two largest distributors of medical/surgical supplies in the United States. The consolidated financial statements include the accounts of Owens & Minor, Inc. and its wholly owned subsidiaries (the Company). All significant intercompany accounts and transactions have been eliminated. The preparation of the consolidated financial statements in accordance with generally accepted accounting principles requires management assumptions and estimates that affect amounts reported. Actual results may differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash and marketable securities with an original maturity or maturity at acquisition of three months or less. Cash and cash equivalents are stated at cost, which approximates market value.

Merchandise Inventories


As of December 31, 1995, the Company's merchandise inventories were valued on a last-in, first-out (LIFO) basis. At December 31, 1994, 64% of the Company's inventories was valued on a LIFO basis with the remainder valued on a first-in, first-out (FIFO) basis.


Property and Equipment

Property and equipment are stated at cost or, if acquired under capital leases, at the lower of the present value of minimum lease payments or fair market value at the inception of the lease. Normal maintenance and repairs are expensed as incurred, and renovations and betterments are capitalized. Depreciation and amortization are provided for financial reporting purposes on the straight-line method over the estimated useful lives of the assets or, for capital leases and leasehold improvements, over the terms of the lease, if shorter. In general, the estimated useful lives for computing depreciation and amortization are: 40 years for buildings and improvements; 4 to 8 years for warehouse equipment; and 3 to 8 years for computer, office and other equipment. Accelerated methods of depreciation are used for income tax purposes.

Excess of Purchase Price Over Net Assets Acquired

The excess of purchase price over net assets acquired (goodwill) is amortized on a straight-line basis over 40 years from the dates of acquisition. As of December 31, 1995 and 1994, goodwill was $181,118 and $180,615, respectively, and the related accumulated goodwill amortization was $9,207 and $4,659, respectively. Based upon management's assessment of future cash flows of acquired businesses, the carrying value of goodwill at December 31, 1995 has not been impaired. The assessment of the recoverability of goodwill will be impacted if estimated future cash flows are not achieved.

Computer Software


The Company's computer software expenditures are applicable to software for internal use. Certain software development costs are capitalized when incurred and only after technological feasibility has been established. Technological feasibility is determined based upon completion of a detailed program design, or, if such is not pursued, then a product design and a working model. Amortization of all capitalized software costs begins after the software is available for use in the Company's operations and is computed on a product-by-product basis over the estimated economic life of the product from 3 to 5 years. Computer software costs are included in other assets, net, in the Consolidated Balance Sheets. Unamortized software at December 31, 1995 and 1994 was $8,600 and $3,500, respectively. Depreciation and amortization expense includes $2,200, $2,000 and $700, respectively, of software amortization for the years ended December 31, 1995, 1994 and 1993.

                      Owens & Minor, Inc. and Subsidiaries

Revenue Recognition

Revenue from product sales is generally recognized at the time the product is shipped. Service revenue is recognized over the contractual period as the services are performed.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing the net income (loss) attributable to common stock by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. The convertible preferred stock is considered a common stock equivalent; however, it has been excluded from the number of weighted average shares due to the dilutive effect of the preferred dividend. The assumed conversion of all convertible debentures has not been included in the computation because the resulting dilution is not material.

Derivative Financial Instruments

The Company enters into interest rate swap and cap agreements to manage interest rate risk of variable rate debt and not for trading purposes. The differences paid or received on the interest rate swaps and the amortization of the cap fees are included in interest expense.

Reclassifications

Certain amounts in prior years' consolidated financial statements and related notes have been reclassified to conform to the 1995 presentation.

(2) Business Acquisitions and Divestitures


On May 10, 1994, the Company paid an aggregate purchase price of $155,200, consisting of $40,200 in cash and 1,150 shares of 4.5%, $100 par value, Series B Cumulative Preferred Stock, for all the capital stock of Stuart Medical, Inc. (Stuart), a distributor of medical/surgical supplies. The Series B Cumulative Preferred Stock is convertible into approximately 7,000 shares of common stock. The transaction was accounted for as a purchase and, accordingly, the operating results of Stuart have been included in the Company's consolidated operating results since May 1, 1994. The purchase price exceeded the net assets acquired by approximately $159,000, which is being amortized on a straight-line basis over 40 years.


The following unaudited pro forma results of operations for the years ended December 31, 1994 and 1993 assume the Stuart acquisition occurred January 1, 1993. The amounts reflect adjustments, such as increased interest expense on acquisition debt, amortization of the excess of purchase price over net assets acquired, reversal of nonrecurring restructuring expenses and related income tax effects.

                                                                       Year Ended December 31,
                                                                          1994          1993
Net sales                                                              $2,718,000    $2,331,000
Net income                                                             $   28,100    $   24,200
Net income per common share                                            $      .74    $      .62


The pro forma results are not necessarily indicative of what actually would have occurred if the Stuart acquisition had been in effect for both years presented. In addition, they are not intended to be a projection of future results. As part of the Stuart acquisition, the Company initiated a plan to close certain facilities and terminate certain employees of the former Stuart operations. The costs of this plan were included as a liability assumed from the acquisition and included in the allocation of the purchase price. During 1995, the Company incurred substantially all of the costs of exiting the former Stuart operations and charged approximately $6,500 against established acquisition liabilities.


On October 1, 1994, the Company acquired substantially all the assets of Emery Medical Supply, Inc. (Emery) of Denver, Colorado for cash. The acquisition was accounted for as a purchase with the results of Emery included from the acquisition date.

                      Owens & Minor, Inc. and Subsidiaries

Pro forma results of this acquisition, assuming it had been made at the beginning of the year, would not be materially different from the results reported.

In 1993, the Company issued shares of its common stock for all the outstanding common stock of Lyons Physician Supply Company (Lyons) of Youngstown, Ohio. This merger has been accounted for as a pooling of interests, and the Company's 1993 consolidated financial statements include the activity of Lyons as of January 1, 1993. Also in 1993, the Company acquired all the outstanding common stock of A. Kuhlman & Co. (Kuhlman) of Detroit, Michigan. The acquisition was accounted for as a purchase with the results of Kuhlman included from the acquisition date. The cost of the acquisition was approximately $2,900 and exceeded the net assets acquired by approximately $1,700. Pro forma results of this acquisition, assuming it had been made at the beginning of the year, would not be materially different from the results reported.

The Company periodically re-evaluates the adequacy of its accruals associated with the 1992 discontinued operations related to its wholesale drug and specialty packaging segments. Accordingly, in 1993, the Company decreased its loss provision for discontinued operations by $911, net of taxes, based on settlement of previously established liabilities and changes in prior estimates of expenses.

(3) Nonrecurring Restructuring Expenses


During 1995 and 1994, the Company incurred $16,734 and $29,594, respectively, of nonrecurring restructuring expenses related to two restructuring plans. Under the first plan, the Company incurred $13,189 and $29,594 in 1995 and 1994, respectively, of nonrecurring restructuring expenses in connection with the Stuart acquisition and the Company's related decision to contract out the management and operation of its mainframe computer system. These expenses were comprised primarily of duplicate facility costs (approximately $9,300 and $15,200 in 1995 and 1994, respectively), including the costs of maintaining duplicate personnel and duplicate locations and the costs of converting Stuart divisions to the Company's systems and processes; costs associated with redesigning and implementing processes and systems that optimize warehouse resources and revising existing processes and systems to utilize the most efficient practices of both companies to increase efficiencies within the combined company (approximately $3,900 and $7,100 in 1995 and 1994, respectively), including the development of both a client/server strategy and the requirements for forecasting and warehouse management systems, both necessary to accomodate the needs of the combined companies; and costs associated with the conversion to an outsourced mainframe computer (approximately $7,300 in 1994), including the cost of terminating leases and the incremental costs of transferring software licenses. The nonrecurring expenses include non-cash asset write-downs of approximately $3,200 in 1994 and accrued liabilities of $1,418 and $2,100 at December 31, 1995 and 1994, respectively.


Under the second plan, which was implemented in December 1995, the Company incurred $3,545 of nonrecurring restructuring expenses in connection with the closing of two distribution centers and the downsizing of five distribution centers. These expenses were comprised primarily of costs associated with a reduction of employees (approximately $1,700), the write-down of non-cash assets (approximately $900) and other related exit costs (approximately $900). At December 31, 1995, the associated accrued liability balance was $2,631.

(4) Merchandise Inventories


As of December 31, 1995, all of the Company's merchandise inventories were valued on a last-in, first-out (LIFO) basis. If LIFO inventories had been valued on a current cost or first-in, first-out (FIFO) basis, they would have been greater by $21,991, $18,291 and $17,620 in 1995, 1994 and 1993, respectively. In
1995, the Company recorded a $2,000 provision for specifically identified slow-moving inventory.

                      Owens & Minor, Inc. and Subsidiaries

(5) Property and Equipment

The Company's investment in property and equipment consists of the following:

                                                                               December 31,
                                                                             1995        1994
Warehouse equipment                                                        $ 22,489    $ 17,375
Computer equipment                                                           19,056      14,056
Office equipment and other                                                   11,138      10,234
Land and buildings                                                            9,891      13,589
Leasehold improvements                                                        7,100       6,891
                                                                             69,674      62,145
Accumulated depreciation and amortization                                   (30,625)    (23,525)
Property and equipment, net                                                $ 39,049    $ 38,620

Depreciation expense for property and equipment for 1995, 1994 and 1993 was $8,523, $7,704 and $6,368, respectively.

(6) Accounts Payable

Accounts payable balances were $241,048 and $296,878 as of December 31, 1995 and 1994, respectively, of which $192,742 and $209,849, respectively, were trade accounts payable and $48,306 and $87,029, respectively, were drafts payable. Drafts payable are checks written in excess of bank balances to be funded upon clearing the bank.

(7) Long-Term Debt and Refinancing

The Company's long-term debt consists of the following:

                                                                               December 31,
                                                                             1995        1994
Revolving credit notes under Senior Credit Agreement                       $313,300    $235,300
0% Subordinated Note                                                         10,008       9,067
Convertible Subordinated Debenture                                            3,333       3,333
Other                                                                           722         963
                                                                            327,363     248,663
Current maturities                                                           (4,055)       (236)
Long-term debt                                                             $323,308    $248,427

Concurrently with the Stuart acquisition in 1994, the Company entered into a $350,000 Senior Credit Agreement with interest based on, at the Company's discretion, the London Interbank Offered Rate (LIBOR) or the Prime Rate. The proceeds were used to fund the $40,200 cash paid in the acquisition, repay certain long-term indebtedness of Stuart and fund working capital requirements. On February 28, 1995, the Senior Credit Agreement was amended to provide an increase in principal amount up to $425,000. The proceeds from the increase were used primarily to fund the Company's working capital and capital expenditure needs. Under certain provisions of the Senior Credit Agreement, the Company is required to maintain tangible net worth, liquidity and cash flow at specified levels. The Senior Credit Agreement also limits the amount of indebtedness the Company may incur. The Senior Credit Agreement expires in April 1999. In October 1995 and in the first quarter of 1996, the Company sought and obtained waivers of non-compliance with, and amendments to, certain financial covenants included in the Senior Credit Agreement.

During 1995 and 1994, the Company entered into interest rate swap and cap agreements to reduce the potential impact of increases in interest rates under the Senior Credit Agreement. Under the swap agreements, the Company pays the counterparties a fixed interest rate, ranging from 6.35%-7.72%, and the counterparties pay the Company interest at a variable rate based on either the three-month or the six-month LIBOR. The differences paid or received on the interest rate swaps and the amortization of the cap fees are included in interest expense, net. The total notional amount of the interest rate swaps was $105,000 at

                      Owens & Minor, Inc. and Subsidiaries

December 31, 1995 and $55,000 at December 31, 1994, and the term of the agreements ranged from two to three years. Under the interest rate cap agreements, the Company receives from the counterparties amounts by which the three-month LIBOR exceeds 6.5% based on the notional amounts of the cap agreements which totaled $20,000 at December 31, 1995 and 1994. The term of these agreements is two years. The Company is exposed to certain losses in the event of nonperformance by the counterparties to these agreements. However, the Company's exposure is not material and nonperformance is not anticipated. Based on estimates of the prices obtained from a dealer at which the interest rate swap and cap agreements could be settled, the Company had unrealized losses of approximately $2,984 and $48, respectively, as of December 31, 1995, and unrealized gains of approximately $1,547 and $266, respectively, as of December 31, 1994.

On May 31, 1989, the Company issued an $11,500, 0% Subordinated Note and a $3,500, 6.5% Convertible Subordinated Debenture to partially finance the acquisition of National Healthcare and Hospital Supply Corporation. The 0% Subordinated Note due May 31, 1997 was discounted for financial reporting purposes at an effective rate of 10.4% to $5,215 on the date of issuance. In 1994, the 6.5% Convertible Subordinated Debenture was exchanged for a $3,333, 9.1% Convertible Subordinated Debenture due May 1996 which is convertible into approximately 867 common shares. The Company can redeem all or any portion of the convertible debenture without penalty.

Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, except for the convertible debenture which is valued at book value because the conversion price was substantially below the current market price, the fair value of long-term debt, including current maturities, was approximately $327,977 as of December 31, 1995.

On December 28, 1995, the Company entered into a Receivables Financing Facility (Receivables Financing) pursuant to which a subsidiary of the Company is entitled to transfer, without recourse, certain of the Company's trade receivables and to receive up to $75,000 from an unrelated third party purchaser at a cost of funds at commercial paper rates plus a charge for administrative and credit support services. As of December 31, 1995, the Company had received approximately $59,300 under the Receivables Financing, the proceeds of which were used to reduce amounts outstanding under the Senior Credit Agreement. Prior to the Company's obtaining waivers in the first quarter of 1996 related to the Company's non-compliance with certain Senior Credit Agreement covenants, such non-compliance could have prevented further use by the Company of the Receivables Financing and certain interest rate swap and cap agreements entered into by the Company with respect to borrowings under the Senior Credit Agreement.

Net interest expense includes finance charge income of $3,800, $2,000 and $1,400 in 1995, 1994 and 1993, respectively. Finance charge income represents payments from customers for past due balances on their accounts. Cash payments for interest during 1995, 1994 and 1993 were $28,955, $9,831 and $2,341, respectively.

Maturities of long-term debt for the five years subsequent to 1995 are:
1996 -- $4,055; 1997 -- $10,008; 1998 -- $0; 1999 -- $313,300; and 2000 -- $0.

(8) Retirement Plans

Pension and Retirement Plan

The Company has a noncontributory pension plan covering substantially all employees. Employees become participants in the plan after one year of service and attainment of age 21. Pension benefits are based on years of service and average compensation. The amount funded for this plan is not less than the minimum required under federal law nor more than the amount deductible for federal income tax purposes. Plan assets consist primarily of equity securities, including 34 shares as of December 31, 1995 of the Company's common stock, and U.S. Government securities.

The Company also has a noncontributory, unfunded retirement plan for certain officers and other key employees. Benefits are based on a percentage of the employees' compensation. The Company maintains life insurance policies on plan participants to act as a financing source for the plan.

                      Owens & Minor, Inc. and Subsidiaries

The following table sets forth the plans' financial status and the amounts recognized in the Company's Consolidated Balance Sheets:

                                                                                                   December 31,
                                                                                        Pension Plan         Retirement Plan
                                                                                      1995        1994       1995       1994
Actuarial present value of benefit obligations:
  Accumulated benefit obligations
    Vested                                                                          $(15,092)   $(12,302)   $(1,256)   $(1,195)
    Non-vested                                                                        (1,580)       (939)    (1,384)    (1,018)
Total accumulated benefit obligations                                                (16,672)    (13,241)    (2,640)    (2,213)
Additional amounts related to projected salary increases                              (2,298)     (1,446)    (1,937)    (1,366)
Projected benefit obligations for service rendered to date                           (18,970)    (14,687)    (4,577)    (3,579)
Plan assets at fair market value                                                      14,741      12,696         --         --
Plan assets under projected benefit obligations                                       (4,229)     (1,991)    (4,577)    (3,579)
Unrecognized net loss from past experience                                             1,793       1,058      1,702      1,108
Unrecognized prior service cost (benefit)                                                334         407        (20)       (22)
Unrecognized net (asset) obligation being recognized over 11 and 17 years,
  respectively                                                                          (107)       (214)       287        328
Adjustment required to recognize minimum liability under SFAS 87                          --          --        (31)       (49)
Accrued pension liability                                                           $ (2,209)   $   (740)   $(2,639)   $(2,214)

The components of net periodic pension cost for both plans are as follows:


                                                                                                    Year Ended December 31,
                                                                                                  1995       1994       1993
Service cost-benefits earned during the year                                                     $ 1,865    $ 1,314    $ 1,146
Interest cost on projected benefit obligations                                                     1,425      1,232      1,056
Actual (return) loss on plan assets                                                               (2,521)       436     (1,450)
Net amortization and deferral                                                                      1,470     (1,462)       453
Net periodic pension cost                                                                        $ 2,239    $ 1,520    $ 1,205


The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations were assumed to be 7.5% and 5.5% for 1995, respectively, and 8.0% and 5.5% for 1994, respectively. The expected long-term rate of return on plan assets was 8.5% for both 1995 and 1994.

Other Retirement Benefits

Substantially all employees of the Company may become eligible for certain medical benefits if they remain employed until retirement age and fulfill other eligibility requirements specified by the plan. The plan is unfunded and is contributory with retiree contributions adjusted annually.

                      Owens & Minor, Inc. and Subsidiaries

The following table sets forth the plan's financial status and the amount recognized in the Company's Consolidated Balance Sheets:


                                                                                                               December 31,
                                                                                                             1995       1994
Accumulated postretirement benefit obligation:
Retirees                                                                                                    $  (329)   $  (246)
Fully eligible active plan participants                                                                        (837)      (590)
Other active plan participants                                                                                 (919)    (1,391)
Accumulated postretirement benefit obligation                                                                (2,085)    (2,227)
Unrecognized net (gain) loss from past experience                                                               (52)       262
Accrued postretirement benefit liability                                                                    $(2,137)   $(1,965)


The components of net periodic postretirement benefit cost are as follows:


                                                                                                         Year Ended December 31,
                                                                                                         1995     1994    1993
Service cost-benefits earned during the year                                                             $ 275    $206    $142
Interest cost on accumulated postretirement benefit obligation                                             152     160     122
Net amortization                                                                                          (120)      6      --
Net periodic postretirement benefit cost                                                                 $ 307    $372    $264


For measurement purposes, a 12.0% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for 1995; the rate was assumed to decrease gradually to 6.0 % for the year 2001 and remain at that level thereafter. The healthcare cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed healthcare cost trend rate by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $139 and the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost for the year then ended by $42. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5 % for 1995 and 8.0% for 1994.

The Company maintains a voluntary Savings and Protection Plan covering substantially all full-time employees who have completed six months of service and have attained age 18. The Company matches a certain percentage of each employee's contribution. The Company incurred approximately $1,100 and $700 in 1995 and 1994, respectively, of expenses related to this plan.

(9) Shareholders' Equity

On May 10, 1994, the Company issued 1,150 shares of Series B preferred stock as part of the Stuart acquisition. Each share of preferred stock has an annual dividend of $4.50, payable quarterly, has voting rights on items submitted to a vote of the holders of common stock, is convertible into approximately 6.1 shares of common stock at the shareholders' option and is redeemable by the Company after April 1997 at a price of $100.

                      Owens & Minor, Inc. and Subsidiaries

The changes in common stock, paid-in capital and retained earnings are shown as follows:

                                                                         Common
                                                                         Shares       Common     Paid-in    Retained
                                                                       Outstanding     Stock     Capital    Earnings    Total
Balance December 31, 1992                                                 19,596      $39,191    $ 8,007    $69,461    $116,659
Common stock issued for incentive plan                                        31           62        387         --         449
Proceeds from exercised stock options, including tax benefits
  realized of $495                                                           119          239      1,256         --       1,495
Net income                                                                    --           --         --     20,134      20,134
Common stock cash dividends ($.14 per share)                                  --           --         --     (4,222)     (4,222)
Acquisition related payout                                                    63          126        797         --         923
Pooling of interests with Lyons Physician Supply Co.                         476          951     (1,189)     1,743       1,505
Balance December 31, 1993                                                 20,285       40,569      9,258     87,116     136,943
Stock split (three-for-two)                                               10,203       20,407    (12,343)    (8,064)         --
Common stock issued for incentive plan                                        24           48        515         --         563
Proceeds from exercised stock options, including tax benefits
  realized of $761                                                           189          379      1,665         --       2,044
Net income                                                                    --           --         --      7,919       7,919
Common stock cash dividends ($.17 per share)                                  --           --         --     (5,221)     (5,221)
Preferred stock cash dividends ($4.50 per share)                              --           --         --     (3,309)     (3,309)
Acquisition related payout                                                    63          125      2,112         --       2,237
Balance December 31, 1994                                                 30,764       61,528      1,207     78,441     141,176
Common stock issued for incentive plan                                        34           68        416         --         484
Proceeds from exercised stock options, including tax benefits
  realized of $117                                                            64          128        521         --         649
Net loss                                                                      --           --         --    (11,308)    (11,308)
Common stock cash dividends ($.18 per share)                                  --           --         --     (5,555)     (5,555)
Preferred stock cash dividends ($4.50 per share)                              --           --         --     (5,175)     (5,175)
Balance December 31, 1995                                                 30,862      $61,724    $ 2,144    $56,403    $120,271

A 3-for-2 stock split was distributed on June 8, 1994 to shareholders of record as of May 24, 1994.

The Company has a shareholder rights agreement under which 8/27ths of a Right is attendant to each outstanding share of common stock of the Company. Each full Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Participating Cumulative Preferred Stock (the Series A Preferred Stock), at an exercise price of $75 (the Purchase Price). The Rights will become exercisable, if not earlier redeemed, only if a person or group acquires 20% or more of the outstanding shares of the common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 20% or more of such outstanding shares. Each holder of a Right, upon the occurrence of certain events, will become entitled to receive, upon exercise and payment of the Purchase Price, Series A Preferred Stock (or in certain circumstances, cash, property or other securities of the Company or a potential acquirer) having a value equal to twice the amount of the Purchase Price. The Rights will expire on April 30, 2004, if not earlier redeemed.

(10) Stock Option Plans

Under the terms of the Company's stock option plans, 3,168 shares of common stock have been reserved for future issuance at December 31, 1995. Options may be designated as either Incentive Stock Options (ISOs) or non-qualified stock options. Options granted under the plans have an exercise price equal to the fair market value of the stock on the date of grant and can be exercised up to ten years from date of grant. As of December 31, 1995, there were 1,745 non-qualified and no ISOs issued and outstanding under the plans.

                      Owens & Minor, Inc. and Subsidiaries

The changes in shares under outstanding options for each of the years in the three-year period ended December 31, 1995 are as follows. All share and grant price information is restated as stock splits occur.

                                                                           Shares   Grant Price
Year ended December 31, 1995
Outstanding at beginning of year                                           1,742    $ 3.55-16.50
Granted                                                                      221     12.50-13.56
Exercised                                                                    (64)     3.55- 9.33
Expired/cancelled                                                           (154)     8.33-16.50
Outstanding at end of year                                                 1,745    $ 5.59-16.50
Exercisable                                                                  978
Shares available for additional grants                                     1,423
Year ended December 31, 1994
Outstanding at beginning of year                                           1,031    $ 3.55- 9.83
Granted                                                                      953     14.92-16.50
Exercised                                                                   (227)     3.55- 9.83
Expired/cancelled                                                            (15)     8.33-15.42
Outstanding at end of year                                                 1,742    $ 3.55-16.50
Exercisable                                                                  545
Shares available for additional grants                                     1,605
Year ended December 31, 1993
Outstanding at beginning of year                                             855    $ 3.53- 9.33
Granted                                                                      425      8.59- 9.83
Exercised                                                                   (181)     3.53- 9.33
Expired/cancelled                                                            (68)     3.55- 9.33
Outstanding at end of year                                                 1,031    $ 3.55- 9.83
Exercisable                                                                  443
Shares available for additional grants                                     2,545

Stock Appreciation Rights (SARs) may be granted in conjunction with any option granted under the plans, and to the extent either is exercised, the other is cancelled. SARs are payable in cash, common stock or a combination of both, equal to the appreciation of the underlying shares from the date of grant to date of exercise, and may be exercised from one up to ten years from date of grant. As of December 31, 1995, there were no SARs issued and outstanding.

(11) Income Taxes

The Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as of January 1, 1993. The cumulative effect of this change in accounting for income taxes was a favorable adjustment of $706 and is reported separately in the Consolidated Statement of Operations for the year ended December 31, 1993.

                      Owens & Minor, Inc. and Subsidiaries

The income tax provision (benefit) for continuing operations consists of the following:


                                                                      Year Ended December 31,
                                                                     1995       1994       1993
Current tax provision (benefit)
  Federal                                                          $(13,009)   $ 6,663    $10,405
  State                                                                (172)     1,635      2,123
Total current provision (benefit)                                   (13,181)     8,298     12,528
Deferred tax provision (benefit)
  Federal                                                             7,731     (1,816)      (555)
  State                                                                 350       (404)       (73)
Total deferred provision (benefit)                                    8,081     (2,220)      (628)
Income tax provision (benefit)                                     $ (5,100)   $ 6,078    $11,900


A reconciliation of the federal statutory rate to the Company's effective income tax rate for continuing operations follows:


                                                                            Year Ended December 31,
                                                                            1995      1994    1993
Federal statutory rate                                                      (34.0%)   35.0%   35.0%
Increases (reductions) in the rate resulting from:
  State income taxes, net of federal income tax impact                       (3.3)     4.6     4.4
  Nondeductible goodwill amortization                                         9.5      2.8      .5
  Nontaxable income                                                          (4.5)      --      --
  Other, net                                                                  1.2      1.0     (.8)
Effective rate                                                              (31.1%)   43.4%   39.1%


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:


                                                                          Year Ended December 31,
                                                                           1995           1994
Deferred tax assets:
  Allowance for doubtful accounts                                         $ 2,794        $ 2,115
  Accrued liabilities not currently deductible                              6,802         10,912
  Employee benefit plans                                                    3,916          4,195
  Merchandise inventories                                                   1,836          1,190
  Nonrecurring restructuring expenses                                       1,898          5,011
  Property and equipment                                                      318             --
  Tax loss carryforward (net of valuation allowance of $650)                1,051             --
  Other                                                                       612          3,606
Total deferred tax assets                                                  19,227         27,029
Deferred tax liabilities:
  Property and equipment                                                       --             48
  Leased assets                                                                --            165
  Other                                                                     1,589          1,097
Total deferred tax liabilities                                              1,589          1,310
Net deferred tax asset (included in other current assets
  and other assets, net)                                                  $17,638        $25,719


As of December 31, 1994, the Company had not recognized a valuation allowance for its gross deferred tax asset. At December 31, 1995, management determined, based on the Company's carryback and carryforward availability and other factors, that it is appropriate to recognize a $650 valuation allowance for state net operating losses. At December 31, 1995, the Company had net operating losses for federal income tax purposes of $21,009, some of which are available to offset federal taxable income as reported for tax

                      Owens & Minor, Inc. and Subsidiaries
years 1994, 1993 and 1992, and the remainder of which will be available to offset federal taxable income for future tax years until such losses expire in 2010. Based on the level of historical taxable income and projections of future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of existing valuation allowances at December 31, 1995.

Cash payments for income taxes, including taxes on discontinued operations, for 1995, 1994 and 1993 were $6,058, $8,164 and $12,153, respectively.

(12) Commitments and Contingencies

The Company has a commitment through September 1998 to outsource the management and operation of its mainframe computer. This committment is cancellable at any time on 180 days prior notice and a minimum payment of $11,515. The Company also has entered into noncancelable agreements to lease certain office and warehouse facilities with remaining terms ranging from one to twelve years. Certain leases include renewal options, generally for five-year increments. At December 31, 1995, future minimum annual payments under noncancelable agreements with original terms in excess of one year are as follows:

                                                                                         Total
1996                                                                                    $15,909
1997                                                                                     14,381
1998                                                                                     13,287
1999                                                                                     10,520
2000                                                                                      7,655
Later years                                                                              19,388
Total minimum payments                                                                  $81,140

Minimum lease payments have not been reduced by minimum sublease rentals aggregating $1,817 due in the future under noncancelable subleases.

Rent expense for the years ended December 31, 1995, 1994 and 1993 was $26,991, $21,264 and $12,857, respectively.

The Company sold transportation equipment with a net book value of approximately $407 in a sale/leaseback transaction in 1994. The gain realized in the sale transaction totaling $1,328 has been deferred and is being credited to income as a rent expense adjustment over the lease terms.

The Company has limited concentrations of credit risk with respect to financial instruments. Temporary cash investments are placed with high credit quality institutions and concentrations within accounts and notes receivable are limited due to their geographic dispersion. No single customer accounted for 10% or more of the Company's net sales during 1995. Sales to member hospitals under contract with VHA Inc. totaled $1,180,000 or approximately 40% of the Company's net sales in 1995, $960,000 or approximately 40% of the Company's net sales in 1994 and $460,000 or approximately 33% of the Company's net sales in 1993. As members of a national healthcare network, VHA Inc. hospitals have incentive to purchase from their primary selected distributor; however, they operate independently and are free to negotiate directly with distributors and manufacturers.

                      Owens & Minor, Inc. and Subsidiaries

(13) Quarterly Financial Data (Unaudited)

The following table presents the summarized quarterly financial data for 1995 and 1994:


                                                                                        1995
Quarter (a)                                                           1st         2nd         3rd         4th
Net sales                                                           $747,095    $743,718    $739,021    $746,652
Gross margin                                                          72,908      70,501      59,366      65,043
Net income (loss)                                                      4,613       1,688      (8,601)     (9,008)
Net income (loss) per common share                                  $    .11    $    .01    $   (.32)   $   (.33)



                                                                                        1994
Quarter (a)                                                           1st       2nd (b)       3rd         4th
Net sales                                                           $390,794    $581,763    $693,004    $730,242
Gross margin                                                          39,126      56,809      66,234      70,175
Net income (loss)                                                      4,756      (5,125)      1,486       6,802
Net income (loss) per common share                                  $    .15    $   (.19)   $    .01    $    .18



(a) Results for all quarters in 1995 and the second, third and fourth quarters in 1994 include nonrecurring restructuring charges as follows:



                                                                                              1995
Quarter                                                                        1st       2nd       3rd       4th
Nonrecurring restructuring charges                                            $2,661    $4,114    $4,656    $5,303



                                                                                             1994
Quarter                                                                       1st        2nd       3rd       4th
Nonrecurring restructuring charges                                           $   --    $18,617    $9,037    $1,940



(b) Financial information for the second quarter of 1994 includes the results of operations of Stuart commencing May 1994.

                      Owens & Minor, Inc. and Subsidiaries

                          Consolidated Balance Sheets

                                  (Unaudited)

                                                                                                        March 31,    December 31,
                                                                                                         1996            1995
(In thousands, except per share data)
Assets
Current assets:
  Cash and cash equivalents                                                                            $    295      $    215
  Accounts and notes receivable, net                                                                    269,628       265,238
  Merchandise inventories                                                                               316,330       326,380
  Other current assets                                                                                   29,058        32,069
      Total current assets                                                                              615,311       623,902
Property and equipment, net                                                                              38,014        39,049
Excess of purchase price over net assets acquired, net                                                  170,775       171,911
Other assets, net                                                                                        24,301        22,941
  Total assets                                                                                         $848,401      $857,803

Liabilities and shareholders' equity
Current liabilities:
  Current maturities of long-term debt                                                                 $    722      $  4,055
  Accounts payable                                                                                      242,678       241,048
  Accrued payroll and related liabilities                                                                 6,637         5,534
  Other accrued liabilities                                                                              39,562        41,602
      Total current liabilities                                                                         289,599       292,239
Long-term debt                                                                                          313,206       323,308
Accrued pension and retirement plans                                                                      7,901         6,985
  Total liabilities                                                                                     610,706       622,532
Shareholders' equity:
  Preferred stock, par value $100 per share; authorized -- 10,000 shares
    Series A; Participating Cumulative Preferred Stock; none issued                                          --            --
    Series B; Cumulative Preferred Stock; 4.5%, convertible; issued -- 1,150 shares                     115,000       115,000
  Common stock, par value $2 per share; authorized -- 200,000 shares; issued -- 31,739 shares March
    31, 1996 and 30,862 December 31, 1995                                                                63,478        61,724
  Paid-in capital                                                                                         3,978         2,144
  Retained earnings                                                                                      55,239        56,403
  Total shareholders' equity                                                                            237,695       235,271
  Total liabilities and shareholders' equity                                                           $848,401      $857,803

          See accompanying notes to consolidated financial statements.

                      Owens & Minor, Inc. and Subsidiaries

                     Consolidated Statements of Operations

                                  (Unaudited)

                                                                                                          Three Months Ended
                                                                                                              March 31,
                                                                                                           1996            1995
(In thousands, except per share data)
Net sales                                                                                              $771,312      $747,095
Cost of goods sold                                                                                      697,133       674,187
Gross margin                                                                                             74,179        72,908
Selling, general and administrative expenses                                                             61,040        53,561
Depreciation and amortization                                                                             3,930         3,516
Interest expense, net                                                                                     5,800         5,391
Discount on accounts receivable securitization                                                              744            --
Nonrecurring restructuring expenses                                                                          --         2,661
  Total expenses                                                                                         71,514        65,129
Income before income taxes                                                                                2,665         7,779
Income tax provision                                                                                      1,146         3,166
Net income                                                                                                1,519         4,613
Dividends on preferred stock                                                                              1,294         1,294
Net income attributable to common stock                                                                $    225      $  3,319
Net income per common share                                                                            $   0.01      $   0.11
Cash dividends per common share                                                                        $  0.045      $  0.045
Weighted average common shares and common share equivalents                                              31,140        31,087

          See accompanying notes to consolidated financial statements.

                      Owens & Minor, Inc. and Subsidiaries

                     Consolidated Statements of Cash Flows

                                  (Unaudited)


                                                                                                           Three Months Ended
                                                                                                               March 31,
                                                                                                              1996        1995
(In thousands)
Operating Activities
Net income                                                                                                $  1,519    $  4,613
Adjustments to reconcile net income to cash provided by (used for) operating activities
  Depreciation and amortization                                                                              3,930       3,516
  Provision for losses on accounts and notes receivable                                                        279         121
  Provision for LIFO reserve                                                                                 2,748         962
  Other, net                                                                                                   566         559
  Change in operating assets and liabilities
    Accounts and notes receivable                                                                           (4,669)    (16,202)
    Merchandise inventories                                                                                  7,302     (30,868)
    Accounts payable                                                                                        (2,464)    (65,174)
    Net change in other current assets and current liabilities                                               2,423      (4,157)
    Other, net                                                                                                 985      (3,935)
Cash provided by (used for) operating activities                                                            12,619    (110,565)

Investing Activities
Additions to property and equipment                                                                         (1,249)     (2,363)
Additions to computer software                                                                              (2,483)     (2,034)
Proceeds from sale of property and equipment                                                                    27           4
Cash used for investing activities                                                                          (3,705)     (4,393)

Financing Activities
Additions to long-term debt                                                                                     --      74,696
Reductions of long-term debt                                                                               (10,362)        (59)
Other short-term financing, net                                                                              4,094      42,575
Cash dividends paid                                                                                         (2,683)     (2,680)
Exercise of stock options                                                                                      117         174
Cash provided by (used for) financing activities                                                            (8,834)    114,706
Net increase (decrease) in cash and cash equivalents                                                            80        (252)
Cash and cash equivalents at beginning of year                                                                 215         513
Cash and cash equivalents at end of period                                                                $    295    $    261


          See accompanying notes to consolidated financial statements.

                      Owens & Minor, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

(1) Accounting Policies


In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (which are comprised only of normal recurring accruals and the use of estimates) necessary to present fairly the consolidated financial position of Owens & Minor, Inc. and its wholly owned subsidiaries (the Company) as of March 31, 1996 and the results of operations and cash flows for the three months ended March 31, 1996 and 1995.


(2) Interim Results of Operations

The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

(3) Interim Gross Margin Reporting

In general, the Company uses estimated gross margin rates to determine the cost of goods sold during interim periods. To improve the accuracy of its estimated gross margins for interim reporting purposes, the Company takes physical inventories at selected distribution centers, and reported results of operations for the quarter reflect the results of such inventories, if materially different. Management will continue a program of interim physical inventories at selected distribution centers to the extent it deems appropriate to ensure the accuracy of interim reporting and to minimize year-end adjustments.

(4) Refinancing Plan

Concurrently with its offering of $150.0 million of senior subordinated notes (the Notes), the Company will enter into a $225.0 million Senior Credit Facility (the New Senior Credit Facility) and will use borrowings under the New Senior Credit Facility, together with the net proceeds from the offering of the Notes, to repay in full outstanding indebtedness under the Company's current $425.0 million Senior Credit Facility. Following the completion of the offering of the Notes, the Company's receivables financing facility will be increased to a maximum of $150.0 million, the proceeds of which will be used to reduce amounts outstanding under the New Senior Credit Facility.


To reduce the potential impact of increases in interest rates in the period before the issuance of the Notes, the Company entered into interest rate cap agreements, with an aggregate notional value of $150.0 million. Under the interest rate cap agreements, entered into from March 28, 1996 to May 3, 1996, the Company will receive from the bank counterparties on the determination dates amounts by which the interest rate of the United States Government 10-Year Treasury Note exceeds various rates ranging from 6.8% to 7.0%. The determination dates of the transactions are May 30, 1996 and May 31, 1996. The Company is exposed to certain losses in the event of nonperformance by the counterparties to these agreements. However, the Company's exposure is not material and nonperformance is not anticipated. During the second quarter of 1996, the Company anticipates entering into further transactions that will reduce the risk of interest rate increases for all of its financing facilities.

                           [OWENS & MINOR, INC. LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS


    1  Form of Underwriting Agreement among Owens & Minor, Inc., the Guarantors and the Underwriters*
  4.1  Form of Indenture among Owens & Minor, Inc., the Guarantors and Crestar Bank, as Trustee, relating to the Notes*
  4.2  Form of Senior Subordinated Note (included in Exhibit 4.1)*

    5  Opinion of Hunton & Williams (including consent)*

   11  The computation of earnings per share can be clearly determined from the consolidated financial statements of the Company contained in the Prospectus
   12  Computation of ratios of earnings to fixed charges*
 23.1  Consent of KPMG Peat Marwick LLP

 23.2  Consent of Hunton & Williams (included in Exhibit 5)*

   24  Powers of attorney*
   25  Statement of Eligibility and Qualification on Form T-1 of Crestar Bank, as the Trustee under the Trust
       Indenture Act of 1939*


*Previously filed

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on the 22nd day of May, 1996.


                                         OWENS & MINOR, INC.
                                              (Registrant)


                                         By: /s/      G. GILMER MINOR, III

                                                   G. GILMER MINOR, III
                                                  CHAIRMAN, PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER


Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on May 22, 1996.



                      SIGNATURES                                                TITLE

          /s/    G. GILMER MINOR, III        Chairman, President and Chief Executive Officer and
                                               Director (Principal Executive Officer)
                 G. GILMER MINOR, III

          /s/    GLENN J. DOZIER*            Senior Vice President, Finance, Chief Financial
                                               Officer (Principal Financial Officer)
                 GLENN J. DOZIER

          /s/    ANN GREER RECTOR*           Vice President, Controller
                                               (Principal Accounting Officer)
                 ANN GREER RECTOR

          /s/    JOSIAH BUNTING, III*        Director
                 JOSIAH BUNTING, III

          /s/    R. E. CABELL, JR.*          Director
                 R. E. CABELL, JR.

          /s/    JAMES B. FARINHOLT, JR.*    Director
                 JAMES B. FARINHOLT, JR.

                                             Director
                 WILLIAM F. FIFE

          /s/    CARL G. GREFENSTETTE*       Director
                 CARL G. GREFENSTETTE

          /s/    VERNARD W. HENLEY*          Director
                 VERNARD W. HENLEY

          /s/    E. MORGAN MASSEY*           Director
                 E. MORGAN MASSEY

          /s/    JAMES E. ROGERS*            Director
                 JAMES E. ROGERS

          /s/    JAMES E. UKROP*             Director
                 JAMES E. UKROP

          /s/    ANNE MARIE WHITTEMORE*      Director
                 ANNE MARIE WHITTEMORE

      *By /s/    G. GILMER MINOR, III
                 G. GILMER MINOR, III
                 ATTORNEY-IN-FACT

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on the 22nd day of May, 1996.


                                         OWENS & MINOR MEDICAL, INC.
                                              (Co-Registrant)

                                         By: /s/   G. GILMER MINOR, III
                                                   G. GILMER MINOR, III
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER


Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on May 22, 1996.


                                   SIGNATURES


                      SIGNATURES                                                TITLE

         /s/     G. GILMER MINOR, III                   President and Chief Executive Officer
                                                          and Director (Principal Executive Officer)
                 G. GILMER MINOR, III

         /s/     GLENN J. DOZIER*                       Senior Vice President, Finance,
                                                          Chief Financial Officer (Principal
                 GLENN J. DOZIER                          Financial and Accounting Officer)

         /s/     ROBERT E. ANDERSON, III*               Director
                 ROBERT E. ANDERSON, III

         /s/     HENRY A. BERLING*                      Director
                 HENRY A. BERLING

         /s/     DREW ST.J. CARNEAL*                    Director
                 DREW ST.J. CARNEAL

         /s/     CRAIG R. SMITH*                        Director
                 CRAIG R. SMITH

    *By /s/      G. GILMER MINOR, III
                 G. GILMER MINOR, III
                 ATTORNEY-IN-FACT

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on the 22nd day of May, 1996.


                                         NATIONAL MEDICAL SUPPLY CORPORATION
                                              (Co-Registrant)

                                         By: /s/   G. GILMER MINOR, III
                                                   G. GILMER MINOR, III
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER



Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on May 22, 1996.



                      SIGNATURES                                                TITLE

         /s/     G. GILMER MINOR, III                   President and Chief Executive Officer
                                                          and Director (Principal Executive Officer)
                 G. GILMER MINOR, III

         /s/     GLENN J. DOZIER*                       Senior Vice President and Chief
                                                          Financial Officer (Principal
                 GLENN J. DOZIER                          Financial and Accounting Officer)

         /s/     ROBERT E. ANDERSON, III*               Director
                 ROBERT E. ANDERSON, III

         /s/     HENRY A. BERLING*                      Director
                 HENRY A. BERLING

         /s/     DREW ST.J. CARNEAL*                    Director
                 DREW ST. J. CARNEAL

         /s/     CRAIG R. SMITH*                        Director
                 CRAIG R. SMITH

     *By /s/     G. GILMER MINOR, III
                 G. GILMER MINOR, III
                 ATTORNEY-IN-FACT

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on the 22nd day of May, 1996.


                                         OWENS & MINOR WEST, INC.
                                              (Co-Registrant)

                                         By: /s/   G. GILMER MINOR, III
                                                   G. GILMER MINOR, III
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER



Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on May 22, 1996.



                      SIGNATURE                                                 TITLE

         /s/    G. GILMER MINOR, III                    President and Chief Executive
                                                          Officer and Director (Principal
                G. GILMER MINOR, III                      Executive Officer)

         /s/    GLENN J. DOZIER*                        Senior Vice President and Chief
                                                          Financial Officer (Principal
                GLENN J. DOZIER                           Financial and Accounting Officer)

         /s/    ROBERT E. ANDERSON, III*                Director
                ROBERT E. ANDERSON, III

         /s/    HENRY A. BERLING*                       Director
                HENRY A. BERLING

         /s/    DREW ST.J. CARNEAL*                     Director
                DREW ST.J. CARNEAL

         /s/    CRAIG R. SMITH*                         Director
                CRAIG R. SMITH

     *By /s/    G. GILMER MINOR, III
                G. GILMER MINOR, III
                ATTORNEY-IN-FACT

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on the 22nd day of May, 1996.


                                         KOLEY'S MEDICAL SUPPLY, INC.
                                              (Co-Registrant)

                                         By: /s/   G. GILMER MINOR, III
                                                   G. GILMER MINOR, III
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER



Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on May 22, 1996.



                      SIGNATURE                                                 TITLE

         /s/     G. GILMER MINOR, III                   President and Chief Executive
                                                          Officer and Director (Principal
                 G. GILMER MINOR, III                     Executive Officer)

         /s/     GLENN J. DOZIER*                       Senior Vice President and Chief
                                                          Financial Officer (Principal
                 GLENN J. DOZIER                        Financial and Accounting Officer)

         /s/     ROBERT E. ANDERSON, III*               Director
                 ROBERT E. ANDERSON, III

         /s/     HENRY A. BERLING*                      Director
                 HENRY A. BERLING

         /s/     DREW ST. J. CARNEAL*                   Director
                 DREW ST. J. CARNEAL

          /s/    CRAIG R. SMITH*                        Director
                 CRAIG R. SMITH

     *By /s/     G. GILMER MINOR, III
                 G. GILMER MINOR, III
                 ATTORNEY-IN-FACT

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on the 22nd day of May, 1996.


                                         LYONS PHYSICIAN SUPPLY COMPANY
                                              (Co-Registrant)

                                         By: /s/   G. GILMER MINOR, III
                                                   G. GILMER MINOR, III
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER



Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on May 22, 1996.



                      SIGNATURE                                                 TITLE

         /s/     G. GILMER MINOR, III                   President and Chief Executive
                                                          Officer and Director (Principal
                 G. GILMER MINOR, III                     Executive Officer)

         /s/     GLENN J. DOZIER*                       Senior Vice President and Chief
                                                          Financial Officer (Principal
                 GLENN J. DOZIER                          Financial and Accounting Officer)

         /s/     ROBERT E. ANDERSON, III*               Director
                 ROBERT E. ANDERSON, III

         /s/     CRAIG R. SMITH*                        Director
                 CRAIG R. SMITH

     *By /s/     G. GILMER MINOR, III
                 G. GILMER MINOR, III
                 ATTORNEY-IN-FACT

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on the 22nd day of May, 1996.



                                         A. KUHLMAN & CO.

                                              (Co-Registrant)

                                         By: /s/   G. GILMER MINOR, III
                                                   G. GILMER MINOR, III
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER



Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on May 22, 1996.



                      SIGNATURE                                                 TITLE

         /s/     G. GILMER MINOR, III                   President and Chief Executive
                                                          Officer and Director (Principal
                 G. GILMER MINOR, III                     Executive Officer)

         /s/     GLENN J. DOZIER*                       Senior Vice President and Chief
                                                          Financial Officer (Principal
                 GLENN J. DOZIER                          Financial and Accounting Officer)

         /s/     ROBERT E. ANDERSON, III*               Director
                 ROBERT E. ANDERSON, III

         /s/     CRAIG R. SMITH*                        Director
                 CRAIG R. SMITH

     *By /s/     G. GILMER MINOR, III
                 G. GILMER MINOR, III
                 ATTORNEY-IN-FACT

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on the 22nd day of May, 1996.


                                         STUART MEDICAL, INC.
                                              (Co-Registrant)

                                         By: /s/  G. GILMER MINOR, III
                                                  G. GILMER MINOR, III
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER



Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on May 22, 1996.



                      SIGNATURE                                                 TITLE

         /s/     G. GILMER MINOR, III                   President and Chief Executive
                                                          Officer and Director (Principal
                 G. GILMER MINOR, III                     Executive Officer)

         /s/     GLENN J. DOZIER*                       Senior Vice President, Finance,
                                                          Chief Financial Officer (Principal
                 GLENN J. DOZIER                          Financial and Accounting Officer)

         /s/     ROBERT E. ANDERSON, III*               Director
                 ROBERT E. ANDERSON, III

         /s/     HENRY A. BERLING*                      Director
                 HENRY A. BERLING

         /s/     DREW ST. J. CARNEAL*                   Director
                 DREW ST.J. CARNEAL

         /s/     CRAIG R. SMITH*                        Director
                 CRAIG R. SMITH

     *By /s/     G. GILMER MINOR, III
                 G. GILMER MINOR, III
                 ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT NO.                                        DESCRIPTION                                         PAGE NO.

       1      Form of Underwriting Agreement among Owens & Minor, Inc., the Guarantors and the
              Underwriters*
     4.1      Form of Indenture among Owens & Minor, Inc., the Guarantors and Crestar Bank, as
              Trustee, relating to the Notes*
     4.2      Form of Senior Subordinated Note (included in Exhibit 4.1)*

       5      Opinion of Hunton & Williams (including consent)*

      11      The computation of earnings per share can be clearly determined from the consolidated financial statements of the Company contained in the Prospectus
      12      Computation of ratios of earnings to fixed charges*
    23.1      Consent of KPMG Peat Marwick LLP

    23.2      Consent of Hunton & Williams (included in Exhibit 5)*

      24      Powers of attorney*
      25      Statement of Eligibility and Qualification on Form T-1 of Crestar Bank, as the Trustee
              under the Trust Indenture Act of 1939*


*Previously filed